AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON February 24, 1997
                                            REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------

                          APPLIED MAGNETICS CORPORATION
             (Exact name of registrant as specified in its charter)
                                 --------------

DELAWARE                              367999                   95-1950506
(State or other                  (Primary Standard          (I.R.S. Employer
jurisdiction of                     Industrial               Identification
incorporation or                Classification Code               No.)
organization)                         Number)


                               75 ROBIN HILL ROAD
                          GOLETA, CALIFORNIA 93117-5400
                                 (805) 683-5353
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 --------------

                                CRAIG D. CRISMAN
                CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                          APPLIED MAGNETICS CORPORATION
                               75 ROBIN HILL ROAD
                          GOLETA, CALIFORNIA 93117-3108
                                 (805) 683-5353
     (Name and address, including zip code, and telephone number, including area code, of agent for service)
                                 --------------

                                    COPY TO:
                              JAMES J. SLABY, ESQ.
                               JON W. NEWBY, ESQ.
                     SHEPPARD, MULLIN, RICHTER & HAMPTON LLP
                        333 SOUTH HOPE STREET, 48TH FLOOR
                          LOS ANGELES, CALIFORNIA 90071
                                 (213) 620-1780
                                 --------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                                     --------------
         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                         CALCULATION OF REGISTRATION FEE
================================================================================
                                                      PROPOSED
TITLE OF EACH                         PROPOSED        MAXIMUM
 CLASS OF                             MAXIMUM        AGGREGATE      AMOUNT OF
SECURITIES TO     AMOUNT TO BE     OFFERING PRICE     OFFERING     REGISTRATION
BE REGISTERED    REGISTERED (1)      PER SHARE        PRICE(2)        FEE(2)
--------------------------------------------------------------------------------
Common Stock,
$.10 par value    33,356,984       Not applicable    $1,418,531,499    $429,858

   (1) Represents the number of shares of common stock, $.10 par value, of Applied Magnetics Corporation ("Applied Magnetics"), issuable at an exchange ratio of 0.679 upon consummation of the exchange offer for shares of common stock, $.0001 par value (the "Shares"), of Read-Rite Corporation ("Read-Rite") based upon the number of Shares outstanding on January 26, 1997 and the 2,009,000 options to purchase Shares outstanding under Read-Rite's stock option plans as of September 30, 1996 as reported in Read-Rite's Annual Report on Form 10-K for the Fiscal Year ended September 30, 1996 (the "Read-Rite 1996 10-K"). According to Read-Rite's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1996, as of January 26, 1997, there were issued and outstanding 47,117,632 Shares, and based on the foregoing and assuming that (i) no Shares have been issued since January 26, 1997 and (ii) no options for Shares have been issued other than those reported in the Read-Rite 1996 10-K, the number of Shares to be canceled in the exchange would be 49,038,092. However, the actual number of Shares will depend on the facts as they exist on the date of exchange.

   (2) Pursuant to Rules 457(f)(1), 457(f)(3) and 457(c) under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the registration fee was computed on the basis of the average of the high and low prices of the Shares as reported on the Nasdaq National Market on February 21, 1997. The fee is $429,858, calculated as 1/33 of one percent of the Proposed Maximum Aggregate Offering Price.

                                 --------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH
   DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT
   THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN
   ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE
   SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
   SECTION 8(a), MAY DETERMINE.
================================================================================

                              APPLIED MAGNETICS CORPORATION

                                  CROSS-REFERENCE SHEET
                        PURSUANT TO ITEM 501(b) OF REGULATION S-K


                                                 LOCATION IN
      FORM S-4 ITEM NUMBER AND HEADING           PROSPECTUS
      --------------------------------           -----------

         1. Forepart of
            Registration Statement
            and Outside Front
            Cover Page of                        Outside Front Cover
            Prospectus.......................    Page

         2. Inside Front and
            Outside Back Cover
            Pages of Prospectus..............    Table of Contents;
                                                 Available
                                                 Information;
                                                 Incorporation of
                                                 Certain Information
                                                 by Reference

         3. Risk Factors, Ratio of
            Earnings to Fixed
            Charges and Other
            Information......................    Prospectus Summary;
                                                 Certain Investment
                                                 Considerations

         4. Terms of the
            Transaction......................    Prospectus Summary;
                                                 Background of the
                                                 Offer; The Offer;
                                                 Description of
                                                 Applied Magnetics
                                                 Capital Stock;
                                                 Comparison of Rights
                                                 of Holders of Shares
                                                 and Applied Magnetics
                                                 Common Stock; Market
                                                 Prices

         5. Pro Forma Financial
            Information......................    Pro Forma
                                                 Consolidated
                                                 Financial Data

         6. Material Contacts with
            the Company Being
            Acquired.........................    Background of the
                                                 Offer; The Offer

         7. Additional Information
            Required for
            Reoffering by Persons
            and Parties Deemed to
            be Underwriters..................    *

         8. Interests of Named
            Experts and Counsel..............    *

         9. Disclosure of
            Commission Position on
            Indemnification for
            Securities Act
            Liabilities......................    *

        10. Information with
            Respect to S-3
            Registrants......................    Incorporation of
                                                 Certain Information
                                                 by Reference

        11. Incorporation of
            Certain Information by
            Reference........................    Incorporation of
                                                 Certain Information
                                                 by Reference;
                                                 Description of
                                                 Applied Magnetics
                                                 Capital Stock

        12. Information with
            Respect to S-2 or S-3
            Registrants......................    *

        13. Incorporation of
            Certain Information by
            Reference........................    *

        14. Information with
            Respect to Registrants
            Other Than S-2 or S-3
            Registrants......................    *

        15. Information with
            Respect to S-3
            Companies........................    Incorporation of
                                                 Certain Information
                                                 by Reference;
                                                 Background of the
                                                 Offer

        16. Information with
            Respect to S-2 or S-3
            Companies........................    *

        17. Information with
            Respect to Companies
            Other Than S-2 or S-3
            Companies........................    *

        18. Information if
            Proxies, Consents or
            Authorizations are to
            be Solicited.....................    *

        19. Information if
            Proxies, Consents or
            Authorizations are not
            to be Solicited or in
            an Exchange Offer................    Outside Front Cover
                                                 Page; Prospectus
                                                 Summary; The Offer;
                                                 Incorporation of
                                                 Certain Information
                                                 by Reference
   ----------
   *Indicates that Item is not applicable or answer is in the negative.

================================================================================
   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR
   MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS
   OF ANY SUCH STATE.
================================================================================

                 SUBJECT TO COMPLETION--DATED FEBRUARY 24, 1997

   PROSPECTUS

            OFFER TO EXCHANGE EACH OUTSTANDING SHARE OF COMMON STOCK

                                       OF

                              READ-RITE CORPORATION

                                       FOR

                        0.679 OF A SHARE OF COMMON STOCK

                                       OF

                          APPLIED MAGNETICS CORPORATION


   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 PM, EASTERN STANDARD TIME, ON _______________, 1997, UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION DATE"). SHARES WHICH ARE TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

         Applied Magnetics Corporation, a Delaware corporation ("Applied Magnetics"), hereby offers, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (collectively, the "Offer"), to exchange 0.679 of a share of common stock, $.10 par value per share, of Applied Magnetics ("Applied Magnetics Common Stock") (the "Offer Consideration") for each outstanding share of common stock, $.0001 par value per share (each a "Share" and collectively, the "Shares"), of Read-Rite Corporation, a Delaware corporation ("Read-Rite"), validly tendered on or prior to the Expiration Date and not properly withdrawn. On February 21, 1997, the last full trading day prior to the announcement of the Offer, the closing price of the Shares on the National Association of Securities Dealers Automated Quotation National Market ("Nasdaq National Market") was $28 3/16 per Share.
   Based on the closing price of Applied Magnetics Common Stock on the same date, the value of the Offer was $37.50 per Share, representing a 33% premium over the closing price of the Shares on such date. The dollar value of the Offer will change as the market price of Applied Magnetics Common Stock changes.

                                   -----------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRELIMINARY PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            The Dealer Manager for the Offer is:

                                     GLEACHER NATWEST INC.

         The date of this Preliminary Prospectus is February 24, 1997.

         APPLIED MAGNETICS' OBLIGATION TO EXCHANGE THE OFFER CONSIDERATION FOR SHARES PURSUANT TO THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OR, WHERE APPLICABLE, WAIVER OF THE FOLLOWING CONDITIONS:(I) APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF APPLIED MAGNETICS, AS AMENDED (THE "APPLIED MAGNETICS CERTIFICATE"), TO INCREASE THE NUMBER OF SHARES OF APPLIED MAGNETICS COMMON STOCK AUTHORIZED FOR ISSUANCE AND OF THE ISSUANCE OF SHARES OF APPLIED MAGNETICS COMMON STOCK IN CONNECTION WITH THE OFFER AND THE MERGER, BY THE HOLDERS OF A MAJORITY OF THE SHARES OF APPLIED MAGNETICS COMMON STOCK OUTSTANDING ON THE APPLICABLE RECORD DATE (THE "APPLIED MAGNETICS STOCKHOLDER CONSENT CONDITION"), (II) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE A NUMBER OF SHARES WHICH, TOGETHER WITH SHARES THEN OWNED BY APPLIED MAGNETICS AND ITS AFFILIATES, WILL CONSTITUTE AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS (AS THOUGH ALL OPTIONS OR OTHER SECURITIES CONVERTIBLE INTO OR EXERCISABLE OR EXCHANGEABLE FOR SHARES HAD BEEN SO CONVERTED, EXERCISED OR EXCHANGED) AS OF THE DATE THE SHARES ARE ACCEPTED FOR EXCHANGE BY APPLIED MAGNETICS PURSUANT TO THE OFFER (THE "MINIMUM TENDER CONDITION"), (III) THE APPROVAL OF THE ACQUISITION OF SHARES PURSUANT TO THE OFFER BY THE BOARD OF DIRECTORS OF READ-RITE ("THE READ-RITE BOARD") PURSUANT TO SECTION 203 OF THE DGCL OR APPLIED MAGNETICS BEING OTHERWISE SATISFIED IN ITS SOLE DISCRETION THAT THE PROVISIONS OF SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW (the "DGCL") RESTRICTING CERTAIN BUSINESS COMBINATIONS ARE INVALID OR NOT APPLICABLE TO THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND THE MERGER (THE "DGCL CONDITION") AND (IV) ALL REGULATORY APPROVALS REQUIRED TO CONSUMMATE THE OFFER HAVING BEEN OBTAINED AND REMAINING IN FULL FORCE AND EFFECT, ALL STATUTORY WAITING PERIODS IN RESPECT THEREOF HAVING EXPIRED AND NO SUCH APPROVAL CONTAINING ANY CONDITIONS OR RESTRICTIONS WHICH THE APPLIED MAGNETICS BOARD OF DIRECTORS (THE "APPLIED MAGNETICS BOARD") DETERMINES WILL OR COULD BE EXPECTED TO MATERIALLY IMPAIR THE STRATEGIC AND FINANCIAL BENEFITS EXPECTED TO RESULT FROM THE OFFER (THE "REGULATORY APPROVAL CONDITION"). THE MINIMUM TENDER CONDITION, THE APPLIED MAGNETICS STOCKHOLDER CONSENT CONDITION, THE DGCL CONDITION, THE REGULATORY APPROVAL CONDITION AND THE OTHER CONDITIONS SET FORTH UNDER THE CAPTION "THE OFFER--CONDITIONS OF THE OFFER" SHALL BE REFERRED TO COLLECTIVELY AS THE "OFFER CONDITIONS." CAPITALIZED TERMS USED BUT NOT DEFINED ABOVE ARE DEFINED HEREINAFTER.

         AS PART OF EACH EXCHANGE OF SHARES FOR APPLIED MAGNETICS COMMON STOCK MADE PURSUANT TO THE OFFER, AND SUBJECT TO THE SATISFACTION OF ALL THE CONDITIONS TO THE OFFER AND THE MERGER, APPLIED MAGNETICS AGREES, AND SHALL COVENANT SEVERALLY WITH AND FOR THE BENEFIT OF EACH AND EVERY HOLDER OF SHARES SO EXCHANGED, TO CAUSE THE MERGER TO OCCUR IN THE MANNER DESCRIBED IN THIS PRELIMINARY PROSPECTUS.

         THIS PRELIMINARY PROSPECTUS AND THE OFFER MADE HEREBY DO NOT CONSTITUTE A SOLICITATION OF ANY PROXIES OR CONSENTS. ANY SUCH SOLICITATIONS WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AS APPLICABLE.


                                ----------------

         Applied Magnetics is unable to predict the amount of time necessary, among other things, to obtain the stockholder, governmental and regulatory approvals and consents required to complete the Offer and the transactions contemplated herein. However, the time necessary to obtain such approvals and consents may extend beyond the Expiration Date, and Applied Magnetics reserves the right to extend the Offer from time to time in its sole discretion.

                                ----------------

                                    IMPORTANT

         Any holder of outstanding Shares ("Read-Rite Stockholder") desiring to tender all or any portion of his or her Shares should either
   (a) complete and sign the related Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal or such facsimile and any other required documents to IBJ Schroder Bank & Trust Company (the "Exchange Agent") and either deliver the certificates for such Shares to the Exchange Agent along with the Letter of Transmittal, deliver such Shares pursuant to the procedures for book-entry transfer set forth herein or comply with the guaranteed delivery procedures set forth below or (b) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Read-Rite Stockholder. A Read-Rite Stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee is urged to contact such broker, dealer, commercial bank, trust company or other nominee if he or she desires to tender such Shares.

         A Read-Rite Stockholder that desires to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis or who cannot deliver all required documents to the Exchange Agent prior to the Expiration Date, may tender such Shares by following the procedure for guaranteed delivery.

         Questions and requests for assistance may be directed to MacKenzie Partners, Inc. (the "Information Agent") or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Preliminary Prospectus. Requests for additional copies of this Preliminary Prospectus and the Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

                                TABLE OF CONTENTS
                                -----------------

                                                                           Page
                                                                           ----
AVAILABLE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
READ-RITE INFORMATION
PROSPECTUS SUMMARY
  Applied Magnetics
  Read-Rite
  Reasons for the Offer
  Background of the Offer
  Factors Concerning Forward-looking Information
  Certain Investment Considerations
  The Consent Solicitation
  The Offer
  The Merger
  Dissenters' Rights
  Certain Federal Income Tax Consequences
  Effect of the Offer on Market for Shares;
     Registration Under the Exchange Act
  Comparison of the Rights of Holders of Shares
     and Applied Magnetics Common Stock
  Description of Applied Magnetics Capital Stock
  Market Prices
  The Exchange Agent
  Request for Assistance and Additional Copies
  Applied Magnetics and Read-Rite Comparative Per Share Data
  Selected Financial Data
REASONS FOR THE OFFER
  Offer Premium
  Enhanced Business Opportunities
  Strengthened Shared Technical and Production Capabilities
  Potential Cost Savings and Benefits from Operational Synergies
BACKGROUND OF THE OFFER
THE CONSENT SOLICITATION
THE OFFER
GENERAL
  Timing of the Offer
  Extension, Termination and Amendment
  Exchange of Shares; Delivery of Applied Magnetics
     Common Stock
  Cash in Lieu of Fractional Shares of Applied Magnetics Common Stock Withdrawal Rights
  Procedure for Tendering
  Certain Federal Income Tax Consequences
  Effect of Offer on Market for Shares;
     Registration Under the Exchange Act
  Purpose of the Offer; The Merger
  DGCL Section 203
  Conditions of the Offer
  Relationships with Read-Rite
  Fees and Expenses
  Accounting Treatment

                                                                           Page
                                                                           ----
  Stock Exchange Listing
THE MERGER
DISSENTERS' RIGHTS
BUSINESS OF APPLIED MAGNETICS
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
DESCRIPTION OF APPLIED MAGNETICS CAPITAL STOCK
  Applied Magnetics Common Stock
  Applied Magnetics Preferred Stock
  Applied Magnetics Rights Plan
COMPARISON OF THE RIGHTS OF HOLDERS OF SHARES AND APPLIED MAGNETICS
COMMON
 STOCK
 Special Meetings of Stockholders
 Number of Directors
 Advance Notice of Stockholder Nomination of Directors
 Stockholder Proposal Procedures
 Voting Majority
 Indemnification
 Certain Voting Rights For Mergers
 Cumulative Voting
 Removal of Directors
 Stockholder Action by Written Consent
 Amendment of Bylaws
 Classification of Board of Directors
MARKET PRICES
VALIDITY OF APPLIED MAGNETICS COMMON STOCK
EXPERTS

                              AVAILABLE INFORMATION

         Applied Magnetics and Read-Rite are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Applied Magnetics and Read-Rite with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the public reference facilities in the Commission's Regional Offices at Seven World Trade Center,
   13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of information may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Because Applied Magnetics and Read-Rite each file certain documents electronically with the Commission, reports, proxy and information statements and other information regarding Applied Magnetics and Read-Rite may also be obtained from the Commission at the Commission's Web site, http://www.sec.gov. The Applied Magnetics Common Stock is listed and traded on the New York Stock Exchange ("NYSE"). The Shares are quoted on the Nasdaq National Market. Reports, proxy statements and other information filed by Applied Magnetics with the Commission may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Reports, proxy statements and other information filed by Read-Rite with the Commission may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street NW, Washington, D.C. 20006.

         This Preliminary Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4, as amended (the "Registration Statement"), covering the Applied Magnetics Common Stock offered hereby which has been filed with the Commission, certain portions of which have been omitted pursuant to the rules and regulations of the Commission, and to which portions reference is hereby made for further information with respect to Applied Magnetics and Read-Rite and the securities offered hereby. Statements contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copies of such documents filed as exhibits to the Registration Statement. Each such statement is qualified in its entirety by such reference.

         Not later than the date of commencement of the Offer, Applied Magnetics will file with the Commission a statement on Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act furnishing certain information with respect to the Offer. Such Schedule and any amendments thereto should be available for inspection and copying as set forth above (except that such Schedules and any amendments thereto will not be available at the regional offices of the Commission).

         Pursuant to Rule 409 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and Rule 12b-21 promulgated under the Exchange Act, Applied Magnetics plans to request that Read-Rite and its independent public accountants, Ernst & Young, LLP, provide to Applied Magnetics the information required for complete disclosure concerning the business, operations, financial condition and management of Read-Rite. Applied Magnetics will provide any and all information which it receives from Read-Rite or Ernst & Young, LLP prior to the expiration of the Offer and which Applied Magnetics deems material, reliable and appropriate in a subsequently prepared amendment or supplement hereto.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         THIS PRELIMINARY PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO CORPORATE SECRETARY, APPLIED MAGNETICS CORPORATION, 75 ROBIN HILL ROAD, GOLETA, CALIFORNIA 93117-3106. TELEPHONE REQUESTS MAY BE DIRECTED TO THE CORPORATE SECRETARY'S DEPARTMENT AT (805) 683-5353. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST FOR DOCUMENTS SHOULD BE SUBMITTED NOT LATER THAN FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE.

         The following documents filed with the Commission by Applied
   Magnetics (File No. 1-6635) are incorporated herein by reference:
   (a) Applied Magnetics' Quarterly Report on Form 10-Q for the quarterly period ended December 28, 1996 (the "Applied Magnetics 1997 Q1 Form 10-
   Q"); (b) Applied Magnetics' Annual Report on Form 10-K for the fiscal year ended September 28, 1996 (the "Applied Magnetics 1996 Form 10-K");
   (c) Applied Magnetics' Proxy Statement for the 1997 Annual Meeting of Stockholders, dated January 6, 1997 (the "1997 Applied Magnetics Annual Meeting Proxy Statement"); (d) Applied Magnetics' Current Report on Form 8-K, dated February 24, 1997; (e) Applied Magnetics' Preliminary Consent Statement on Schedule 14A, dated February 24, 1997, to Read-Rite Stockholders (the "Applied Magnetics Schedule 14A"); and (f) the description of the Applied Magnetics Corporation Rights contained in the Applied Magnetics' Registration Statement on Form 8-A dated October 21, 1988, and any amendment or report updating such description filed on or after the date of this Preliminary Prospectus.

         The following documents filed with the Commission by Read-Rite (File No. 0-19512) are incorporated herein by reference: (a) Read-Rite's Quarterly Report on Form 10-Q for the quarterly period ended
   December 31, 1996 (the "Read-Rite 1997 Q1 Form 10-Q"); (b) Read-Rite's Annual Report on Form 10-K for the fiscal year ended September 30, 1996 (the "Read-Rite 1996 Form 10-K"); and (c) Read-Rite's Proxy Statement for the 1997 Annual Meeting of Stockholders dated January 15, 1997 (the "1997 Read-Rite Annual Meeting Proxy Statement").

         All documents filed by either Applied Magnetics or Read-Rite pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date the Offer is terminated or the Shares are accepted for exchange shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

                              READ-RITE INFORMATION

         While Applied Magnetics has included information concerning Read-Rite insofar as it is known or reasonably available to Applied Magnetics, Read-Rite is not affiliated with Applied Magnetics and Read-Rite has not to date permitted access by Applied Magnetics to Read-Rite's books and records. Therefore, information concerning Read-Rite which has not been made public is not available to Applied Magnetics. Although Applied Magnetics has no knowledge that would indicate that statements relating to Read-Rite contained or incorporated by reference in this Preliminary Prospectus in reliance upon publicly available information are inaccurate or incomplete, Applied Magnetics was not involved in the preparation of such information and statements and, for the foregoing reasons, is not in a position to verify any such information or statements.

                             - - - - - - - - - - - - - - - - -

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PRELIMINARY PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY APPLIED MAGNETICS OR GLEACHER NATWEST INC. (THE "DEALER MANAGER"). THIS PRELIMINARY PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, READ-RITE STOCKHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. HOWEVER, APPLIED MAGNETICS MAY, IN ITS SOLE DISCRETION, TAKE SUCH ACTION AS IT MAY DEEM NECESSARY TO MAKE THE OFFER IN ANY SUCH JURISDICTION AND EXTEND THE OFFER TO READ-RITE STOCKHOLDERS IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PRELIMINARY PROSPECTUS NOR ANY EXCHANGE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF APPLIED MAGNETICS OR READ-RITE SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED OR THE DATE HEREOF.

         IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF APPLIED MAGNETICS BY THE DEALER MANAGER, OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                               PROSPECTUS SUMMARY

         The information below is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Preliminary Prospectus, including the documents incorporated in this Preliminary Prospectus by reference. Read-Rite Stockholders are urged to read this Preliminary Prospectus and the Schedules hereto, and the documents incorporated herein by reference, in their entirety. As used in this Preliminary Prospectus, the terms "Applied Magnetics" and "Read-Rite" refer to such entity and, unless the context otherwise requires, its subsidiaries.

   APPLIED MAGNETICS

         Applied Magnetics is one of the world's leading independent manufacturers of advanced magnetic recording heads for hard disk drives. Applied Magnetics manufactures advanced inductive thin film and magnetoresistive ("MR") disk head products, primarily for supply to manufacturers of 3.5-inch hard disk drives. Applied Magnetics' products compete on the basis of price, performance and availability. Applied Magnetics' products are used in disk drives manufactured by, among others, Maxtor Corporation ("Maxtor"), Micropolis Corporation ("Micropolis"), NEC Electronics, Inc. ("NEC"), Quantum Corporation ("Quantum"), and Western Digital Corporation ("Western Digital"). See "Business of Applied Magnetics."

         Applied Magnetics' product line is currently centered around thin film disk heads, the largest segment of the recording head industry. Thin film heads permit increased storage capacity per disk and provide high transfer rates at a lower cost than MR heads. Applied Magnetics continues to expand its thin film production capacity and further develop its thin film technology. Applied Magnetics is also committing engineering and production resources to further its MR disk head capability, which it believes to be the next generation of recording head technology. MR disk heads offer still greater recording densities and other performance advantages demanded by the disk drive market.

         In an effort to capitalize on market demand and to add to its revenue, Applied Magnetics intends to increase its thin film and MR disk head capacity. To achieve this goal, during fiscal 1997 Applied Magnetics currently plans approximately $135 million in capital expenditures, including equipment to be obtained through operating leases, to increase overall production capacity and continue to improve thin film and MR production processes. Capital expenditures for the three months ended December 28, 1996 were $17.7 million. In addition, the Company leased $4.1 million of production equipment through operating leases.

         Applied Magnetics' manufacturing and assembly operations are located in California, Ireland, South Korea, Malaysia, the Philippines and the People's Republic of China (the "PRC"). Applied Magnetics' principal place of business is located at 75 Robin Hill Road, Goleta, California 93117-5400; its telephone number at that location is

   (805) 683-5353. Applied Magnetics was incorporated in California in 1957 and reincorporated in Delaware in 1987.

   READ-RITE

         The following information concerning Read-Rite is derived from the Read-Rite Fiscal Year 1996 annual report on Form 10-K:

         Read-Rite is also one of the world's leading independent manufacturers of advanced magnetic recording heads for hard disk drives. Read-Rite supplies magnetic recording heads as head gimbal assemblies ("HGAs"), and for certain of its customers incorporates multiple HGAs into headstack assemblies ("HSAs"). Read-Rite's products are sold primarily for use in 3.5-inch form factor hard disk drives.

         During fiscal 1996, Read-Rite supplied HGAs in volume for 35 different disk drive products to six customers, and supplied HSAs in volume for 26 different disk drive products to four customers. In fiscal 1996, Read-Rite sold on average approximately 25.8 million HGAs per quarter (including HGAs incorporated into HSAs), and approximately
   3.3 million HSAs per quarter.

         Read-Rite also produces thin film MR tape heads for use in quarter-inch cartridge ("QIC") tape drives in the 700 megabyte ("MB") to 4 gigabyte ("GB") range per cartridge. During fiscal 1996, Read-Rite supplied QIC tape heads in volume for six different products to three customers. Tape heads accounted for approximately 1% of the Read-Rite's net sales in fiscal 1996.

         Read-Rite's primary customers in fiscal 1996 were Western Digital, Quantum, and Maxtor, representing 43%, 29%, and 12%, respectively, of Read-Rite's net sales.

         Read-Rite's principal wafer manufacturing facilities are located at its headquarters in Milpitas, California, and in Fremont, California. Read-Rite SMI Corporation ("SMI"), Read-Rite's joint venture in Japan with Sumitomo Metal Industries, Ltd. ("Sumitomo"), operates a wafer manufacturing facility near Osaka, Japan, subcontracts head "slider" fabrication and HGA assembly to Read-Rite's Thailand subsidiary and to SMI's own Thailand subsidiary, Read-Rite SMI (Thailand) Co., Ltd., and sells finished HGAs primarily to Japanese customers. Read-Rite has its primary thin film slider fabrication and HGA assembly facilities in Bangkok, Thailand, and its primary thin film HSA assembly facilities in Penang, Malaysia and Manila, the Philippines. Read-Rite also has a sales and customer support office in Singapore, and a sales support office in Colorado. Read-Rite manufactures wafers for tape heads at its Milpitas facility. All tape head assembly is performed in the Philippines.

         In response to the continued shift in the marketplace to newer technology products and the fact that the product programs Read-Rite has been participating in using metal-in-gap ("MIG") technology reached end-of-life in the third quarter of fiscal 1996, Read-Rite discontinued its MIG products and related manufacturing activities. MIG programs accounted for $174 million, or 18%, of Read-Rite's sales for fiscal 1996.

         Read-Rite was incorporated in California in 1981 and reincorporated in Delaware in 1985. Read-Rite's executive offices are located at 345 Los Coches Street, Milpitas, California 95035; its telephone number at that location is (408) 262-6700.

   REASONS FOR THE OFFER

         Offer Premium. The purpose of the Offer is for Applied Magnetics to obtain control of Read-Rite. Applied Magnetics will, subject to satisfaction of the conditions to the Offer and the Merger set forth herein, cause Read-Rite to merge with and into Applied Magnetics which will be the surviving corporation (the "Merger").

         Applied Magnetics believes that the Offer is in the best interests of the Read-Rite Stockholders because, among other things, the Offer Consideration represents a substantial premium to the per Share price prior to the public announcement of the Offer on February 24, 1997. The following table sets forth the closing price per share of Applied
   Magnetics Common Stock as reported on the NYSE Composite Tape on February 21, 1997, the Nasdaq National Market closing price per Read-Rite Share on February 21, 1997, the value of the Offer Consideration on such date and the premium of such Offer Consideration over such Share closing price.

       APPLIED
     MAGNETICS
       COMMON              READ-RITE                 OFFER
    STOCK PRICE*          SHARE PRICE*          CONSIDERATION**        PREMIUM
    ------------          ------------          ---------------        -------
       $55 1/4              $28 3/16                $37.50               33%


   * Based on the closing prices of Applied Magnetics Common Stock and the Shares on February 21, 1997, the last trading date prior to the public announcement of the Offer.

   ** Based upon the Offer to exchange each outstanding Share for 0.679 of a share of Applied Magnetics Common Stock.

         Enhanced Business Opportunities. In addition to the per Share price premium provided by the Offer, Applied Magnetics believes that the Read-Rite Stockholders will also benefit from the Offer as a result of becoming stockholders of Applied Magnetics. Applied Magnetics has carefully studied the potential benefits of the combination of the businesses of Applied Magnetics and Read-Rite and, as a result, believes that such a combination will provide a solid financial base to support continued growth in the merchant market disk head supply business.

         Strengthened Shared Technical and Production Capabilities. The combined entity would acquire enhanced production and developmental capability in an expanding market for HDD recording heads. It would acquire the combined production capacity of approximately 40 million HGAs per quarter and revenue of greater than $1.8 billion per year. While the combination of Applied Magnetics and Read-Rite would extend the potential of inductive thin film technology, it would also position it as a viable competitor in the rapidly expanding product cycle for MR head technology. Industry production in this segment has grown from
   72.9 million units during the calendar fourth quarter 1996 to a projected 148.8 million units for the calendar fourth quarter of 1997. The combined technical expertise and production capacity of Applied Magnetics and Read-Rite would represent a more effective competitive response to the increased challenge presented by suppliers from Japan and domestically from IBM and others.

         Potential Cost Savings and Benefits from Operational Synergies. Applied Magnetics believes that the combination of Applied Magnetics' and Read-Rite's businesses following consummation of the Offer and the Merger would lead to annualized cash savings in excess of $100 million compared to that consolidated amount expected to be incurred by the two companies in the future if separately operated. Those cost savings are expected to result primarily through the elimination of redundancies in research and development ("R&D") and reduction in selling, general and administrative ("SG&A") expenses. After an initial transition period, the increase in operating income before tax (as compared, for each year, to the estimated operating income of the two combined companies without synergies), net of on-going integration costs, is expected to be approximately $23 million in Fiscal 1997, increasing to in excess of $100 million in Fiscal 1998. Transition period activities are expected to include facility and equipment rationalization and headcount reductions. However, because cost savings and increases in operating income estimates are based upon certain assumptions about the future, there can be no assurance that the cost savings and increases in operating income estimated by Applied Magnetics would be realized in such amounts and actual costs savings and increases in operating income may be more or less than those estimated.

         Reductions in SG&A expenses are based upon the combined company assessing its needs for overlapping functions such as information systems, sales and marketing, and finance, accounting and other administrative functions, particularly in overlapping markets and in corporate functions.

         After fiscal 1998, the improvements in operating income are expected to result primarily from manufacturing efficiencies and increased revenues.

         Expected income synergies do not include any normal business or other revenue growth, or the effect of future general economic conditions.

         Applied Magnetics believes, in particular, that combining and coordinating the R&D efforts of the two companies would result in improved time-to-market and higher predictability of successful new product introduction. In general, the combined company would have greater operational and capacity planning flexibility, reflecting the larger number of wafer, slider and assembly manufacturing sites. Multiple sites also would reduce the risks inherent in limited-site manufacturing.

         There would be many other advantages to the combination, including: greater efficiencies in purchasing materials and components and capital equipment, an expanded customer base, thereby reducing the risk of concentration, and a significantly enhanced portfolio of intellectual property, with nearly 100 United States patents, numerous pending patents and patent applications, and a number of foreign patents. The combination of Applied Magnetics and Read-Rite should result in the creation of a more efficient and lower-cost producer, leading to economic benefits for its customers while reinforcing the combined company's ability to make the on-going capital investment required to meet the technical demands of the combined company's customers.

         THE ESTIMATES SET FORTH HEREIN ARE BASED UPON A VARIETY OF ASSUMPTIONS RELATING TO THE BUSINESS OF APPLIED MAGNETICS AND READ-RITE WHICH MAY NOT BE REALIZED IN THE COMBINED COMPANY AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES. THE ESTIMATED SYNERGIES ARE SUBJECT TO MATERIAL RISKS AND UNCERTAINTIES BEYOND THE CONTROL OF APPLIED MAGNETICS AND READ-RITE. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ESTIMATED SYNERGIES WILL BE REALIZED, AND ACTUAL SYNERGIES, IF ANY, MAY VARY MATERIALLY FROM THOSE SHOWN. THE INCLUSION OF SUCH ESTIMATES HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT APPLIED MAGNETICS, READ-RITE OR ANY OTHER PERSON CONSIDERS THEM AN ACCURATE PREDICTION OF FUTURE EVENTS. NONE OF APPLIED MAGNETICS, READ-RITE OR ANY OTHER PERSON INTENDS PUBLICLY TO UPDATE OR OTHERWISE PUBLICLY REVISE THE ESTIMATED SYNERGIES SET FORTH ABOVE EVEN IF EXPERIENCE OR FUTURE CHANGES MAKE IT CLEAR THAT SUCH SYNERGIES WILL NOT BE REALIZED.

         THE INDEPENDENT ACCOUNTANTS FOR APPLIED MAGNETICS AND READ-RITE HAVE NOT EXAMINED OR COMPILED THESE ESTIMATES AND ACCORDINGLY DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE ON THEM.

         THE ESTIMATED SYNERGIES SET FORTH ABOVE CONSTITUTE FORWARD LOOKING INFORMATION. FOR A DISCUSSION OF FACTORS REGARDING SUCH FORWARD LOOKING INFORMATION, SEE "--FACTORS CONCERNING FORWARD LOOKING INFORMATION."

   FACTORS CONCERNING FORWARD-LOOKING INFORMATION

         The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves without fear of litigation so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the statement. Accordingly, Applied Magnetics hereby identifies the following important factors which would cause Applied Magnetics' actual results to differ materially from any such results which might be projected, forecasted, estimated or budgeted by

   Applied Magnetics in forward-looking statements, including, but not limited to, among other things, the estimated synergies:

      ...(i) Inability to continue to build greater performance into smaller products;

      ..(ii) Heightened competition, including specifically the intensification of price competition driven by Japanese suppliers, the entry of new competitors and the development of new products by new and existing competitors;

      .(iii) Failure to obtain new customers, retain existing customers or reductions in demand by existing customers, including inability to continue to qualify for disk drive manufacturers' programs;

      ..(iv)      Adverse state and federal legislation and regulation;

      ...(v)      Adverse publicity and news coverage;

      ..(vi)      Inability to carry out marketing and sales plans;

      .(vii)      Loss or retirement of key executives or key employees;

      (viii)      Adverse results in significant litigation matters; and

      ..(ix) Changes in interest rates causing an increase in interest expense.

         In addition to the foregoing, the ability of Applied Magnetics to realize the increases in operating income referred to in "-- Potential Cost Savings and Benefits from Operational Synergies" is also subject to the following additional uncertainties, among others:

         (i) The ability to integrate the Applied Magnetics and Read-Rite management and R&D and operations functions on a timely basis; and

         (ii) The ability to eliminate duplicative functions while maintaining acceptable performance levels.

         Many of the foregoing factors discussed have been discussed in prior filings of Applied Magnetics and Read-Rite with the Commission. The foregoing review of factors pursuant to the Private Litigation Securities Reform Act of 1995 should not be construed as exhaustive.

   CERTAIN INVESTMENT CONSIDERATIONS

      Sumitomo Option. Pursuant to the Joint Venture Agreement dated as of June 14, 1991 between Read-Rite and Sumitomo (the "Joint Venture Agreement"), each of Read-Rite and Sumitomo were granted an option to purchase any or all SMI shares owned by the other upon the occurrence of certain major corporate transactions. Specifically, in the event of a merger, reorganization or sale of Read-Rite's voting securities in a transaction or related series of transactions ("Transaction") pursuant to which the stockholders of Read-Rite immediately prior to such Transaction possess fifty percent (50%) or less of the voting power of the surviving entity immediately after the Transaction, Sumitomo is entitled for a period of one year from the effective date of such Transaction to purchase any or all SMI shares owned by Read-Rite (the "Sumitomo Option"). Upon consummation of the Offer and the Merger, Applied Magnetics, which will be the surviving entity after the Merger, believes that more than 50% of its voting power will be held by former Read-Rite Stockholders and hence, Sumitomo will not be entitled to exercise the Sumitomo Option as a result of the Offer and the Merger.

      In addition, upon consummation of the Offer and the Merger, Applied Magnetics will become bound by the terms of the Joint Venture Agreement and the ancillary agreements referred to therein.

      Read-Rite Litigation. As set forth in the Read-Rite 1996 Form 10-K and the Read-Rite 1997 Q1 Form 10-Q, several class action complaints have been filed against Read-Rite and certain of its officers and directors, including two complaints filed in the Superior Court of the State of California, Santa Clara County ("State Action Complaints"), and two complaints filed in the United States District Court, Northern District of California, San Jose Division ("Federal Action Complaints"). The State Action Complaints allege violations of certain California securities laws, fraud, unlawful, unfair or fraudulent business practices, and false and misleading advertising. The Federal Action Complaints allege violations of the Securities Exchange Act of 1934, including with respect to trades in Shares by certain executive officers of Read-Rite. Neither the successful consummation of the Offer nor the Merger will terminate such lawsuits, and Applied Magnetics is unable to determine the likelihood of an adverse resolution to such actions, or the materiality to the combined companies thereof.

   BACKGROUND OF THE OFFER

         In early 1996, Mr. Charles G. Phillips, Managing Director of Gleacher NatWest Inc. ("Gleacher NatWest"), financial advisor to the Company, contacted Mr. H. Vaughan Blaxter, III, Vice President, General Counsel, Secretary and director of the Hillman Co., a Read-Rite Stockholder, and a member of the Read-Rite Board, in an effort to arrange an introduction to Mr. Cyril J. Yansouni, Chairman and Chief Executive Officer of Read-Rite, for the purpose of discussing a possible business combination between Applied Magnetics and Read-Rite.

         Mr. Blaxter agreed to arrange such a meeting and Mr. Phillips met with Mr. Yansouni at Read-Rite's offices for the purpose of discussing, in general terms, a possible business combination between Applied Magnetics and Read-Rite. Shortly thereafter, Mr. Phillips contacted Mr. Yansouni to arrange for a meeting between Mr. Yansouni and Mr. Craig D. Crisman, the Chief Executive Officer of Applied Magnetics.

         In May 1996, a meeting was held in Palo Alto, California, attended by Mr. Yansouni and Mr. Fred Schwettmann, President and Chief Operating

   Officer of Read-Rite, Mr. Crisman and Mr. Phillips to discuss, among other subjects, the possibility of a business combination between Applied Magnetics and Read-Rite, including the feasibility of such a combination and various issues related thereto. Following this meeting, Mr. Phillips made several attempts to reach Mr. Yansouni to follow up on matters discussed at the May 1996 meeting. Mr. Phillips concluded that, in light of Mr. Yansouni's failure to return his calls, Read-Rite did not wish to pursue the possible combination.

         In September 1996, Mr. Phillips was able to reach Mr. Yansouni by telephone and sought to determine his interest at that time in a business combination transaction. Mr. Yansouni indicated that, while he had continued to think about the possibility of the combination of Read-Rite and Applied Magnetics, he would prefer to postpone further consideration of the matter until January 1997.

         On January 23, 1997, Mr. Phillips again met with Mr. Yansouni.
   Mr. Phillips reviewed the benefits of a merger between Read-Rite and Applied Magnetics for their respective stockholders and customers and suggested that Mr. Yansouni contact Mr. Crisman to discuss the matter further. On the afternoon of January 23, 1997, Mr. Yansouni did contact Mr. Crisman by telephone and indicated a willingness to meet with Mr. Crisman on February 16, 1997, following Mr. Yansouni's return from an extended trip to Europe for the purpose of discussing a possible business combination.

         On February 16, 1997, Mr. Yansouni and Mr. Crisman met to discuss the possibility of a business combination between Read-Rite and Applied Magnetics. At the meeting, Mr. Crisman pointed out, among other things, that such a combination between the two companies would enhance stockholder value, that substantial cost savings could be achieved as a result of the business combination and that the combined company would be better positioned to meet increasing competition from foreign and domestic manufacturers. Mr. Crisman also discussed pro forma financial statements reflecting the results of combining the two companies, and the substantial benefits that could be achieved through such a
   combination.   Mr. Yansouni inquired as to certain manufacturing
   considerations and expressed concern that Read-Rite's stock was undervalued and that Read-Rite's stock price did not take into consideration projected future results of the Company. He stated that given such undervaluation of Read-Rite's stock, a business combination would be difficult to achieve. After discussion, Mr. Yansouni and Mr. Crisman agreed to meet again on February 21, 1997 to further discuss the matter.

         At their meeting on February 21, 1997, Mr. Crisman reiterated the benefits of the proposed business combination and proposed alternative approaches to the proposed business combination. Mr. Yansouni concluded, however, that on the basis of his projections and Read-Rite's under valued stock it was not the right time to effect a merger of Read-Rite and Applied Magnetics.

         On February 24, 1997, Mr. Crisman delivered to Mr. Yansouni a letter proposing that Applied Magnetics acquire all of the outstanding

   Shares of Read-Rite common stock for $37.50 per Share in market value of Applied Magnetics Common Stock, a 33% premium to the closing price on February 21, 1997 of $28 3/16 per Share.

         On February 24, 1997, Applied Magnetics publicly announced its intention to commence the Offer to approve the Applied Magnetics Proposals and filed with the Commission its Consent Solicitation. See "The Consent Solicitation."

   THE CONSENT SOLICITATION

         As more fully set forth in the Applied Magnetics Schedule 14A, on _____________, 1997, Applied Magnetics commenced soliciting the written consent of the Read-Rite Stockholders to (i) remove all of the present members of the Read-Rite Board and any person or persons elected or designated by any such director to fill any vacancy or newly created directorship, pursuant to Section 141 of the DGCL and Section 3.15 of the Read-Rite Bylaws, (ii) the reduction of the number of seats on the Read-Rite Board to two, and (iii) the election of _____________ and ________________ (the "Applied Magnetics Nominees") the directors of Read-Rite (or, if either Applied Magnetics Nominee is unable to serve as a director of Read-Rite due to death, disability or otherwise, any other person designated as a Applied Magnetics Nominee by Applied Magnetics), and (iv) repeal each provision of the Read-Rite Bylaws and each amendment thereto adopted subsequent to December 20, 1996 and prior to the effectiveness of the Applied Magnetics Proposals set forth above, if any.

         Section 213(b) of the DGCL provides that if no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the books in which proceedings of meetings of the stockholders are recorded. No prior action is required by the Read-Rite Board with respect to the Applied Magnetics Proposals. Since the first written consent was delivered to Read-Rite on ________, 1997, the record date has been set as _____, 1997.

   THE OFFER

         General. Applied Magnetics hereby offers, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal, to exchange 0.679 of a share of Applied Magnetics Common Stock (i.e, the Offer Consideration), for each outstanding Share validly tendered on or prior to the Expiration Date and not properly withdrawn. The term "Expiration Date" shall mean 5:00 p.m., Eastern standard time on _____________, 1997, unless and until Applied Magnetics extends the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Applied Magnetics, shall expire. On

   February 21, 1997, the closing price of the Applied Magnetics Common Stock on the NYSE was $55 1/4. Based on such closing price, the value of the Offer Consideration is $37.50 per share, representing a 33% premium over the closing price of the Shares on the Nasdaq National Market on such date of $28 3/16. The value of the Offer will change as the market price of Applied Magnetics Common Stock changes.

         Conditions of the Offer. Applied Magnetics' obligation to exchange the Offer Consideration for Shares pursuant to the Offer is conditioned upon, among other things, the satisfaction or, where applicable, waiver of each of the Offer Conditions. Subject to the applicable rules and regulations of the Commission, Applied Magnetics expressly reserves the right, in its sole discretion, at any time or from time to time, to delay acceptance for exchange or, regardless of whether such Shares were theretofore accepted for exchange, exchange of any Shares pursuant to the Offer or to amend or terminate the Offer and not accept for exchange or exchange any Shares not theretofore accepted for exchange or exchanged, upon the failure of any of the conditions to the Offer to be satisfied. Applied Magnetics reserves the absolute right to waive any defect or irregularity in the tender of any securities and to waive any of the Offer Conditions (other than the Applied Magnetics Stockholder Consent Condition, the Regulatory Approval Condition and the condition related to the effectiveness of the Registration Statement). Although Applied Magnetics reserves the right to do so, Applied Magnetics does not currently intend to waive the Minimum Tender Condition or the DGCL Condition. See "The Offer--Conditions of the Offer--Minimum Tender Condition," "--Applied Magnetics Stockholder Consent Condition," "--DGCL Condition," "--Regulatory Approval Condition" and "--Certain Other Conditions of the Offer." Waiver or amendment of any of these conditions may require an extension of the Offer.

         As part of each exchange of shares for Applied Magnetics Common Stock made pursuant to the Offer, and subject to the satisfaction of all the conditions to the Offer and the Merger, Applied Magnetics agrees, and shall have covenanted severally with and for the benefit of each and every holder of shares so exchanged, to cause the Merger to occur in the manner described in this Preliminary Prospectus.

         Regulatory Approvals. The acquisition of Shares by Applied Magnetics pursuant to the Offer is subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR" Act), and the rules (the "Rules") that have been promulgated thereunder. Applied Magnetics has filed with the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") a Hart-Scott-Rodino Notification Form with respect to the Offer to acquire the Shares.

         Timing of the Offer. The Offer is currently scheduled to expire on __________________, 1997. However, it is Applied Magnetics' current intention to extend the Offer from time to time as necessary until all conditions to the Offer have been satisfied or waived. See "The Offer-- Extension, Termination and Amendment."

         Extension, Termination and Amendment. Applied Magnetics expressly reserves the right (but is not obligated), in its sole discretion, at any time or from time to time, and regardless of whether any of the events set forth in "The Offer--Conditions of the Offer" shall have occurred or shall have been determined by Applied Magnetics to have occurred, (a) to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Exchange Agent, which extension will be announced no later than 9:00 a.m., Eastern standard time, on the next business day after the previously scheduled Expiration Date, and (b) to amend the Offer in any respect (including, without limitation, by decreasing or increasing the Offer Consideration to holders of Shares and/or by increasing or decreasing the number of Shares being sought in the Offer) by giving oral or written notice of such amendment to the Exchange Agent. The rights reserved by Applied Magnetics in this paragraph are in addition to Applied Magnetics' right to terminate the Offer as described in "The Offer--Extension, Termination and Amendment." There can be no assurance that Applied Magnetics will exercise its right to extend the Offer. However, it is Applied Magnetics' current intention to extend the Offer until all Offer Conditions have been satisfied or waived. See "The Offer--Extension, Termination and Amendment." During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Read-Rite Stockholder to withdraw his or her Shares. See "The Offer--Withdrawal Rights."

         Exchange of Shares; Delivery of Applied Magnetics Common Stock. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Applied Magnetics will accept for exchange, and will exchange, Shares validly tendered and not properly withdrawn as promptly as practicable after the Expiration Date. See "The Offer-- Exchange of Shares; Delivery of Applied Magnetics Common Stock."

         Withdrawal Rights. Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for exchange and exchanged by Applied Magnetics for the Offer Consideration pursuant to the Offer, may also be withdrawn at any time after ______________, 1997. See "The Offer--Withdrawal Rights."

         Procedure for Tendering Shares. For a holder of Shares validly to tender Shares pursuant to the Offer, (i) a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof), together with any required signature guarantees, or an Agent's Message (as defined herein) in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the Exchange Agent at one of its addresses set forth on the back cover of this Preliminary Prospectus and either certificates for tendered Shares must be received by the Exchange Agent at such address or such Shares must be tendered pursuant to the procedures for book-entry transfer set forth under "The Offer--Procedure for Tendering" (and a confirmation of receipt of such tender received), in each case, prior to the Expiration

   Date, or (ii) such Read-Rite Stockholder must comply with the guaranteed delivery procedure set forth under "The Offer--Procedure for Tendering."

         THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT.
   IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD
   BE ALLOWED TO ENSURE TIMELY DELIVERY.

   THE MERGER

         The purpose of the Offer is to enable Applied Magnetics to acquire control of Read-Rite. Applied Magnetics will, subject to satisfaction of the conditions to the Offer and the Merger set forth herein, cause Read-Rite to merge with and into Applied Magnetics, which will be the surviving corporation. In the Merger, each then outstanding Share (other than Shares owned by Applied Magnetics or any of its affiliates, Shares held in the treasury of Read-Rite (if Read-Rite is so authorized) or by any subsidiary of Read-Rite and Shares owned by Read-Rite Stockholders who perfect dissenters' rights under Delaware law, to the extent such dissenters' rights are available) would be canceled in exchange for the right to receive the Offer Consideration. See "The Merger."

         The Applied Magnetics Nominees have stated their intention to take, subject to the fulfillment of the fiduciary duties they would have as directors of Read-Rite, all actions necessary and desirable to facilitate consummation of the Offer and the Merger including, among other things,(i) approving Applied Magnetics' acquisition of the Shares pursuant to the Offer under DGCL Section 203 and taking such other steps as they deem necessary in order that Section DGCL 203 is inapplicable to Applied Magnetics' acquisition of the Shares pursuant to the Offer and the Merger, and (ii) adopting and approving an agreement and plan of merger between Read-Rite and Applied Magnetics pursuant to which Read-Rite will merge with and into Applied Magnetics, which will be the surviving corporation of the Merger, and Read-Rite Stockholders (other than Applied Magnetics and Read-Rite and their respective affiliates, and Read-Rite Stockholders who perfect dissenters' rights under Delaware law, to the extent available) will receive the Offer Consideration in exchange for the cancellation of each Share (the "Merger Agreement").

         Pursuant to the DGCL, the Merger Agreement requires the approval of Read-Rite Stockholders in order to take effect. Under Section 251 of the DGCL, approval of the Merger Agreement will require the approval of the holders of a majority of Shares outstanding on the record date set for stockholder action on the Merger Agreement (including Shares owned by Applied Magnetics or its affiliates) at an annual or special meeting of the Read-Rite Stockholders or by written consent.

         If the Offer is consummated, Applied Magnetics will own a majority of the outstanding Shares. Accordingly, Applied Magnetics will at such time have sufficient voting power in Read-Rite to approve the Merger

   Agreement independently of the votes or consents of any other Read-Rite Stockholders. Applied Magnetics presently intends to vote, or execute written consents with respect to, any and all Shares then owned by Applied Magnetics to approve such proposals.

   DISSENTERS' RIGHTS

         Assuming that the Shares continue to be quoted on the Nasdaq National Market after the consummation of the Offer, Read-Rite Stockholders will not have dissenters' rights under Delaware law in connection with the Merger. In the event that, as a result of Applied Magnetics' purchase of Shares pursuant to the Offer, the Shares are no longer quoted on the Nasdaq National Market, the Read-Rite Stockholders will have dissenters' rights under Delaware law in connection with the Merger pursuant to Section 262 of the DGCL. Applied Magnetics presently contemplates that the Merger will be subject to certain conditions, including that, to the extent dissenters' rights are available, holders of not more than 5% of the outstanding Shares at the effective time of the Merger perfect dissenters' rights. See "Dissenters' Rights."

   CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         In the opinion of Sheppard, Mullin, Richter & Hampton LLP, counsel for Applied Magnetics, exchanges of Shares for Applied Magnetics Common Stock pursuant to the Offer and the Merger should be treated for federal income tax purposes as exchanges pursuant to a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Consequently, no gain or loss should be recognized by holders of Shares upon such exchanges, except as described below under "Tax Consequences to Holders of Shares if the Offer and the Merger Qualify as a Reorganization." This opinion is based on the view of Sheppard, Mullin, Richter & Hampton LLP that the Offer and the Merger should be treated as a single transaction for federal income tax purposes, and on certain assumptions, including that (a) the continuity of shareholder interest requirement applicable to corporate reorganizations (which requires a continuing equity interest in Applied Magnetics by holders owning a significant percentage of the Shares prior to the consummation of the Offer) will be satisfied, taking into account any holders that exercise dissenters' rights under the DGCL, if any; (b) after the Offer and Merger, Applied Magnetics will continue ReadRite's historic business or use a significant portion of Read-Rite's historic assets in a business; and (c) the Offer and Merger will be consummated as contemplated by this Preliminary Prospectus in all material respects.

         In rendering their opinion, Sheppard, Mullin, Richter & Hampton LLP have further assumed that (i) upon consummation of the Offer, there will be no significant contingencies preventing the prompt consummation of the Merger, (ii) upon consummation of the Offer, Applied Magnetics will not have waived any of the conditions relating to its obligation to consummate the Offer in a manner that could prevent a prompt consummation of the Merger, and
   (iii) the Merger will in fact be consummated promptly after the consummation of the Offer. A significant delay in the consummation of the Merger would substantially increase the risk that the Offer will not qualify as part of a reorganization within the meaning of Section 368(a) of the Code, and the absence of the Merger would mean that the Offer was not part of such a reorganization. The consequences of a failure to so qualify are discussed below under "Tax Consequences to Holders of Shares if the Offer Does Not Qualify as Part of a Reorganization."

         Assuming that the Merger qualifies as a reorganization under the Code, no gain or loss will be recognized by Read-Rite or Applied Magnetics as a result of the Offer and the Merger.

         If the Offer and the Merger together qualify as a reorganization within the meaning of Section 368(a) of the Code, no gain or loss will be recognized by a U.S. Holder (as defined under "The Offer--Certain Federal Income Tax Consequences"), except with respect to a U.S. Holder who receives cash in lieu of fractional shares of Applied Magnetics Common Stock.

         If the Merger is not consummated, or if the Merger is consummated but the Offer is treated as a separate transaction for federal income tax purposes, exchanges pursuant to the Offer will be taxable transactions for federal income tax purposes. If the Offer is a taxable transaction, then each U.S. Holder exchanging Shares for shares of Applied Magnetics Common Stock will recognize gain or loss for federal income tax purposes measured by the difference between such U.S. Holder's adjusted basis in the Shares exchanged and the sum of the fair market value of Applied Magnetics Common Stock received by such U.S. Holder and any cash received by such U.S. Holder in lieu of fractional shares of Applied Magnetics Common Stock.

         If the Offer is a taxable transaction, the Merger itself should be considered a reorganization within the meaning of Section 368(a)(1)(A) of the Code if the continuity of interest requirement is satisfied in the Merger. For advanced ruling purposes, guidelines published by the Internal Revenue Service would require that stockholders of Read-Rite receive in the Merger stock of Applied Magnetics having a value equal to at least 50% of all of the stock of Read-Rite outstanding prior to the Merger. In that event, a U.S. Holder receiving Applied Magnetics Common Stock in the
   Merger would be subject to the rules concerning reorganizations described above with respect to such Applied Magnetics Common Stock, but not with respect to any Applied Magnetics Common Stock received by such U.S. Holder pursuant to the Offer.

         All holders of Shares should carefully read the discussion under "The Offer--Certain Federal Income Tax Consequences" and are urged to consult with their own tax advisors.

   EFFECT OF OFFER ON MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT

         The exchange of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public.

         The Shares are quoted on the Nasdaq National Market. Depending upon the number of Shares acquired pursuant to the Offer, following consummation of the Offer, the Shares may no longer meet the requirements of the Nasdaq National Market for continued quotation and the Shares may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the Shares would be ineligible as collateral for margin loans made by brokers. See "The Offer--Effect of Offer on Market for Shares; Registration under the Exchange Act."

   COMPARISON OF THE RIGHTS OF HOLDERS OF SHARES AND APPLIED MAGNETICS COMMON STOCK

         As a result of the Offer, Read-Rite Stockholders will become stockholders of Applied Magnetics. Such holders will have certain rights as Applied Magnetics stockholders that are different from the rights they currently have in Read-Rite because of the differences between the Applied Magnetics Certificate and Applied Magnetics' bylaws (the "Applied Magnetics Bylaws"), on the one hand, and Read-Rite's Restated Certificate of Incorporation, as amended (the "Read-Rite Certificate"), and the Read-Rite Bylaws, on the other hand. For a comparison of the Certificate of Incorporation and bylaw provisions of Applied Magnetics and Read-Rite, see "Comparison of the Rights of Holders of Shares and Applied Magnetics Common Stock."

   DESCRIPTION OF APPLIED MAGNETICS CAPITAL STOCK

         The authorized capital stock of Applied Magnetics consists of 40,000,000 shares of Applied Magnetics Common Stock, $.10 par value and 5,000,000 shares of preferred stock, $.10 par value ("Applied Magnetics Preferred Stock"). As of February 20, 1997, there were 23,680,726 shares of Applied Magnetics Common Stock issued and outstanding. As of February 20, 1997, there were no shares of Applied Magnetics Preferred Stock outstanding. The Applied Magnetics Board has authority, without further action by the holders of Applied Magnetics Common Stock, to divide the Applied Magnetics Preferred Stock into series, to fix the number of shares comprising any series and to fix or alter the voting powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions, including dividend rights, dividend rates, conversion rights, rights and terms of redemption, rights upon dissolution or liquidation and sinking fund provisions, of any wholly unissued series of Applied Magnetics Preferred Stock.

         Holders of shares of Applied Magnetics Common Stock are entitled to one vote per share for each share held. Subject to the rights of holders of shares of outstanding Applied Magnetics Preferred Stock, if any, holders of shares of Applied Magnetics Common Stock have equal rights to participate in dividends when declared and, in the event of liquidation, in the net assets of Applied Magnetics available for distribution to stockholders.

         In October 1988, the Applied Magnetics Board declared a dividend of one Right for each outstanding share of Applied Magnetics Common Stock to stockholders of record on November 4, 1988 ("Applied Magnetics Right"). Each Applied Magnetics Right entitles the holder to buy the economic equivalent of one share of Applied Magnetics Common Stock in the form of one one-hundredth of a share of a newly created series of participating preferred stock of Applied Magnetics at an exercise price of $75.00 per share. The Applied Magnetics Rights are exercisable only if a person or group acquires 20% or more of the voting power of Applied Magnetics (an "Acquiring Person") or announces a tender or exchange offer which would result in a person or group becoming an Acquiring Person, in either case, without the prior consent of Applied Magnetics.

         In March 1996, Applied Magnetics completed the sale, in an offshore offering and in a concurrent private placement in the United States, of $115.0 million of its 7% Convertible Subordinated Debentures (the "Convertible Debentures") due in 2006. Of the $115.0 million debt, $22.0 million may be converted into shares of Applied Magnetics Common Stock, at any time after May 1, 1996, at a conversion price of $18.60 per share. The remaining $93.0 million of Convertible Debentures may be converted into shares of Applied Magnetics Common Stock, at the same price, at any time after March 22, 1997.

         For information relating to ownership of Applied Magnetics Common Stock by certain beneficial owners and directors and executive officers of Applied Magnetics, see the 1997 Applied Magnetics Annual Meeting Proxy Statement. For information relating to ownership of Shares by certain beneficial owners and directors and executive officers of ReadRite, see Schedule B. As of December 16, 1996, as a group, Applied Magnetics' directors, executive officers and their affiliates beneficially owned approximately 5.06% of the outstanding shares of Applied Magnetics Common Stock. According to the 1997 Read-Rite Annual Meeting Proxy Statement, Read-Rite's directors, executive officers and their affiliates own approximately 3.2% of the outstanding Shares.

         For additional information concerning the capital stock of Applied Magnetics, see "Description of Applied Magnetics Capital Stock."


   MARKET PRICES

         The Applied Magnetics Common Stock is listed and principally traded on the NYSE. The Shares are quoted and traded principally on the Nasdaq National Market. The following table sets forth the range of high and low sales prices as reported on the NYSE Composite Tape, with respect to Applied Magnetics Common Stock, and the Nasdaq National Market, with respect to the Shares.

                                   APPLIED MAGNETICS           READ-RITE
                                       PRICE RANGE            PRICE RANGE
                                       -----------            -----------
   QUARTER                        High        Low          High        Low
   -------                        ----        ---          ----        ---
   1994
   First Quarter................  $ 6 1/2     $ 5 1/8     $14 1/8     $ 8 3/4
   Second Quarter...............  $ 7 3/8     $ 5 1/8     $15 1/4     $11 5/8
   Third Quarter...............   $ 6 3/8     $ 4 1/4     $14 1/8     $11
   Fourth Quarter...............  $ 5 3/8     $ 4         $19 1/16    $11 7/8
   1995
   First Quarter................  $ 4 3/8     $ 2 1/4     $19 1/16    $15 1/2
   Second Quarter...............  $ 3 7/8     $ 2 1/2     $19 3/16    $14 7/8
   Third Quarter................  $ 7         $ 2 5/8     $29         $19
   Fourth Quarter...............  $18 3/8     $ 7 1/8     $48         $26 1/4
   1996
   First Quarter. ..............  $19         $12 1/8     $39 1/8     $21 3/4
   Second Quarter...............  $19 1/8     $13 3/4     $25 1/8     $16 3/4
   Third Quarter. ..............  $21 3/4     $ 9 1/2     $26 1/8     $12 15/16
   Fourth Quarter...............  $18 1/4     $ 8 1/4     $15 3/4     $ 9 7/8

   1997
   First Quarter................  $31 7/8     $17 3/8     $26 1/2     $15 1/8
   Second Quarter (through
     February 21, 1997).........  $60 1/2     $29 1/8     $33 5/8     $24

       On February 21, 1997, the last trading day before public announcement of the Offer, the closing sales price per share of Applied Magnetics Common Stock was $55 1/4 and the closing sales price of a Share was 28 3/16. Past price performance is not necessarily indicative of likely future price performance. Holders of Shares are urged to obtain current market quotations for shares of Applied Magnetics Common Stock.

   THE EXCHANGE AGENT

       IBJ Schroder Bank & Trust Company has been appointed Exchange Agent in connection with the Offer. The Letter of Transmittal (or facsimile copies thereof) and certificates for Shares should be sent by each tendering Read-Rite Stockholder or his or her broker, dealer, bank or nominee to the Exchange Agent at the addresses set forth on the back cover of this Preliminary Prospectus.

   REQUEST FOR ASSISTANCE AND ADDITIONAL COPIES

       Requests for information or assistance concerning the Offer may be directed to the Dealer Manager or the Information Agent at their respective addresses set forth on the back cover of this Preliminary Prospectus. Requests for additional copies of this Preliminary Prospectus and the Letter of Transmittal should be directed to the Information Agent.

   ACCOUNTING TREATMENT

       The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes under Accounting Principles Board Opinion No. 16. Under this method of accounting, the assets and liabilities of Applied Magnetics and Read-Rite will be carried forward to the combined company at their recorded amounts, income of the combined company on a consolidated basis will include income of Applied Magnetics and Read-Rite for the entire fiscal period in which the Merger occurs and the reported income of the separate companies for prior periods will be combined and restated as consolidated income of the combined company.

       The management of Applied Magnetics has determined that Applied Magnetics is an entity eligible to participate in a business combination accounted for as a pooling of interests. The management of Applied Magnetics believes that Read-Rite is also eligible to participate in a business combination accounted for as a pooling of interests based upon information regarding Read-Rite available in publicly filed documents.

       However, there may be factors and future Read-Rite actions which could preclude pooling of interests accounting. These factors and potential management actions are out of the control of Applied Magnetics and its management. If the proposed combination ultimately does not qualify for pooling of interests accounting, the proposed combination would be accounted for in accordance with the purchase method of accounting.

       Under the purchase method of accounting, a substantial amount of goodwill would be recognized. This would result in substantial amortization expense recorded in the financial statements of Applied Magnetics in the post acquisition periods.

   APPLIED MAGNETICS AND READ-RITE COMPARATIVE PER SHARE DATA

       The following table sets forth comparative per share data of Applied Magnetics and Read-Rite on both a historical and pro forma consolidated basis. This table should be read in conjunction with the historical financial statements and notes thereto contained in the Applied Magnetics Fiscal 1996 annual report on Form 10-K, the Read-Rite Fiscal 1996 annual report on Form 10-K, the Applied Magnetics first quarter 1997 quarterly report on Form 10-Q and the Read-Rite first quarter 1997 quarterly report on Form 10-Q, each of which is incorporated by reference herein, and in conjunction with the unaudited pro forma consolidated financial information appearing elsewhere in this Preliminary Prospectus. See "Applied Magnetics and Read-Rite Unaudited Pro Forma consolidated Financial Information."

       The Merger, pursuant to which Read-Rite will merge with and into Applied Magnetics, will be accounted for in accordance with the pooling of interests method of accounting. The pro forma information set forth below assumes the Merger occurred as of the beginning of the period presented. Accordingly, the historical results of Applied Magnetics and Read-Rite have been combined and adjusted to reflect the Merger for all periods presented. The pro forma information does not reflect the estimated cost savings or revenue enhancements that Applied Magnetics believes may result from the Merger. The pro forma per share data is not necessarily indicative of actual results had the Merger occurred on such dates or of future expected results.



                                                    Three months   Fiscal year
                                                       ended          ended
   APPLIED MAGNETICS CORPORATION COMMON STOCK       December 31,  September 30,
   NET INCOME (LOSS) PER COMMON SHARE:                1996(1)        1996(1)
                                                      -------        -------
    Historical - Primary                              $ 1.30        $ 1.35
    Historical - Fully-Diluted                          1.10          1.35
    Pro Forma Consolidated - Primary                    0.66         (0.19)
    Pro Forma Consolidated - Fully-Diluted              0.59         (0.19)
   BOOK VALUE PER COMMON SHARE (AT PERIOD END):
    Historical - Fully-Diluted                          5.79          4.72
    Pro forma Consolidated - Fully-Diluted(2)          10.10          9.08
   READ-RITE CORPORATION COMMON STOCK
   NET INCOME (LOSS) PER COMMON SHARE:
    Historical - Primary                                0.12         (0.92)
    Historical - Fully-Diluted                          0.12         (0.92)
   BOOK VALUE PER COMMON SHARE (AT PERIOD
   END):
    Historical - Primary                                9.80          9.70

   ----------
   (1) Applied Magnetics' fiscal year ended on September 28, 1996 and its fiscal 1997 first quarter ended on December 28, 1997.
   (2) Amount is calculated by dividing total pro forma common stockholders' equity by the sum of total outstanding shares of

          Applied Magnetics Common Stock plus new shares of Applied Magnetics Common Stock to be issued pursuant to the Offer and the Merger (based on the number of Shares outstanding at period end).

   SELECTED FINANCIAL DATA

          The summary below sets forth selected historical financial data and selected unaudited pro forma financial data. This financial data should be read in conjunction with the historical financial statements and notes thereto contained in the Applied Magnetics Fiscal 1996 annual report on Form 10-K, the Read-Rite Fiscal 1996 annual report on Form 10-K, the Applied Magnetics first quarter 1997 quarterly report on Form 10-Q and the Read-Rite first quarter 1997 quarterly report on Form 10-Q each of which is incorporated by reference herein, and in conjunction with the unaudited pro forma consolidated financial information and notes relating to each appearing elsewhere in this Preliminary Prospectus. See "Applied Magnetics and Read-Rite Unaudited Pro Forma Consolidated Financial Information."

          SELECTED HISTORICAL FINANCIAL DATA OF APPLIED MAGNETICS. The selected consolidated financial data of Applied Magnetics for each of five full fiscal years set forth below are derived from audited consolidated financial statements of Applied Magnetics. The selected consolidated financial data of Applied Magnetics for the first fiscal quarters ended December 28, 1996 and December 30, 1995 have been derived from unaudited consolidated financial statements which include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the consolidated results of operations and financial position of Applied Magnetics for such periods. The results of operations for any interim period are not necessarily indicative of results to be expected for future periods or for the full fiscal year. This summary should be read in conjunction with the financial statements and other financial information included in documents incorporated herein by reference.

                                                                Fiscal Year Ended,
                                             -------------------------------------------------------------
                     First         First
                    Quarter       Quarter
                     Ended         Ended     September   September    September   September     September
                  December 28,   December 30,   28,         30,          30,          30,          30,
                      1996          1995       1996        1995         1994         1993         1992
                      ----          ----       ----        ----         ----         ----         ----
                   (UNAUDITED)   (UNAUDITED)           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATIONS
Net sales           $ 121,627   $  94,709   $ 344,754   $ 292,600    $ 275,927    $ 335,898    $ 297,864
Income (loss)
from continuing
operations             31,872       9,028      32,218       1,748      (52,670)     (43,728)         315

Loss from discon-
tinued operations        --          --          --          --           --           --        (25,422)

Net income (loss)      31,872       9,028      32,218       1,748      (52,670)     (43,728)     (25,107)

Net income (loss)
per share:
Net income (loss)
from continuing
operations          $    1.30   $    0.38   $    1.35   $    0.08    $   (2.39)   $   (2.17)   $    0.02

Loss from discon-
tinued operations        --          --          --          --           --           --          (1.53)

Net income (loss)   $    1.30   $    0.38   $    1.35   $    0.08    $   (2.39)   $   (2.17)   $   (1.51)

Weighted average
common and common
equivalent shares
outstanding:           24,532      23,774      23,897      22,472       22,082       20,156       16,604

BALANCE SHEET
Total assets          399,186     262,913     359,450     246,817      220,556      278,516      263,319
Long-term
obligations           115,848       2,790     116,263       3,254          677       11,550       27,224

     SELECTED HISTORICAL FINANCIAL DATA OF READ-RITE. The selected consolidated financial data of Read-Rite for each of five full fiscal years set forth below are derived from audited consolidated financial statements of Read-Rite. The selected consolidated financial data of Read-Rite for the first fiscal quarters ended December 31, 1996 and 1995 have been derived from unaudited consolidated financial statements which include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the consolidated results of operations and financial position of Read-Rite for such periods. The results of operations for any interim period are not necessarily indicative of results to be expected for future periods or for the full fiscal year. This summary should be read in conjunction with the financial statements and other financial information included in documents incorporated herein by reference.

                    First        First
                   Quarter      Quarter
                    Ended        Ended                                 Fiscal Year Ended September 30,
                   December     December          ---------------------------------------------------------------------
                     31,          31,             1996(1)         1995            1994(2)    1993(3)          1992
                     ---          ---             -------      ----------        --------    -------          ----
                     1996          1995
                     ----          ----
OPERATIONS       (unaudited)    (unaudited)                        (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Net Sales      $    251,588   $    299,211   $    991,118    $  1,003,040   $    638,589   $    587,647   $    482,586
Net income
(loss)                5,787         42,571        (42,986)        123,565         19,694          6,283         56,193
Net income
(loss) per
share                  0.12           0.88           (.92)           2.60            .43            .14           1.48
Weighted
Average
Common &
Common
Equivalent
Shares
Outstanding      48,098,000     48,589,000     46,755,000      47,616,000     46,125,000     44,658,000     37,913,000
BALANCE
SHEET

Total assets   $    918,868   $    943,636   $    908,672    $    939,457   $    630,592   $    553,010   $    344,849

Long-term
obligations         170,129        135,837        172,037         137,406         52,414         52,065         28,717

   (1) Fiscal 1996 includes severance, relocation and other charges of approximately $11,200, research and development charges for the acquisition of planar technology of approximately $9,000, approximately $24,100 for the write-down of capital assets, approximately $7,000 associated with end-of-life inventory and approximately $700 in other charges, for a total of $52,000 for the year.
   (2)    Fiscal 1994 includes merger costs of $2,384.
   (3)    Fiscal 1993 includes a restructuring charge of $29,472.

   APPLIED MAGNETICS AND READ-RITE SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION. The following selected unaudited pro forma consolidated financial information combines the consolidated balance sheets and consolidated statements of operations of Applied Magnetics and Read-Rite as if the Merger had occurred for all periods presented. These statements are prepared on the basis of accounting for the Merger as a pooling of interests and are based on the assumptions set forth in the notes thereto. These statements do not reflect the estimated cost savings and revenue enhancements Applied Magnetics believes will result from the Merger. Therefore, the following information is not necessarily indicative of actual results that would have occurred had the Merger occurred on such dates or of expected future results. See "Applied Magnetics and Read-Rite Unaudited Pro Forma Consolidated Financial Information."

                              First Quarter Ended                     Fiscal Year Ended
                          ---------------------------   ----------------------------------------------
                          December 31,  December 31,    September 30,    September 30,   September 30,
                              1996          1995           1996             1995             1994
                             ------        ------         ------           ------           ------
PRO FORMA CONSOLIDATED            (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Net sales                 $    373,215   $    393,920   $  1,335,872    $  1,295,640   $    914,516
Gross profit                    82,411        106,916        196,905         303,956         87,123
Net income (loss)         $     37,659   $     51,599   $    (10,768)   $    125,313   $    (32,976)
Net income (loss) per
share                     $       0.66   $       0.91   $      (0.19)   $       2.29   $      (0.62)
Fully diluted
 income (loss) per
 share                    $       0.59   $       0.91   $      (0.19)   $       2.29   $      (0.62)
Weighted average common
and dilutive common
equivalent shares
outstanding                 63,519,842     56,864,943     54,749,124      50,481,620     49,214,104

PRO FORMA CONSOLIDATED
CONSOLIDATED BALANCE
 SHEET DATA:
Cash and equivalents      $    220,810   $    163,113   $    209,691    $    217,096   $     86,238
Total current assets           554,656        583,809        526,960         603,631        338,179
Total current
liabilities                    318,764        319,031        295,119         322,692        244,369
Total assets                 1,318,054      1,206,549      1,268,122       1,186,274        851,148
Long-term
 obligations                   285,977        138,627        288,300         140,660         53,091

                                   REASONS FOR THE OFFER

   OFFER PREMIUM

          Applied Magnetics believes that the Offer is in the best interests of the Read-Rite Stockholders because, among other things, the Offer Consideration represents a substantial premium to the per Share price prior to the public announcement of the Offer on February 24, 1997. The following table sets forth the closing price per share of Applied Magnetics
   Common Stock as reported on the NYSE Composite Tape on February 21, 1997, the Nasdaq National Market closing price per Read-Rite share on February 21, 1997, the value of the Offer Consideration on such date and the premium of such Offer Consideration over such Share closing price.

  APPLIED
  MAGNETICS                READ-RITE                   OFFER
 SHARE PRICE*             SHARE PRICE*            CONSIDERATION**       PREMIUM
 ------------             ------------            ---------------       -------
    $55 1/4                 $28 3/16                  $37.50               33%

   * Based on the closing prices of Applied Magnetics Common Stock and the Shares on February 21, 1997, the last trading day prior to the public announcement of the Offer.
   ** Based upon the Offer to exchange each outstanding Share for 0.679 of a share of Applied Magnetics Common Stock.

          The following chart sets forth a range of possible Applied Magnetics Common Stock prices and the corresponding (i) total dollar value of the Offer Consideration to be received per Share, and (ii) Share price premium over the closing Share price on the last trading day prior to the public announcement of the Offer. The Applied Magnetics Common Stock Prices set forth below are for illustrative purposes only and are not intended to be an exhaustive list of Applied Magnetics Common Stock Prices. There can be no assurance that the actual Applied Magnetics Common Stock Price will be in the range set forth below.


          APPLIED
         MAGNETICS
        COMMON STOCK                VALUE OF OFFER
           PRICE                    CONSIDERATION*             PREMIUM**
-------------------------      ----------------------    -------------------
            $60                         $40.74                   44.5%
          $59 1/2                       $40.40                   43.3%
            $59                         $40.06                   42.1%
          $58 1/2                       $39.72                   40.9%
            $58                         $39.38                   39.7%
          $57 1/2                       $39.04                   38.5%
            $57                         $38.70                   37.3%
          $56 1/2                       $38.36                   36.1%
            $56                         $38.02                   34.9%
          $55 1/2                       $37.68                   33.7%
            $55                         $37.34                   32.4%

   * Based upon the Offer to exchange each outstanding Share for 0.679 of a share of Applied Magnetics Common Stock.
   **Based on the closing price per Share of $28 3/16 on February 21, 1997, the last trading day prior to the public announcement of the Offer.

         Since the Offer Consideration is fixed at 0.679 of a share of Applied Magnetics Common Stock per Share, any increase or decrease in Applied

   Magnetics Common Stock Share price will affect the value of the Offer Consideration.

   ENHANCED BUSINESS OPPORTUNITIES

      In addition to the per Share price premium provided by the Offer, Applied Magnetics believes that the Read-Rite Stockholders will also benefit from the Offer as a result of becoming stockholders of Applied Magnetics. Applied Magnetics has carefully studied the potential benefits of the combination of the businesses of Applied Magnetics and Read-Rite and, as a result, believes that such a combination will provide a solid financial base to support continued growth in the merchant market disk head supply business.

   STRENGTHENED SHARED TECHNICAL AND PRODUCTION CAPABILITIES

      The combined entity would acquire enhanced production and developmental capability in an expanding market for HDD recording heads. It would acquire the combined production capacity of approximately 40 million HGAs per quarter and revenue of greater than $1.8 billion per year. While the combination of Applied Magnetics and Read-Rite would extend the potential of inductive thin film technology, it would also position it as a viable competitor in the rapidly expanding product cycle for MR head technology. Industry production in this segment has grown from 72.9 million units during the calendar fourth quarter 1996 to a projected 148.8 million units for the calendar fourth quarter of 1997. The combined technical expertise and production capacity of Applied Magnetics and ReadRite would represent a more effective competitive response to the increased challenge presented by suppliers from Japan and domestically from IBM and others.

   POTENTIAL COST SAVINGS AND BENEFITS FROM OPERATIONAL SYNERGIES

      Applied Magnetics believes that the combination of Applied Magnetics' and Read-Rite's businesses following consummation of the Offer and the Merger would lead to annualized cash savings in excess of $100 million over that combined amount expected to be incurred by the two companies in the future if separately operated. Those cost savings are expected to result primarily through the elimination of redundancies in R&D and reduction in SG&A expenses. After an initial transition period, the annual increase in operating income before tax (as compared, for each year, to the estimated operating income of the two combined companies without synergies), net of on-going integration costs, is expected to be approximately $23 million, in Fiscal 1997, increasing to in excess of $100 million in Fiscal 1998. Transition period activities are expected to include facility and equipment rationalization and headcount reductions. However, because cost savings and increases in operating income estimates are based upon certain assumptions about the future, there can be no assurance that the cost savings and increases in operating income estimated by Applied Magnetics would be realized in such amounts and actual costs savings and increases in operating income may be more or less than those estimated.

         Reductions in SG&A expenses are based upon the combined company assessing its needs for overlapping functions such as information systems, sales and marketing, and finance, accounting and other administrative functions, particularly in overlapping markets and in corporate functions.

         After fiscal 1998, the improvements in operating income are expected to result primarily from manufacturing efficiencies and increased revenues.

         Expected income synergies do not include any normal business or other revenue growth, or the effect of future general economic conditions.

         Applied Magnetics believes, in particular, that combining and coordinating the R&D efforts of the two companies would result in improved time-to-market and higher predictability of successful new product introduction. In general, the combined company would have greater operational and capacity planning flexibility, reflecting the larger number of wafer, slider and assembly manufacturing sites. Multiple sites also would reduce the risks inherent in single-site manufacturing.

         There would be many other advantages to the combination, including: greater efficiencies in purchasing materials and components and capital equipment, an expanded customer base, thereby reducing the risk of concentration, and a greatly enhanced portfolio of intellectual property, with nearly 100 US Patents, numerous pending Patents and Patent Applications, and a number of foreign Patents. The combination of Applied Magnetics and Read-Rite should result in the creation of a more efficient and lower-cost producer, leading to economic benefits for its customers while reinforcing the combined company's ability to make the on-going capital investment required to meet the technical demands of our customers.

         THE ESTIMATES SET FORTH HEREIN ARE BASED UPON A VARIETY OF ASSUMPTIONS RELATING TO THE BUSINESS OF APPLIED MAGNETICS AND READ-RITE WHICH MAY NOT BE REALIZED AND ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES. THE ESTIMATED SYNERGIES ARE SUBJECT TO MATERIAL RISKS AND UNCERTAINTIES BEYOND THE CONTROL OF APPLIED MAGNETICS AND READ-RITE. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ESTIMATED SYNERGIES WILL BE REALIZED, AND ACTUAL SYNERGIES, IF ANY, MAY VARY MATERIALLY FROM THOSE SHOWN. THE INCLUSION OF SUCH ESTIMATES HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT APPLIED MAGNETICS, READ-RITE OR ANY OTHER PERSON CONSIDERS THEM AN ACCURATE PREDICTION OF FUTURE EVENTS. NONE OF APPLIED MAGNETICS, READ-RITE OR ANY OTHER PERSON INTENDS PUBLICLY TO UPDATE OR OTHERWISE PUBLICLY REVISE THE ESTIMATED SYNERGIES SET FORTH ABOVE EVEN IF EXPERIENCE OR FUTURE CHANGES MAKE IT CLEAR THAT SUCH SYNERGIES WILL NOT BE REALIZED.

         THE INDEPENDENT ACCOUNTANTS FOR APPLIED MAGNETICS AND READ-RITE HAVE NOT EXAMINED OR COMPILED THESE ESTIMATES AND ACCORDINGLY DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE ON THEM.

         THE ESTIMATED SYNERGIES SET FORTH ABOVE CONSTITUTE FORWARD LOOKING INFORMATION. FOR A DISCUSSION OF FACTORS REGARDING SUCH FORWARD LOOKING INFORMATION, SEE "PROSPECTUS SUMMARY--FACTORS CONCERNING FORWARD LOOKING INFORMATION."

                                  BACKGROUND OF THE OFFER

         In early 1996, Mr. Charles G. Phillips, Managing Director of Gleacher NatWest Inc., financial advisor to the Company, contacted Mr. H. Vaughan Blaxter, Vice President, General Counsel, Secretary and director of THE Hillman Co., a Read-Rite Stockholder, and a member of the Read-Rite Board, in an effort to arrange an introduction to Mr. Cyril J. Yansouni, Chairman and Chief Executive Officer of Read-Rite, for the purpose of discussing a possible business combination between Applied Magnetics and Read-Rite.

         Mr. Blaxter agreed to arrange such a meeting and Mr. Phillips met with Mr. Yansouni at Read-Rite's offices for the purpose of discussing, in general terms, a possible business combination between Applied Magnetics and Read-Rite. Shortly thereafter, Mr. Phillips contacted Mr. Yansouni to arrange for a meeting between Mr. Yansouni and Mr. Craig D. Crisman, the Chief Executive Officer of Applied Magnetics.

         In May 1996, a meeting was held in Palo Alto, California, attended by Mr. Yansouni and Mr. Fred Schwettmann, President and Chief Operating Officer of Read-Rite, Mr. Crisman and Mr. Phillips to discuss, among other subjects, the possibility of a business combination between Applied Magnetics and Read-Rite, including the feasibility of such a combination and various issues related thereto. Following this meeting, Mr. Phillips made several attempts to reach Mr. Yansouni to follow up on matters discussed at the May 1996 meeting. Mr. Phillips concluded that, in light of Mr. Yansouni's failure to return his calls, Read-Rite did not wish to pursue the possible combination.

         In September 1996, Mr. Phillips was able to reach Mr. Yansouni by telephone and sought to determine his interest at that time in a business combination transaction. Mr. Yansouni indicated that, while he had continued to think about the possibility of the combination of Read-Rite and Applied Magnetics, he would prefer to postpone further consideration of the matter until January 1997.

         On January 23, 1997, Mr. Phillips again met with Mr. Yansouni.
   Mr. Phillips reviewed the benefits of a merger between Read-Rite and Applied Magnetics for their respective stockholders and customers and suggested that Mr. Yansouni contact Mr. Crisman to discuss the matter further. On the afternoon of January 23, 1997, Mr. Yansouni did contact Mr. Crisman by telephone and indicated a willingness to meet with Mr. Crisman on February 16, 1997, following Mr. Yansouni's return from an extended trip to Europe, for the purpose of discussing a possible business combination.

         On February 16, 1997, Mr. Yansouni and Mr. Crisman met to discuss the possibility of a business combination between Read-Rite and Applied Magnetics. At the meeting, Mr. Crisman pointed out, among other things, that such a combination between the two companies would enhance stockholder value, that substantial cost savings could be achieved as a result of the business combination and that the combined company would be better positioned to meet increasing competition from foreign and domestic manufacturers. Mr. Crisman also discussed pro forma financial statements reflecting the results of combining the two companies, and the substantial benefits that could be achieved through such a combination. Mr. Yansouni inquired as to certain manufacturing considerations and expressed concern that Read-Rite's stock was undervalued and that Read-Rite's stock price did not take into consideration projected future results of the Company. He stated that given such undervaluation of Read-Rite's stock, a business combination would be difficult to achieve. After discussion, Mr. Yansouni and Mr. Crisman agreed to meet again on February 21, 1997 to further discuss the matter.

         At their meeting on February 21, 1997, Mr. Crisman reiterated the benefits of the proposed business combination and proposed alternative approaches to the proposed business combination. Mr. Yansouni concluded, however, that on the basis of his projections and Read-Rite's under valued stock it was not the right time to effect a merger of Read-Rite and Applied Magnetics.

         On February 24, 1997, Mr. Crisman delivered to Mr. Yansouni a letter proposing that Applied Magnetics acquire all of the outstanding Shares of Read-Rite common stock for $37.50 per Share in market value of Applied Magnetics Common Stock, a 33% premium to the closing price on February 21, 1997 of $28 3/16 per Share.

                 [Letterhead of Applied Magnetics Corporation]

   February 24, 1997

   Mr. Cyril J. Yansouni
   Chief Executive Officer and
   Chairman of the Board of Directors
   Read-Rite Corporation

   Dear Mr. Yansouni:

   As you know from our conversations and those you have had with Gleacher NatWest, our independent financial advisor, Applied Magnetics Corporation has been interested for some time in effecting a business combination with Read-Rite Corporation. Applied Magnetics believes strongly that the strategic advantages which would result from a business combination of our two companies would be of great benefit to our respective stockholders, employees and customers. At the same time, the business combination would create a significantly stronger entity in an increasingly competitive business environment.

   In the course of our recent discussions, we have made clear our willingness to enter into a friendly, negotiated agreement to bring about this business combination. We have, over the past twelve months, been respectful of your desire to proceed at a slow pace but, in light of the demands of a rapidly changing global marketplace and your apparent decision to delay further consideration of this combination, we have concluded that it is in the best interests of the stockholders of both companies for Applied Magnetics to proceed with an offer to acquire Read-Rite.

   Accordingly, the Board of Directors of Applied Magnetics has authorized me to propose a transaction in which each share of Read-Rite would be converted into .679 shares of Applied Magnetics. Based on the closing price for

   Applied Magnetics stock on February 21, 1997, this exchange ratio would produce a value of $37.50 for each Read-Rite share, a 33% premium over Read-Rite's current market price. The transaction is structured to be tax-free to Read-Rite's stockholders and it is intended that the transaction would qualify for pooling of interests accounting, but is not conditioned on such treatment.

   In light of the premium we are offering for Read-Rite's shares, we believe that Read-Rite's Board of Directors has a fiduciary responsibility to provide its stockholders with the opportunity to consider and take advantage of our offer. We will file today with the Securities and Exchange Commission a public registration statement which, when effective, will put our offer directly to your stockholders. In support of our offer, we will proceed with a consent solicitation which, in the absence of a negotiated agreement, would remove Read-Rite's Board of Directors and replace it with a Board which would, consistent with its fiduciary duties, pursue a Applied Magnetics/Read-Rite combination.

   We believe that the combination of our companies offers significant benefits to both the stockholders of Read-Rite and those of Applied Magnetics, including:

      * Formation of one of the leading disk head suppliers and the leading thin film inductive disk head supplier with quarterly capacity of approximately 40 million HGAs, annualized sales of more than $1.8 billion, an equity market capitalization of approximately $3.4 billion and an exceptionally strong balance sheet;

      * Creation of the leading producer in advanced thin film, inductive disk heads, with a strengthened position in emerging magnetoresistive (MR) technology;

      * Merger of technical expertise and production capacity to meet the increasingly competitive challenges from foreign and domestic suppliers; and

      * Significantly enhanced earnings potential. We estimate that the combination of cost savings, manufacturing efficiencies and revenue enhancements should produce incremental gains in pre-tax earnings of more than $100 million in the twelve-month period following the transaction.

   We would prefer to move forward on a friendly basis, using a one-step format. As I have indicated, I am open-minded as to the appropriate composition of the Board and the role in the combined entity of the senior executives of each company. This transaction is driven solely by our desire to create a more competitive market participant, offering substantial benefits to our stockholders and customers.

   We are convinced that this proposed combination of our resources will result in a stronger, more profitable company. We look forward to hearing from you and working constructively with you to finalize the transaction.


   Sincerely yours,

   /s/ Craig D. Crisman

   cc:  Board of Directors of Read-Rite

        On February 24, 1997, Applied Magnetics publicly announced its intention to commence the Offer to approve the Applied Magnetics Proposals and filed with the Commission its Consent Solicitation. See "The Consent Solicitation."

                            THE CONSENT SOLICITATION

           Pursuant to the Consent Solicitation, Applied Magnetics is soliciting Read-Rite Stockholders' consent to (i) remove all of the present members of the Read-Rite Board and any person or persons elected or designated by any such director to fill any vacancy or newly created directorship, (ii) reduce the number of seats on the Read-Rite Board to two, (iii) the election of the Applied Magnetics Nominees, _________________ and ___________________, as the
   directors of Read-Rite (or, if either Applied Magnetics Nominee is unable to serve as a director of Read-Rite due to death, disability or otherwise, any other person designated as a Applied Magnetics Nominee by Applied Magnetics), and (iv) repeal each provision of the Read-Rite Bylaws and each amendment thereto adopted subsequent to December 20, 1996 and prior to the effectiveness of the Applied Magnetics Proposals set forth above.

           Section 213(b) of the DGCL provides that if no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the books in which proceedings of meetings of the stockholders are recorded. No prior action is required by the Read-Rite Board with respect to the Applied Magnetics Proposals. Since the first written consent was delivered to the Company on ___________, the record date has been set as ___________.

           The effect of the Applied Magnetics Proposals will be to replace the current directors of Read-Rite, Cyril J. Yansouni, Fred Schwettman, John G. Linvill, William J. Almon, Michael E. Hackworth, and Matthew J. O'Rourke, with the Applied Magnetics Nominees. The Applied Magnetics Nominees have stated their intention to take, subject to the fulfillment of the fiduciary duties they would have as directors of Read-Rite, all action necessary and desirable to facilitate consummation of the Offer and the Merger including, among other things, (i) approving Applied Magnetics' acquisition of the Shares pursuant to the Offer and the Merger and taking such other actions as they deem necessary to satisfy the DGCL Condition, and (ii) adopting and approving the Merger Agreement pursuant to which Read-Rite will merge with and into Applied Magnetics, which will be the surviving corporation, and Read-Rite Stockholders (other than Applied Magnetics and Read-Rite and their respective affiliates, and Read-Rite Stockholders who perfect dissenters' rights under Delaware law, to the extent available) will receive the Offer Consideration in exchange for the cancellation of each Share. For a more complete description of the Read-Rite Proposals and for more information regarding the Applied Magnetics Nominees, see the Applied Magnetics Written Consent Solicitation, which is being mailed separately to Read-Rite Stockholders.

                                    THE OFFER

   GENERAL

           Applied Magnetics hereby offers, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal, to exchange 0.679 shares of Applied Magnetics Common Stock, the Offer Consideration, for each outstanding Share validly tendered on or prior to the Expiration Date and not properly withdrawn.

           Tendering Read-Rite Stockholders will not be obligated to pay any charges or expenses of the Exchange Agent. Except as set forth in the Instructions to the Letter of Transmittal, transfer taxes, if any, on the exchange of Shares pursuant to the Offer will be paid by or on behalf of Applied Magnetics.

           The purpose of the Offer is to enable Applied Magnetics to obtain control of Read-Rite. Applied Magnetics presently intends, as soon as practicable after consummation of the Offer, to propose and seek to have Read-Rite effect the Merger. In the Merger, each outstanding Share (other than Shares owned by Applied Magnetics or any of its affiliates, Shares held in the treasury of Read-Rite (if Read-Rite is so authorized) or by any subsidiary of Read-Rite and Shares owned by Read-Rite Stockholders who perfect dissenters' rights under Delaware law, to the extent available) would be canceled in exchange for the right to receive 0.679 of a share of Applied Magnetics Common Stock. Read-Rite Stockholders will not receive cash for their Shares pursuant to the Merger (other than with respect to dissenters' rights, to the extent available, and cash in lieu of fractional shares of Applied Magnetics Common Stock). See "The Merger."

           In the event that Applied Magnetics obtains all of the Shares pursuant to the Offer and/or the Merger, former holders of Shares would own approximately 58% of the outstanding shares of Applied Magnetics Common Stock, based on the number of Shares outstanding on January 26, 1997.

           Applied Magnetics' obligation to exchange the Offer Consideration for Shares pursuant to the Offer is subject to the Minimum Tender Condition, the Applied Magnetics Stockholder Consent Condition, the DGCL Condition and the Regulatory Approval Condition (in each case as defined on the cover page of this Preliminary Prospectus), and the other conditions set forth under "--Certain Conditions of the Offer."

           As part of each exchange of shares for Applied Magnetics Common Stock made pursuant to the Offer, and subject to the satisfaction of all the conditions to the Offer and the Merger, Applied Magnetics agrees, and shall be deemed to have covenanted severally with and for the benefit of each and every holder of shares so exchanged, to cause the Merger to occur in the manner described in this Prospectus.

           According to the Read-Rite 1997 Q1 Form 10-Q, as of January 26, 1997, there were 47,117,632 Shares outstanding.

           Requests will be made to Read-Rite pursuant to Rule 14d-5 promulgated under the Exchange Act and Section 220 of the DGCL for the use of ReadRite's stockholder lists and security position listings for the purpose of communications with Read-Rite Stockholders and disseminating the Offer and the Consent Solicitation to holders of Shares. A final Prospectus and the related Letter of Transmittal and other relevant materials will be mailed to registered holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on such stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares by Applied Magnetics following receipt of such list or listings from ReadRite.

   TIMING OF THE OFFER

           The Offer is currently scheduled to expire on   ________, 1997.
   However, it is Applied Magnetics' current intention to extend the Offer from time to time as necessary until all conditions to the Offer have been satisfied or waived. See "--Extension, Termination and Amendment."

   EXTENSION, TERMINATION AND AMENDMENT

           Applied Magnetics expressly reserves the right (but will not be obligated), in its sole discretion, at any time or from time to time, and regardless of whether any of the events set forth in "--Conditions of the Offer" shall have occurred or shall have been determined by Applied Magnetics to have occurred, to extend the period of time during which the Offer is to remain open by giving oral or written notice of such extension to the Exchange Agent, which extension will be announced no later than 9:00 a.m., Eastern standard time, on the next business day after the previously scheduled Expiration Date. There can be no assurance that Applied Magnetics will exercise its right to extend the Offer. However, it is Applied Magnetics' current intention to extend the Offer until all Offer Conditions have been satisfied or waived. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Read-Rite Stockholder to withdraw his or her Shares. See "--Withdrawal Rights."

           Subject to the applicable rules and regulations of the Commission, Applied Magnetics also reserves the right, in its sole discretion, at any time or from time to time, (i) to delay acceptance for, exchange of, or, regardless of whether such Shares were theretofore accepted for exchange, exchange of any Shares pursuant to the Offer, or to terminate the Offer and not accept for exchange or exchange any Shares not theretofore accepted for exchange, or exchanged, upon the failure of any of the conditions of the Offer to be satisfied and (ii) to waive any condition (other than the Applied Magnetics Stockholder Consent Condition, the Regulatory Approval Condition and the condition relating to the effectiveness of the Registration Statement) or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination or amendment to the Exchange Agent and by making a public announcement thereof. Any such extension, termination, amendment or delay will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern standard time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to Read-Rite Stockholders in connection with the Offer be promptly disseminated to Read-Rite Stockholders in a manner reasonably designed to inform Read-Rite Stockholders of such change) and without limiting the manner in which Applied Magnetics may choose to make any public announcement, Applied Magnetics shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

           Applied Magnetics confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Applied Magnetics will extend the Offer to the extent required under the Exchange Act. If, prior to the Expiration Date, Applied Magnetics shall increase or decrease the percentage of Shares being sought or the consideration offered to holders of Shares, such increase or decrease shall be applicable to all holders whose Shares are accepted for exchange pursuant to the Offer, and, if at the time notice of any such increase or decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern standard time.

   EXCHANGE OF SHARES; DELIVERY OF APPLIED MAGNETICS COMMON STOCK

           Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Applied Magnetics will accept for exchange, and will exchange, Shares validly tendered and not properly withdrawn as promptly as practicable following the Expiration Date. In addition, subject to applicable rules of the Commission, Applied Magnetics expressly reserves the right to delay acceptance of or the exchange of Shares in order to comply with any applicable law. In all cases, exchange of Shares tendered and accepted for exchange pursuant to the Offer will be made only after receipt by the Exchange Agent of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares in the Exchange Agent's account at The Depository Trust Company or the ________ _______________ (collectively, the "Book-Entry Transfer Facilities")), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

           For purposes of the Offer, Applied Magnetics will be deemed to have accepted for exchange Shares validly tendered and not withdrawn as, if and when Applied Magnetics gives oral or written notice to the Exchange Agent of its acceptance of the tenders of such Shares pursuant to the Offer. Delivery of Applied Magnetics Common Stock in exchange for Shares, pursuant to the Offer and cash in lieu of fractional shares of Applied Magnetics Common Stock will be made by the Exchange Agent as soon as practicable after receipt of such notice. The Exchange Agent will act as agent for tendering Read-Rite Stockholders for the purpose of receiving Applied Magnetics Common Stock and cash to be paid in lieu of fractional shares of Applied Magnetics Common Stock from Applied Magnetics and transmitting such Applied Magnetics Common Stock and cash to tendering Read-Rite Stockholders. Under no circumstances will interest with respect to the fractional shares be paid by Applied Magnetics by reason of any delay in making such exchange.

           If any tendered Shares are not accepted for exchange pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unexchanged Shares will be returned without expense to the tendering ReadRite Stockholder or, in the case of Shares tendered by book-entry transfer of such Shares into the Exchange Agent's account at a Book-Entry Transfer Facility pursuant to the procedures set forth below under "--Procedure for Tendering," such Shares will be credited to an account maintained within such Book-Entry Transfer Facility as soon as practicable following expiration or termination of the Offer.

   CASH IN LIEU OF FRACTIONAL SHARES OF APPLIED MAGNETICS COMMON STOCK

           No certificates representing fractional shares of Applied Magnetics Common Stock will be issued pursuant to the Offer. In lieu thereof, each tendering Read-Rite Stockholder who would otherwise be entitled to a fractional share of Applied Magnetics Common Stock will receive cash in an amount equal to such fraction (expressed as a decimal and rounded to the nearest 0.01 of a share) times the closing price for shares of Applied Magnetics Common Stock on the NYSE Composite Tape on the date such ReadRite Stockholder's Shares are accepted for exchange by Applied Magnetics.

   WITHDRAWAL RIGHTS

           Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date, and, unless theretofore accepted for exchange and exchanged by Applied Magnetics for the Offer Consideration pursuant to the Offer, may also be withdrawn at any time after _______________, 1997.

           For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth on the back cover of this Preliminary Prospectus, and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares.

           The signature(s) on the notice of withdrawal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program or the New York Stock Exchange Medallion Signature Program (an "Eligible Institution") unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth below under "--Procedure for Tendering," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. If certificates have been delivered or otherwise identified to the Exchange Agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Exchange Agent as aforesaid prior to the physical release of such certificates.

           Tendering Read-Rite Stockholders will not be responsible for any expenses of the Exchange Agent or for any brokerage fees or commissions in connection with the Offer.

           All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Applied Magnetics, in its sole discretion, which determination shall be final and binding. Neither Applied Magnetics, the Exchange Agent, the Information Agent, the Dealer Manager nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be rendered by following one of the procedures described under "--Procedure for Tendering" at any time prior to the Expiration Date.

   PROCEDURE FOR TENDERING

           For a Read-Rite Stockholder validly to tender Shares pursuant to the Offer, (i) a properly completed and duly executed Letter of Transmittal (or manually executed facsimile thereof), together with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the Exchange Agent at one of its addresses set forth on the back cover of this Preliminary Prospectus and either certificates for tendered Shares must be received by the Exchange Agent at such address or such Shares must be tendered pursuant to the procedures for book-entry tender set forth below (and a confirmation of receipt of such tender received (such confirmation, a "Book-Entry Confirmation")), in each case prior to the Expiration Date, or (ii) such Read-Rite Stockholders must comply with the guaranteed delivery procedure set forth below.

           The term "Agent's Message" means a message, transmitted by a BookEntry Transfer Facility to, and received by, the Exchange Agent, and forming a part of a Book-Entry Confirmation, which states that such BookEntry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Applied Magnetics may enforce such agreement against such participant.

           The Exchange Agent will establish accounts with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of the mailing of the final Prospectus, and any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of the Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Exchange Agent's account in accordance with such Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry at the Book-Entry Transfer Facilities, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one or more of its addresses set forth on the back cover of this Preliminary Prospectus prior to the Expiration Date, or the guaranteed delivery procedure described below must be complied with.

           No signature guarantee is required on the Letter of Transmittal in cases where (a) the Letter of Transmittal is signed by the registered holder(s) of the Shares (including any participant in one of the Book-Entry Transfer Facilities whose name appears on a security position listing as the owner of Shares) tendered therewith and such holder(s) have not completed the instruction entitled "Special Issuance Instructions" on the Letter of Transmittal or (b) such Shares are tendered for the account of an Eligible Institution. Otherwise, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unexchanged Shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed as aforesaid.

           THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING READ-RITE STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

           TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO CASH RECEIVED IN LIEU OF FRACTIONAL SHARES OF APPLIED MAGNETICS COMMON STOCK, A READ-RITE STOCKHOLDER MUST PROVIDE THE EXCHANGE AGENT WITH HIS OR HER CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY WHETHER SUCH READ-RITE STOCKHOLDER IS SUBJECT TO BACKUP WITHHOLDING OF FEDERAL INCOME TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. CERTAIN READ-RITE STOCKHOLDERS (INCLUDING, AMONG OTHERS, ALL CORPORATIONS AND CERTAIN FOREIGN INDIVIDUALS) ARE NOT SUBJECT TO THESE BACKUP WITHHOLDING AND REPORTING REQUIREMENTS. IN ORDER FOR A FOREIGN INDIVIDUAL TO QUALIFY AS AN EXEMPT RECIPIENT, THE READ-RITE STOCKHOLDER MUST SUBMIT A FORM W-8, SIGNED UNDER PENALTIES OF PERJURY, ATTESTING TO THAT INDIVIDUAL'S EXEMPT STATUS.

           If a Read-Rite Stockholder desires to tender Shares pursuant to the Offer and such Read-Rite Stockholder's certificates are not immediately available or such Read-Rite Stockholder cannot deliver the certificates and all other required documents to the Exchange Agent prior to the Expiration Date or such Read-Rite Stockholder cannot complete the procedure for book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided, that all of the following conditions are satisfied:

           (a)  such tenders are made by or through an Eligible Institution;

           (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Applied Magnetics, is received by the Exchange Agent as provided below on or prior to the Expiration Date; and

           (c) the certificates for all tendered Shares (or a confirmation of a book-entry transfer of such securities into the Exchange Agent's account at a Book-Entry Transfer Facility as described above), in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery.

           The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

           In all cases, exchanges of Shares tendered and accepted for exchange pursuant to the Offer will be made only after timely receipt by the Exchange Agent of certificates for Shares (or timely confirmation of a book-entry transfer of such securities into the Exchange Agent's account at a Book-Entry Transfer Facility as described above), properly completed and duly executed Letter(s) of Transmittal (or facsimile(s) thereof), or an Agent's Message in connection with a book-entry transfer, and any other required documents. Accordingly, tendering Read-Rite Stockholders may be paid at different times depending upon when certificates for Shares or confirmations of book-entry transfers of such Shares are actually received by the Exchange Agent.

           By executing a Letter of Transmittal as set forth above, the tendering Read-Rite Stockholder irrevocably appoints designees of Applied Magnetics as such Stockholder's attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for exchange by Applied Magnetics and with respect to any and all other Shares and other securities issued or issuable in respect of the Shares on or after , 1997. Such appointment is effective, and voting rights will be affected, when and only to the extent that Applied Magnetics deposits the shares of Applied Magnetics Common Stock for Shares tendered by such stockholder with the

   Exchange Agent. All such proxies shall be considered coupled with an interest in the tendered Shares and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies given by such Read-Rite Stockholder will be revoked, and no subsequent proxies may be given (and, if given, will not be deemed effective). Applied Magnetics' designees will, with respect to the Shares for which the appointment is effective, be empowered, among other things, to exercise all voting and other rights of such Read-Rite Stockholder as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of Read-Rite Stockholders, by written consent in lieu of any such meeting or otherwise. Applied Magnetics reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Applied Magnetics' exchange of such Shares, Applied Magnetics must be able to exercise full voting rights with respect to such Shares.

           All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Shares will be determined by Applied Magnetics, in its sole discretion, which determination shall be final and binding. Applied Magnetics reserves the absolute right to reject any and all tenders of Shares determined by it not to be in proper form or the acceptance of or exchange for which may, in the opinion of Applied Magnetics' counsel, be unlawful. Applied Magnetics also reserves the absolute right to waive any of the conditions of the Offer (other than the Applied Magnetics Stockholder Consent Condition, the Regulatory Approval Condition and the condition relating to the effectiveness of the Registration Statement), or any defect or irregularity in the tender of any Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities in tenders of Shares have been cured or waived. Neither Applied Magnetics, the Exchange Agent, the Information Agent, the Dealer Manager nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Shares or will incur any liability for failure to give any such notification. Applied Magnetics' interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and instructions thereto) will be final and binding.

           The tender of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering Read-Rite Stockholder and Applied Magnetics upon the terms and subject to the conditions of the Offer.

           In deciding whether two steps are part of a single transaction qualifying as a reorganization, some courts have applied the so-called "binding commitment" test. Under that test, two steps will be integrated only if, at the time that the first step is consummated, there is a binding commitment to consummate the second step. If the "binding commitment" test were applied to the Offer and the Merger and Read-Rite has not at the time the Offer is consummated entered into an agreement with Applied Magnetics requiring the Purchaser to effect the Merger, the Offer and the Merger may not be treated as a single transaction, and the Offer would not qualify as part of a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Although the matter is not free from doubt, Sheppard, Mullin, Richter & Hampton LLP do not believe that the "binding commitment" test should be applied to determine whether the Offer and the Merger should be treated as a single transaction.

           Assuming that the Merger qualifies as a reorganization under the Code, no gain or loss will be recognized by Read-Rite or Applied Magnetics as a result of the Offer and the Merger.

           This summary does not address any tax consequences of the Offer or the Merger to U.S. Holders (as defined below) of Shares who exercise dissenters' rights under the DGCL, if any. It may not apply to certain classes of taxpayers, including without limitation, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, foreign persons, persons who acquired Shares pursuant to an exercise of employee stock options or rights or otherwise as compensation and persons who hold Shares as part of a straddle or conversion transaction. Also, the summary does not address state, local or foreign tax consequences of the Offer or the Merger. Each holder of Shares should consult such holder's own tax advisor as to the specific tax consequences of the Offer and the Merger to such holder.

           This summary is based on current law and the opinion of Sheppard, Mullin, Richter & Hampton LLP. Future legislative, judicial or administrative changes or interpretations, which may be retroactive, could alter or modify the statements set forth herein. The opinion of Sheppard, Mullin, Richter & Hampton LLP set forth in this summary is based, among other things, on assumptions relating to certain facts and circumstances of, and the intentions of the parties to, the Offer and the Merger, which assumptions have been made with the consent of Applied Magnetics. An opinion of counsel is not binding on the Internal Revenue Service, and the Internal Revenue Service is not precluded from taking contrary positions.

   TAX CONSEQUENCES TO HOLDERS OF SHARES IF THE OFFER AND THE MERGER QUALIFY AS A REORGANIZATION

           If the Offer and the Merger together qualify as a reorganization within the meaning of Section 368(a) of the Code, the material federal income tax consequences to holders who are (a) citizens or residents of the United States, (b) domestic corporations or (c) otherwise subject to United States federal income tax on a net income basis in respect of the Shares ("U.S. Holders") who hold Shares as capital assets and who exchange such Shares pursuant to the Offer or the Merger, or both, will be as follows:

           (1) no gain or loss will be recognized by a U.S. Holder on the exchange of Shares for Applied Magnetics Common Stock, except as described below with respect to the receipt of cash in lieu of fractional shares of Applied Magnetics Common Stock, and subject to the discussion below of the surrender of Rights that have become exercisable;

           (2) the aggregate adjusted tax basis of shares of Applied Magnetics Common Stock received by a U.S. Holder (including fractional shares of Applied Magnetics Common Stock deemed received and redeemed as described below) will be the same as the aggregate adjusted tax basis of the Shares exchanged therefor;

           (3) the holding period of shares of Applied Magnetics Common Stock (including the holding period of fractional shares of Applied Magnetics Common Stock) received by a U.S. Holder will include the holding period of the Shares exchanged therefor; and

           (4) a U.S. Holder of Shares who receives cash in lieu of fractional shares of Applied Magnetics Common Stock will be treated as having received such fractional shares and then as having received such cash in redemption of such fractional shares. Under Section 302 of the Code, provided that such deemed distribution is "substantially disproportionate" with respect to such U.S. Holder or is "not essentially equivalent to a dividend" after giving effect to the constructive ownership rules of the Code, the U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder's adjusted tax basis in the fractional share interest in Applied Magnetics Common Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in the fractional shares is more than one year.

   TAX CONSEQUENCES TO HOLDERS OF SHARES IF THE OFFER DOES NOT QUALIFY AS PART OF A REORGANIZATION

           If the Merger is not consummated, or if the Merger is consummated but the Offer is treated as a separate transaction for federal income tax purposes, exchanges pursuant to the Offer will be taxable transactions for federal income tax purposes. If the Offer is a taxable transaction, then each U.S. Holder exchanging Shares for shares of Applied Magnetics Common Stock will recognize gain or loss for federal income tax purposes measured by the difference between such U.S. Holder's adjusted basis in the Shares exchanged and the sum of the fair market value of Applied Magnetics Common Stock received by such U.S. Holder and any cash received by such U.S. Holder in lieu of fractional shares of Applied Magnetics Common Stock.

         If the Offer is a taxable transaction, the Merger itself should be considered a reorganization within the meaning of Section 368(a)(1)(A) of the Code if the continuity of interest requirement is satisfied in the Merger. For advanced ruling purposes, guidelines published by the Internal Revenue Service would require that stockholders of Read-Rite receive in the Merger stock of Applied Magnetics having a value equal to at least 50% of all of the stock of Read-Rite outstanding prior to the Merger. In that event, a U.S. Holder receiving Applied Magnetics Common Stock in the
   Merger would be subject to the rules concerning reorganizations described above with respect to such Applied Magnetics Common Stock, but not with respect to any Applied Magnetics Common Stock received by such U.S. Holder pursuant to the Offer.

   EFFECT OF OFFER ON MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT

           The exchange of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public.

           After consummation of the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. for continued inclusion on the Nasdaq National Market, which require that an issuer have at least 200,000 held shares, held by at least 300 stockholders or 400 stockholders of round lots, with a market value of $1 million and have net tangible assets of at least either $2 million or $4 million, depending on profitability levels during the issuer's four most recent fiscal years. If the Nasdaq National Market were to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Applied Magnetics cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the value of the Offer Consideration.

           The Shares are presently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending on factors similar to those described above with respect to listing and market quotations, following consummation of the Offer the Shares may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

           The Shares are currently registered under the Exchange Act. Such registration may be terminated by Read-Rite upon application to the Commission if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Shares. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Read-Rite to its stockholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to the Shares. Furthermore, the ability of "affiliates" of Read-Rite and persons holding "restricted securities" of Read-Rite to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq National Market reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities."

   PURPOSE OF THE OFFER; THE MERGER

   The purpose of the Offer is to enable Applied Magnetics to obtain control of Read-Rite. Applied Magnetics will, subject to satisfaction of the conditions to the Offer and the Merger set forth herein, cause Read-Rite to merge with and into Applied Magnetics, which will be the surviving corporation. In the Merger, each outstanding Share (other than Shares owned by Applied Magnetics or any of its affiliates, Shares held in the treasury of Read-Rite (if Read-Rite is so authorized) or by any subsidiary of Read-Rite and Shares owned by Read-Rite Stockholders who perfect dissenters' rights under Delaware law, to the extent available) would be canceled in exchange for the right to receive the Offer Consideration. Assuming the Minimum Tender Condition is satisfied and Applied Magnetics consummates the Offer, Applied Magnetics believes it would have sufficient voting power to effect the Merger without the vote of any other Stockholder of Read-Rite. See
   "The Merger."

   DGCL SECTION 203

           Section 203 of the DGCL, in general, prohibits a Delaware corporation such as Read-Rite from engaging in a Business Combination (as defined in Section 203) with an Interested Stockholder (as defined in Section 203) within three years following the date that such person became an Interested Stockholder unless (a) prior to the date that such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, (c) a Business Combination is proposed by an Interested Stockholder prior to the consummation or abandonment of and subsequent to the public announcement of a proposed transaction which (i) constitutes a merger or consolidation of the corporation, (ii) is with or by a person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the corporation's board of directors and
   (iii) is approved or not opposed by a majority of the board of directors then in office who were directors prior to any person becoming an Interested Stockholder during the previous three years, or (d) on or subsequent to the date such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by a written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder. DGCL Section 203 generally defines Interested Stockholder to mean any person (other than the corporation and any indirectly or directly majority-owned subsidiary of the corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation at any time within the three-year period immediately prior to the date on which it is to be determined whether such person is an Interested Stockholder. A copy of Section 203 of the DGCL is attached as Schedule C hereto.

   CONDITIONS OF THE OFFER

           MINIMUM TENDER CONDITION. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date a number of Shares which, together with Shares owned by Applied Magnetics and its affiliates, will constitute at least a majority of the total number of outstanding Shares on a fully diluted basis (as though all options or other securities convertible into or exercisable or exchangeable for Shares had been so converted, exercised or exchanged) as of the date the Shares are accepted for exchange by Applied Magnetics pursuant to the Offer. According to the Read-Rite 1997 Q1 Form 10-Q, as of

   January 26, 1997, there were 47,117,632 Shares outstanding. According to the Read-Rite 1996 10-K, there were 2,009,000 options to purchase Shares outstanding under Read-Rite's stock option plans as of September 30, 1996. Applied Magnetics owns 200 Shares, which constitutes less than 1% of the outstanding Shares. Based on the foregoing, Applied Magnetics believes that the Minimum Tender Condition would be satisfied if at least an aggregate of 25,054,582 Shares (or 51%) of the Shares expected to be outstanding immediately prior to the consummation of the Offer had been validly tendered pursuant to the Offer and not withdrawn. Applied Magnetics reserves the right (but shall not be obligated), subject to the rules and regulations of the Commission, to waive or amend the Minimum Tender Condition and to exchange fewer than such number of Shares as would satisfy the Minimum Tender Condition pursuant to the Offer; provided, that, in the event of such waiver or amendment, the Offer shall expire no sooner than ten business days from the date of such waiver or amendment.

           APPLIED MAGNETICS STOCKHOLDER CONSENT CONDITION. The Offer is conditioned, among other things, upon the satisfaction of the Applied Magnetics Stockholder Consent Condition. Pursuant to the rules of the NYSE (on which the Applied Magnetics Common Stock is listed), the issuance of Applied Magnetics Common Stock pursuant to the Offer and the Merger must be approved by the holders of a majority of the shares of Applied Magnetics Common Stock voting as a single class, voted at a meeting of such holders at which the total number of votes cast represents over 50% in interest of all shares of Applied Magnetics Common Stock outstanding on the applicable record date, or by written consent. In addition, pursuant to the Applied Magnetics Certificate, approval of the holders of a majority of the shares of Applied Magnetics Common Stock, voting as a single class, is required to amend the Applied Magnetics Certificate to increase the number of shares of Applied Magnetics Common Stock authorized for issuance taking into account the terms of the Offer. Applied Magnetics intends to obtain such approvals by the written consent of its stockholders.

           DGCL CONDITION. The Offer is conditioned upon, among other things, the satisfaction of the DGCL Condition. The DGCL 203 Condition may be satisfied in a number of ways, including the following: (i) the current Read-Rite Board may approve the Offer for purposes of Section 203, or (ii) pursuant to the Consent Solicitation, Applied Magnetics could succeed in replacing the Read-Rite Board with new directors who would (subject to fiduciary duties) approve the Offer for purposes of Section 203. See "-DGCL
   Section 203." A copy of the Section 203 DGCL is attached hereto as Schedule C hereto.

           REGULATORY APPROVAL CONDITION. The Offer is conditioned upon, among other things, all regulatory approvals required to consummate the Offer
   (the "Requisite Regulatory Approvals") having been obtained and remaining in full force and effect, all statutory waiting periods in respect thereof having expired and no such approval containing any conditions or restrictions which the Applied Magnetics Board determines will or reasonably could be expected to materially impair the strategic and financial benefits expected to result from the Offer. Applied Magnetics will use its reasonable best efforts to obtain the Requisite Regulatory Approvals. As described below, applications and notices seeking the Requisite Regulatory Approvals have been or will be promptly filed. The

   Offer cannot proceed in the absence of the Requisite Regulatory Approvals. Although no assurances can be given, Applied Magnetics anticipates that it will receive all regulatory approvals on a timely basis.

           ANTITRUST. Under the HSR Act, and the Rules that have been promulgated thereunder, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Applied Magnetics pursuant to the Offer is subject to the HSR Act.

           Applied Magnetics intends to file with the Antitrust Division and the FTC a Hart-Scott-Rodino Notification and Report Form with respect to the Offer. Under the applicable provisions of the HSR Act, the purchase of Shares pursuant to the Offer could not be consummated until the expiration of a 30-day waiting period following the filing of such Form by Applied Magnetics.

           Federal and state antitrust enforcement agencies frequently scrutinize under the antitrust laws transactions such as Applied Magnetics' acquisition of Shares pursuant to the Offer. At any time before or after Applied Magnetics' acquisition of Shares, any such agency could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by Applied Magnetics or divestiture of substantial assets of Applied Magnetics and/or Read-Rite. Private parties may also bring legal action under the antitrust laws under certain circumstances.

           Based upon an examination of publicly available information relating to the businesses in which both Applied Magnetics and Read-Rite are engaged, Applied Magnetics believes that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or that, if such a challenge is made, Applied Magnetics will prevail.

           The Antitrust Division and the FTC are referred to herein as the "Regulatory Commissions."

           GENERAL. Except as set forth above, based upon an examination of publicly available information filed by Read-Rite with the Commission and other publicly available information with respect to Read-Rite, Applied Magnetics is not aware of (a) any license or regulatory permit which appears to be material to the business of Read-Rite and its subsidiaries, taken as a whole, and which is likely to be adversely affected by Applied Magnetics' acquisition of Shares pursuant to the Offer or (b) any approval or other action by any state, federal or foreign governmental administrative or regulatory agency or authority that would be required prior to the acquisition of Shares pursuant to the Offer. Applied Magnetics presently intends to take such actions with respect to any approvals as will enable it to consummate the Offer. In this regard, Applied Magnetics expressly reserves the right to challenge the validity and applicability of any state, foreign or other statutes or regulations purporting to require approval of the consummation of the Offer.

           There can be no assurance that any license, permit, approval or other action, if needed, would be obtained, or would be obtained without substantial conditions, or, if so obtained, when it would be obtained, or that adverse consequences might not result to Read-Rite, Applied Magnetics or to their respective businesses in the event of adverse regulatory action or inaction.

           THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, APPLIED MAGNETICS HAVING RECEIVED ALL NECESSARY OR DESIRABLE GOVERNMENTAL AND REGULATORY APPROVALS AND CONSENTS FOR THE ACQUISITION OF SHARES PURSUANT TO THE OFFER AND THE OTHER TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING APPROVALS AND CONSENTS FROM THE REGULATORY COMMISSIONS AND SUCH APPROVALS AND CONSENTS HAVING BECOME FINAL ORDERS AND SUCH FINAL ORDERS NOT HAVING IMPOSED TERMS OR CONDITIONS WHICH, IN THE AGGREGATE, WOULD HAVE OR, INSOFAR AS REASONABLY CAN BE FORESEEN, COULD HAVE A MATERIAL ADVERSE EFFECT ON THE BUSINESS, ASSETS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF APPLIED MAGNETICS, READ-RITE AND THEIR RESPECTIVE SUBSIDIARIES TAKEN AS A WHOLE.

           CERTAIN OTHER CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer and subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Applied Magnetics' obligation to exchange or return tendered Shares promptly after the termination or withdrawal of the Offer), Applied Magnetics shall not be required to accept for exchange or exchange any Shares, may postpone the acceptance for exchange or exchange for tendered Shares and may, in its sole discretion, terminate or amend the Offer as to any Shares not then exchanged if at the Expiration Date any of the Offer Conditions have not been satisfied or waived or if on or after the date of this Preliminary Prospectus and at or prior to the time of exchange of any such Shares (whether or not any Shares have theretofore been accepted for exchange or exchanged pursuant to the Offer), any of the following events shall not have occurred:

           (a) The shares of Applied Magnetics Common Stock which shall be issued to the Read-Rite Stockholders in the Offer and the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

            (b) The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the Commission.

            (c) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Offer and/or the Merger or any of the other transactions contemplated by this Preliminary Prospectus shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental authority or instrumentality which prohibits, restricts or makes illegal the consummation of the Offer and/or the Merger.

            (d) All required material governmental authorizations, permits, consents, orders or approvals which do not impose terms or conditions that could reasonably be expected to have a material adverse effect on Applied Magnetics and/or Read-Rite have been received.

            (e) There shall not have occurred or been threatened (i) any general suspension of trading in, or limitation on times or prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) any significant adverse change in interest rates, the financial markets or major stock exchange indices in the United States or abroad or in the market price of Shares, including, without limitation, a decline of at least 10% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index from that existing at the close of business on ______________, 1997, (iii) any change in the general political, market, economic, regulatory or financial conditions in the United States or abroad that could, in the sole judgment of Applied Magnetics, have a material adverse effect upon the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of Read-Rite or any of its subsidiaries or the trading in, or value of, the Shares, (iv) any material change in United States currency exchange rates or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) any limitation (whether or not mandatory) by any government, domestic, foreign or supranational, or governmental entity on, or other event that, in the sole judgment of Applied Magnetics, might affect, the extension of credit by banks or other lending institutions, (vii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, or (viii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

           (f) Since _________, 1997, there shall not have occurred any (i) material adverse change in the assets, liabilities, business, results of operations or prospects of Read-Rite or (ii) any distribution with report to, or split, combination or reclassification of, shares of ReadRite capital stock declared or made by Read-Rite.

           The foregoing conditions are for the sole benefit of Applied Magnetics and may be asserted by Applied Magnetics regardless of the circumstances giving rise to any such conditions (including any action or inaction by Applied Magnetics) or may be waived by Applied Magnetics in whole or in part (other than the Applied Magnetics Stockholder Consent Condition, the Regulatory Approval Condition and the condition relating to effectiveness of the Registration Statement). Although Applied Magnetics reserves the right to do so, Applied Magnetics does not currently intend to waive any Offer Condition unless it determines that doing so would not prevent it from consummating the Merger promptly after consummating the Offer. The determination as to whether any condition has been satisfied shall be in the sole judgment of Applied Magnetics and will be final and binding on all parties. The failure by Applied Magnetics at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right which may be asserted at any time and from time to time. Notwithstanding the fact that Applied Magnetics reserves the right to assert the failure of a condition following acceptance for exchange but prior to exchange in order to delay exchange or cancel its obligation to exchange properly tendered Shares, Applied Magnetics will either promptly exchange such Shares or promptly return such Shares.

           As part of each exchange of shares for Applied Magnetics Common Stock made pursuant to the Offer, and subject to the satisfaction of all the conditions to the Offer, Applied Magnetics agrees, and shall be deemed to have covenanted severally with and for the benefit of each of every holder of shares so exchanged, to cause the merger to occur in the manner described in this Prospectus.

   POSSIBLE CONSEQUENCES OF ELECTION OF THE APPLIED MAGNETICS NOMINEES AND CONSUMMATION OF THE OFFER

           Election of the Applied Magnetics Nominees and consummation of the Offer may, among other things, (i) result in acceleration of credit facilities currently available to Read-Rite, (ii) enable the holders of certain debt instruments of Read-Rite to require the repurchase of their securities, and (iii) accelerate the date on which certain options outstanding under Read-Rite's stock option plans become exercisable. Although Applied Magnetics does not believe that these events would materially and adversely impact the financial condition of Read-Rite, the actual impact of such events cannot be presently ascertained and will depend, among other things, on interest rates and future conditions in the credit markets.

   RELATIONSHIPS WITH READ-RITE

           Except as set forth herein under the captions "Prospectus Summary-Background of the Offer" and "Background of the Offer," neither Applied Magnetics nor, to the best of its knowledge, any of the persons listed on Schedule A hereto nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any equity securities of Read-Rite. Except as set forth herein, neither Applied Magnetics nor to the best of its knowledge, any of the persons or entities referred to above, nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in such equity securities during the last 60 days.

           Neither Applied Magnetics nor, to the best of its knowledge, any of the persons listed on Schedule A hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Read-Rite, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described herein, there have been no contacts, negotiations or transactions, between Applied Magnetics or, to the best of its knowledge, any of the persons listed on Schedule A hereto, on the one hand, and Read-Rite or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Neither Applied Magnetics, nor, to the best of its knowledge, any of the persons listed on Schedule A hereto, has had any transaction with Read-Rite or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the Commission applicable to the Offer.

   FEES AND EXPENSES

           Applied Magnetics has retained MacKenzie Partners, Inc. ("MacKenzie") to act as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee Stockholders to forward the Offer materials to beneficial owners of Shares. The Information Agent will be paid a customary fee of $_________________ for such services, plus reimbursement of out-of-pocket expenses, and Applied Magnetics will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under federal securities laws.

           Pursuant to a letter agreement dated January 20, 1997 (the "Letter Agreement"), Gleacher NatWest, Inc. ("Gleacher NatWest") is providing certain financial advisory services to Applied Magnetics in connection with the Offer. Under the Letter Agreement, Applied Magnetics has agreed to pay Gleacher NatWest for its financial advisory services (including services as Dealer Manager) in connection with the Offer, a financial advisory fee of (i) $500,000 upon the commencement of the Offer, and (ii) up to an additional $5,750,000 upon the completion of the Merger.

           In addition to the compensation set forth above, Applied Magnetics has agreed to reimburse the Dealer Manager for its reasonable travel and other out-of-pocket expenses and has also agreed to reimburse it for necessary and reasonable attorney's fees incurred in connection with its engagement. Applied Magnetics has further agreed to indemnify Gleacher NatWest and certain related persons and entities against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws. In connection with Gleacher NatWest's engagement as financial advisor, Applied Magnetics anticipates that certain employees of Gleacher NatWest may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are Read-Rite Stockholders for the purpose of assisting in the Consent Solicitation. Gleacher NatWest will not receive any fee for or in connection with such solicitation activities by its employees apart from the fees it is otherwise entitled to receive as described above.

           In addition to the fees to be received by Gleacher NatWest in con nection with its engagement as financial advisor to Applied Magnetics, Gleacher NatWest has in the past rendered various investment banking and financial advisory services for Applied Magnetics for which it has received customary compensation.

           Applied Magnetics will pay the Exchange Agent reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Exchange Agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Applied Magnetics will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by Applied Magnetics for customary mailing and handling expenses incurred by them in forwarding material to their customers.

   ACCOUNTING TREATMENT

           The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes under Accounting Principles Board Opinion No. 16. Under this method of accounting, the assets and liabilities of Applied Magnetics and Read-Rite will be carried forward to the combined company at their recorded amounts, income of the combined company on a consolidated basis will include income of Applied Magnetics and Read-Rite for the entire fiscal period in which the Merger occurs and the reported income of the separate companies for prior periods will be combined and restated as consolidated income of the combined company.

           The management of Applied Magnetics has determined that Applied Magnetics is an entity eligible to participate in a business combination accounted for as a pooling of interests. The management of Applied Magnetics believes that Read-Rite is also eligible to participate in a business combination accounted for as a pooling of interests based upon information regarding Read-Rite available in publicly filed documents.

           However, there may be factors and future Read-Rite actions which could preclude pooling of interests accounting. These factors and potential management actions are out of the control of Applied Magnetics and its management. If the proposed combination ultimately does not qualify for a pooling of interests accounting, the proposed combination would be accounted for in accordance with the purchase method of accounting.

           Under the purchase method of accounting, a substantial amount of good will would be recognized. This would result in substantial amortization expense recorded in the financial statements of Applied Magnetics in the post acquisition periods.

   STOCK EXCHANGE LISTING

           The Applied Magnetics Common Stock is listed on the NYSE. Application will be made to list the Applied Magnetics Common Stock to be issued pursuant to the Offer and the Merger on the NYSE. As described above under "The Offer--Conditions of the Offer--Applied Magnetics Stockholder Consent Condition," pursuant to the rules of the NYSE, the issuance of Applied Magnetics Common Stock in the Offer and the Merger must be approved by the holders of a majority of the shares of Applied Magnetics Common Stock, voting as a single class, voted at a meeting of such holders at which the total number of votes cast represents over 50% in interest of all shares of Applied Magnetics Common Stock outstanding on the applicable record date or acting by written consent.

                                   THE MERGER

           If the Offer is consummated following the written consent solici tation, then it is intended that the newly elected Read-Rite Board will, in accordance with its fiduciary duties, (i) propose and approve the Merger Agreement, containing customary terms and conditions, pursuant to which Read-Rite will merge with and into Applied Magnetics, which will be the surviving corporation of the Merger, and Read-Rite Stockholders (other than Applied Magnetics and Read-Rite and their respective affiliates and Read-Rite Stockholders who perfect dissenters' rights under Delaware law, to the extent available) will receive the Offer Consideration in exchange for the cancellation of each Share, and (ii) take all other actions as may be necessary to effect the Merger.

           Pursuant to the DGCL, the Merger Agreement requires the approval of Read-Rite Stockholders in order to take effect. Under Section 251 of the DGCL, approval of the Merger Agreement will require the approval of the holders of a majority of Shares outstanding on the record date set for stockholder action on the Merger Agreement (including Shares owned by Applied Magnetics or its affiliates) at an annual or special meeting of the Read-Rite Stockholders or by written consent.

           If the Offer is consummated, Applied Magnetics and its affiliates will own a majority of the outstanding Shares. Accordingly, Applied Magnetics and its affiliates will at such time have sufficient voting power in ReadRite to approve the Merger Agreement independently of the votes of any other Read-Rite Stockholders, and Applied Magnetics presently intends to vote any and all Shares then owned by Applied Magnetics and its affiliates to approve such proposals.

           The Merger will be subject to certain conditions. Applied Magnetics presently intends to condition the Merger upon holders of not more than 5% of the outstanding Shares at the effective time of the Merger perfecting dissenters' rights, if available, with respect to the Merger pursuant to
   Section 262 of the DGCL.

           Rule 13e-3 of the General Rules and Regulations under the Exchange Act, which Applied Magnetics does not believe would be applicable to the Merger as long as the Merger occurred within one year of consummation of the Offer, would require, among other things, that certain financial information concerning Read-Rite, and certain information relating to the fairness of the proposed transaction and the consideration offered to ReadRite Stockholders therein, be filed with the Commission and disclosed to Read-Rite Stockholders prior to consummation of the Merger.

           In addition, Applied Magnetics reserves the right to acquire, following the consummation or termination of the Offer, additional Shares through open-market purchases, privately negotiated transactions, a tender offer or exchange offer, or otherwise, upon such terms and at such prices as it shall determine, which may be more or less favorable than those of the Offer. Applied Magnetics and its affiliates also reserve the right to dispose of any or all Shares acquired by them pursuant to the Offer or otherwise, upon such terms and at such prices as they shall determine.

           In connection with the Offer, Applied Magnetics has reviewed, and will continue to review, on the basis of available information, various possible business strategies that it might consider in the event that it acquires all or substantially all of the common equity interest in Read-Rite. Applied Magnetics also intends to conduct a detailed review of Read-Rite and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and consider which changes, if any, would be desirable in light of the circumstances which then exist. Such strategies could include, among other things, changes in Read-Rite's business, corporate structure, Certificate of Incorporation, Bylaws, capitalization, the Read-Rite Board or management, and consideration of disposition of certain assets or lines of business of Read-Rite.

           Except as noted herein, Applied Magnetics does not have any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, or sale or transfer of a material amount of assets, involving Read-Rite or any of its subsidiaries, or any material changes in Read-Rite's corporate structure or business. However, because Applied Magnetics has not had access to ReadRite's books and records, additional changes may be made after a full review of Read-Rite's operations is completed.

   DISSENTERS' RIGHTS

           Holders of Shares do not have dissenters' rights as a result of the Offer and, assuming the Shares remain listed on the Nasdaq National Market or a similar market, will not have dissenters' rights as a result of the Merger. However, in the event the Merger is consummated, and if, on the date fixed to determine Read-Rite Stockholders entitled to vote on the Merger, the Shares are no longer listed on a national securities exchange or the Nasdaq National Market or a similar market, holders of Shares will have certain rights pursuant to the provisions of Section 262 of the DGCL to dissent and to demand appraisal of their Shares. Under Section 262, a copy of which is attached as Schedule D, dissenting stockholders who comply with the applicable statutory procedures would be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

                               BUSINESS OF APPLIED MAGNETICS

           Applied Magnetics is one of the world's leading independent manufacturers of advanced magnetic recording heads for hard disk drives. Applied Magnetics manufactures advanced inductive thin film and MR disk head products, primarily for supply to manufacturers of 3.5-inch hard disk drives. Applied Magnetics' products compete on the basis of price, performance and availability. Applied Magnetics' products are used in disk drives manufactured by, among others, Maxtor, Micropolis, NEC, Quantum and Western Digital.

           Applied Magnetics' product line is currently centered around thin film disk heads, the largest segment of the recording head industry. Thin film heads permit increased storage capacity per disk and provide high transfer rates at lower costs than MR heads. Applied Magnetics continues to expand its thin film production capacity and further develop its thin film technology. Applied Magnetics is also committing engineering and production resources to further its MR disk head capability, which it believes to be the next generation of recording head technology. MR disk heads offer still greater recording densities and other performance advantages demanded by the disk drive market.

           In an effort to capitalize on market demand and to add to its revenue, Applied Magnetics intends to increase its thin film and MR disk head capacity. To achieve this goal, during fiscal 1997 Applied Magnetics currently plans approximately $135 million in capital expenditures, including equipment to be obtained through operating leases, to increase overall production capacity and continue to improve their film and MR production process. Capital expenditures for the three months ended December 28, 1996 were $17.7 million. In addition, the Company leased $4.1 million of production equipment through operating leases.

           Applied Magnetics' manufacturing and assembly operations are located in California, Ireland, South Korea, Malaysia and the PRC. Applied Magnetics' principal place of business is located at 75 Robin Hill Road, Goleta, California 93117-5400. Applied Magnetics was incorporated in California in 1957 and reincorporated in Delaware in 1987.

                  UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

           The unaudited pro forma consolidated financial information gives effect to the Merger on the basis that it will be accounted for as a pooling of interests. See "THE COMBINATION--Accounting Treatment." The consolidated financial information on the following pages presents the historical consolidated balance sheets of each of Applied Magnetics and Read-Rite at December 31, 1996 and the pro forma unaudited consolidated balance sheet of Applied Magnetics as of December 31, 1996, giving effect to the Merger as if it had occurred on that date and the historical consolidated statements of operations of each of Applied Magnetics and Read-Rite for each of the three years in the period ended September 28, 1996 and the pro forma unaudited consolidated statements of operations for the three years in the period ended September 28, 1996, giving effect to the Combination as if it had been effected at the beginning of the period presented. Certain reclassifications have been made to the historical financial information to conform to current presentation.

           The unaudited pro forma consolidated balance sheet gives effect to anticipated transaction expenses related to the Combination and assumes the exchange of 0.679 of a share of newly issued Applied Magnetics Common Stock for each share of Read-Rite common stock outstanding. However, pro forma financial information excludes the estimated effect of revenue enhancements and expense savings associated with the consolidation of the operations of Applied Magnetics and ReadRite. The pro forma financial information also excludes costs and asset write downs during the transition period associated with the integration of the business. See "Accounting Treatment."

           The unaudited pro forma consolidated financial statements are intended for informational purposes and may not be indicative of the consolidated financial position or results of operations that actually would have occurred had the transaction been consummated during the periods or as of the dates indicated, or which will be attained in the future. The pro forma consolidated financial information should be read in conjunction with the 1996 Annual Reports on Form 10-K of Applied Magnetics and Read-Rite incorporated by reference herein.

           The accompanying Notes to Unaudited Pro Forma Consolidated Financial Information are an integral part of this statement and should be read in their entirety.

                   NOTES TO PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                                        (UNAUDITED)

  (1) The pro forma consolidated financial statements give effect to the Combination by combining the respective financial statements of the two companies for each period presented, in accordance with the pooling of interest basis of accounting.

  (2) A liability of $10 million has been recorded in the pro forma consolidated balance sheet to reflect management's estimate of anticipated transaction expenses related to the combination.

  (3) The capital accounts have been adjusted to reflect the issuance of 31,932,754 shares of Applied Magnetics Common Stock at the exchange ratio of .679 of a share of newly issued Applied Magnetic Common Stock for each share of Read-Rite Common Stock outstanding.

  (4) The pro forma consolidated statements of operations do not give effect to anticipated expenses and nonrecurring charges related to the Combination and the estimated effect of revenue enhancements and expense savings associated with the combination of the operations of Applied Magnetics and Read-rite. The pro forma consolidated statements of operations do not give effect to asset write downs during the transaction period associated with the integration of the business.

   Earnings per common share amounts for Applied Magnetics and Read-Rite are based on the historical weighted average number of common shares outstanding for each company during the period. With respect to the pro forma earnings per share computation, shares have been adjusted to the equivalent shares of Applied Magnetics Common Stock.

                                    APPLIED MAGNETICS
                     UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                    DECEMBER 31, 1996
                                (in thousands of dollars)
                                    HISTORICAL      HISTORICAL         PROFORMA      PROFORMA
                               APPLIED MAGNETICS     READ-RITE      ADJUSTMENTS  APPLIED MAGNETICS
                               -----------------     ---------      -----------  -----------------
ASSETS
  CURRENT ASSETS:
 Cash and equivalents               $   156,974    $    63,836    $      --      $   220,810
 Short-term investments                    --           68,585           --           68,585
 Accounts receivable, net
  of allowances                          43,587        109,806           --          153,393
 Inventories                             37,517         51,039           --           88,556
 Prepaid expenses and other               9,279         14,033           --           23,312
                                      ---------     ----------       --------     ----------
 Total current assets                   247,357        307,299           --          554,656
 Property, plant & equipment            142,920        581,023           --          723,943
 Intangibles & other assets               8,909         30,546           --           39,455
                                                                                 -----------
 Total assets                       $   399,186    $   918,868    $      --      $ 1,318,054
                                    ===========    ===========    ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
 CURRENT LIABILITIES:
 Current portion of
  long-term debt                    $     1,790    $    15,803    $      --      $    17,593
 Bank notes payable                      45,789           --             --           45,789
 Accounts payable                        38,684         94,130         10,000        142,814
 Accrued payroll & benefits              11,410         28,214           --           39,624
 Accrued taxation liabilities              --           25,340           --           25,340
 Other current liabilities                8,835         38,769           --           47,604
                                      ---------     ----------       --------     ----------
 Total current liabilities              106,508        202,256         10,000        318,764
 Long-term debt, net                    115,848        170,129           --          285,977
 Other liabilities                        4,465         16,733           --           21,198
 Minority interest in
  consolidated subsidiaries                --           68,902           --           68,902
                                      ---------     ----------       --------     ----------
 Total liabilities                      226,821        458,020         10,000        694,841
 SHAREHOLDERS' EQUITY:
 Common stock                             2,345              5          3,193          5,543
 Paid-in capital                        186,155        339,289         (3,193)       522,251
 Retained (deficit) earnings            (14,941)       120,896        (10,000)        95,955
 Cumulative translation
  adjustment                               --              658           --              658
                                      ---------     ----------       --------     ----------
                                        173,559        460,848        (10,000)       624,407
 Treasury stock, at cost                 (1,194)          --             --           (1,194)
                                      ---------     ----------       --------     ----------
 Total shareholders' equity             172,365        460,848        (10,000)       623,213
                                      ---------     ----------       --------     ----------
 Total liabilities and
  shareholders' equity              $   399,186    $   918,868             $-    $ 1,318,054
                                    ===========    ===========    ===========    ===========
  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS PRO FORMA FINANCIAL INFORMATION

                                      Applied Magnetics
                  Unaudited Pro Forma Consolidated Statement of Operations
                            Three months ended December 31, 1996
                       (in thousands, except per share and share data)
                                                                               Pro forma
                               Historical        Historical    Pro forma       Applied
                            Applied Magnetics    Read-Rite    Adjustments      Magnetics
                            -----------------    ---------    -----------      ---------
Net sales                      $    121,627    $    251,588    $    --      $    373,215
Cost of sales                       (75,030)       (215,774)                    (290,804)
                               ------------    ------------    ---------    ------------
Gross profit                         46,597          35,814         --            82,411
Research & development costs        (11,148)        (14,938)        --           (26,086)
Selling, general &
  administrative expenses            (2,044)        (10,753)        --           (12,797)
Interest income                       1,862           2,113         --             3,975
Interest expense                     (3,151)         (3,628)        --            (6,779)
Other income                            279            --           --               279
                               ------------    ------------    ---------    ------------
Income before income taxes           32,395           8,608         --            41,003
Provision for income taxes             (523)         (2,668)        --            (3,191)
                               ------------    ------------    ---------    ------------
Income before minority
  interest                           31,872           5,940         --            37,812
                               ------------    ------------    ---------    ------------
Minority interest in
  consolidated subsidiary              --              (153)        --              (153)
                               ------------    ------------    ---------    ------------
Net income                     $     31,872    $      5,787    $    --      $     37,659
                               ============    ============    =========    ============

Net income per share
Primary                        $       1.30    $       0.12         --      $       0.66
                               ============    ============    =========    ============
Fully diluted                  $       1.10    $       0.12         --      $       0.59
                               ============    ============    =========    ============

Weighted average common &
common equivalent shares
outstanding
Primary                          24,531,737      48,098,000         --        57,190,279
                               ============    ============    =========    ============
Fully diluted                    30,861,300      48,098,000         --        63,519,842
                               ============    ============    =========    ============


  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS PRO FORMA FINANCIAL INFORMATION

                                      Applied Magnetics
                  Unaudited Pro Forma Consolidated Statement of Operations
                            Three months ended December 31, 1995
                       (in thousands, except per share and share data)
                                                                              Pro forma
                                 Historical     Historical      Pro forma     Applied
                            Applied Magnetics   Read-Rite      Adjustments    Magnetics
                            -----------------   ---------      -----------    ---------
Net sales                      $     94,709    $    299,211    $    --    $    393,920
Cost of sales                       (71,195)       (215,809)        --        (287,004)
                               ------------    ------------    ---------  ------------
Gross profit                         23,514          83,402         --         106,916
Research & development costs        (13,315)         (8,156)        --         (21,471)
Selling, general &
  administrative expenses            (1,671)        (11,509)        --         (13,180)
Interest income                         538           2,445         --           2,983
Interest expense                     (1,426)         (3,123)        --          (4,549)
Other income                          1,489            --           --           1,489
                               ------------    ------------    ---------  ------------
Income before income taxes            9,129          63,059         --          72,188
Provision for income taxes             (101)        (15,764)        --         (15,865)
                               ------------    ------------    ---------  ------------
Income before minority
  interest                            9,028          47,295         --          56,323
                               ------------    ------------    ---------  ------------
Minority interest in
  consolidated subsidiary              --            (4,724)        --          (4,724)
                               ------------    ------------    ---------  ------------
Net income                     $      9,028    $     42,571    $    --    $     51,599
                               ============    ============    =========  ============
Net income per share
Primary                        $       0.38    $       0.88         --    $       0.91
                               ============    ============    =========  ============
Fully diluted                  $       0.38    $       0.88         --    $       0.91
                               ============    ============    =========  ============
Weighted average common &
common equivalent shares
outstanding
Primary                          23,774,471      48,589,000         --      56,766,402
                               ============    ============    =========  ============
Fully diluted                    23,873,012      48,589,000         --      56,864,943
                               ============    ============    =========  ============

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS PRO FORMA FINANCIAL INFORMATION

                                      Applied Magnetics
                  Unaudited Pro Forma Consolidated Statement of Operations
                                Year ended September 30, 1996
                       (in thousands, except per share and share data)
                                                                                 Pro forma
                                      Historical     Historical     Pro forma    Applied
                                 Applied Magnetics    Read-Rite    Adjustments   Magnetics
                                 -----------------    ---------    -----------   ---------
Net sales                           $    344,754    $    991,118    $  --     $  1,335,872
Cost of sales                           (251,503)       (887,464)      --       (1,138,967)
                                    ------------    ------------    -------   ------------
Gross profit                              93,251         103,654       --          196,905
Research & development costs             (50,867)        (52,221)      --         (103,088)
Selling, general &
  administrative expenses                 (6,533)        (43,644)      --          (50,177)
Interest income                            4,228           9,024       --           13,252
Interest expense                          (9,056)        (12,897)      --          (21,953)
Other income                               2,047            --         --            2,047
                                    ------------    ------------    -------   ------------
Income before income taxes                33,070           3,916       --           36,986
Provision for income taxes                  (852)        (34,582)      --          (35,434)
                                    ------------    ------------    -------   ------------
Income (loss) before minority
  interest                                32,218         (30,666)      --            1,552
Minority interest in consolidated
 subsidiary                                 --           (12,320)      --          (12,320)
                                    ------------    ------------    -------   ------------
Net income (loss)                   $     32,218    $    (42,986)   $  --     $    (10,768)
                                    ------------    ------------    -------   ------------

Net income (loss) per share         $       1.35    $      (0.92)   $  --     $      (0.19)
                                    ============    ============    =======   ============


Weighted average common & common
equivalent shares outstanding         23,897,168      46,755,000       --       55,643,813
                                    ============    ============    =======   ============


  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS PRO FORMA FINANCIAL INFORMATION

                                      Applied Magnetics
                  Unaudited Pro Forma Consolidated Statement of Operations
                                Year ended September 30, 1995
                       (in thousands, except per share and share data)
                                      Historical                                Pro forma
                                       Applied        Historical  Pro forma     Applied
                                      Magnetics       Read-Rite  Adjustments    Magnetics
                                      ---------       ---------  -----------    ---------
Net sales                           $    292,600    $  1,003,040    $  --     $  1,295,640
Cost of sales                           (252,684)       (739,000)      --         (991,684)
                                    ------------    ------------    -------   ------------
Gross profit                              39,916         264,040                   303,956
Research & development costs             (33,655)        (41,788)      --          (75,443)
Selling, general & administrative
 expenses                                 (7,434)        (44,406)      --          (51,840)
Interest income                            1,996           5,257       --            7,253
Interest expense                          (4,826)         (5,589)      --          (10,415)
Other income                               6,335            --         --            6,335
                                    ------------    ------------    -------   ------------
Income before income taxes                 2,332         177,514       --          179,846
Provision for income taxes                  (584)        (41,715)      --          (42,299)
                                    ------------    ------------    -------   ------------
Income (loss) before minority
  interest                                 1,748         135,799       --          137,547
Minority interest in consolidated
 subsidiary                                 --           (12,234)      --          (12,234)
                                    ------------    ------------    -------   ------------
Net income                          $      1,748    $    123,565    $  --     $    125,313
                                    ============    ============    =======   ============
Net income per share                $       0.08    $       2.60    $  --     $       2.29
                                    ============    ============    =======   ============
  Weighted average common &
   common equivalent shares
   outstanding                        22,472,208      47,616,000       --       54,803,472
                                    ============    ============    =======   ============


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS PRO FORMA FINANCIAL INFORMATION

                                      Applied Magnetics
                  Unaudited Pro Forma Consolidated Statement of Operations
                                Year ended September 30, 1994
                       (in thousands, except per share and share data)
                                       Historical                                 Pro forma
                                        Applied       Historical     Pro forma      Applied
                                       Magnetics      Read-Rite     Adjustments    Magnetics
                                       ---------      ---------     -----------    ---------
Net sales                           $    275,927    $    638,589    $   --     $    914,516
Cost of sales                           (281,997)       (545,396)       --         (827,393)
                                    ------------    ------------    --------   ------------
Gross profit (loss)                       (6,070)         93,193        --           87,123
Research & development costs             (24,682)        (25,524)       --          (50,206)
Selling, general & administrative
 expenses                                (17,267)        (33,449)       --          (50,716)
Interest income                              825           1,690        --            2,515
Interest expense                          (4,216)         (4,759)       --           (8,975)
Merger expense                              --            (2,384)       --           (2,384)
Other income                                (160)           --          --             (160)
                                    ------------    ------------    --------   ------------
Income before income taxes               (51,570)         28,767        --          (22,803)
Provision for income taxes                (1,100)         (4,595)       --           (5,695)
                                    ------------    ------------    --------   ------------
Income (loss) before minority
  interest                               (52,670)         24,172        --          (28,498)
Minority interest in consolidated
 subsidiary                                 --            (4,478)       --           (4,478)
                                    ------------    ------------    --------   ------------
Net income (loss)                   $    (52,670)   $     19,694    $   --     $    (32,976)
                                    ============    ============    ========   ============
Net income (loss) per share         ($      2.39)   $       0.43    $   --       $  ($0.62)
                                    ============    ============    ========   ============
Weighted average common &
 common equivalent shares
 outstanding                          22,081,751      46,125,000        --       53,400,626
                                    ============    ============    ========   ============


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THIS PRO FORMA FINANCIAL INFORMATION

                       DESCRIPTION OF APPLIED MAGNETICS CAPITAL STOCK

  PREFERRED STOCK

       Applied Magnetics has authorized a class of Preferred Stock consisting of 5,000,000 shares, $.10 par value. The Applied Magnetics Board has authority, without any further action by the holders of Applied Magnetics Common Stock, to divide the Applied Magnetics Preferred Stock into series, to fix the number of shares comprising any series and to fix or alter the voting powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions, including dividend rights, dividend rates, conversion rights, rights and terms of redemption, rights upon dissolution or liquidation and sinking fund provisions, of any wholly unissued series of Applied Magnetics Preferred Stock. As of February 21, 1997, there were no shares of Applied Magnetics Preferred Stock outstanding. However, see "--Applied Magnetics Rights Plan."

  COMMON STOCK

       The authorized Common Stock of Applied Magnetics consists of 40,000,000 shares, $.10 par value. Holders of Applied Magnetics Common Stock have one vote for each share held, are not entitled to cumulate their votes for the election of directors and do not have preemptive rights. The shares are not subject to redemption. Subject to the terms of any shares of Applied Magnetics Preferred Stock which may be issued, holders of Applied Magnetics Common Stock are entitled to receive such dividends as are declares by the Applied Magnetics Board out of funds legally available therefor and are entitled to participate equally in the assets of Applied Magnetics available for distribution in the event of liquidation or dissolution. Applied Magnetics is subject to certain dividend restrictions under a loan agreement. As of February 20, 1997, there were 23,680,726 shares of Applied Magnetics Common Stock outstanding.

  APPLIED MAGNETICS RIGHTS PLAN

       In October 1988, the Applied Magnetics Board declared a dividend of one Applied Magnetics Right for each outstanding share of Applied Magnetics Common Stock to stockholders of record on November 4, 1988. Each Applied Magnetics Right entitles the holder to buy the economic equivalent of one share of Applied Magnetics Common Stock in the form of one one-hundredth of a share of a newly created series of participating preferred stock of Applied Magnetics at an exercise price of $75.00 per share. The Applied Magnetics Rights are exercisable only if a person or group acquires 20% or more of the voting power of Applied Magnetics (an "Acquiring Person") or announces a tender or exchange offer which would result in a person or group becoming an Acquiring Person, in either case, without the prior consent of Applied Magnetics.

       If any person or group becomes the beneficial owner of 20% or more of the voting power of Applied Magnetics (other than as a result of a tender offer or exchange offer for all outstanding shares of Applied Magnetics Common Stock at a price and on terms determined by at least a majority of the members of the Applied Magnetics Board who are not officers of Applied Magnetics to be both adequate and otherwise in the best interests of Applied Magnetics and its stockholders), then each Applied Magnetics Right (other than those owned by the Acquiring Person or related parties) will entitle its holder to purchase, at the Applied Magnetics Right's exercise price, shares of Applied Magnetics' Common Stock or common stock equivalents having a market value of twice the

  Applied Magnetics Right's exercise price ("Flip-In Right"). The Flip-In Right will result in substantial dilution of an Acquiring Persons' voting and economic interest in Applied Magnetics and a substantial economic benefit to the other stockholders of Applied Magnetics.

       In addition, after a person or group becomes an Acquiring Person, if Applied Magnetics is involved in a merger or other business combination trans action with another person in which its common shares are changed or exchanged, or Applied Magnetics sells 50% or more of its assets or earning power to another person, each Right (other than owned by the Acquiring Person or related parties) will entitle its holder to purchase, at the Applied Magnetics Right's exercise price, shares of Common Stock of such other person having a market value of twice the Applied Magnetics Right's exercise price.

       Applied Magnetics will be entitled to redeem the Applied Magnetics Rights at one cent per Right (i) at any time before the person or group becomes the Acquiring Person without prior approval, (ii) in connection with an acquisition of Applied Magnetics not involving the Acquiring Person and in which all stockholders are treated alike or (iii) after the Flip-In Rights is triggered and the exercise period has expired if and for as long as no person owns 20% of the Applied Magnetics Common Stock. The Applied Magnetics Rights expire at the earlier of (i) ten years after adoption of the Rights Plan, or
  (ii) consummation of a merger following a tender offer approved by the Applied Magnetics Board, in either case unless earlier redeemed by Applied Magnetics.

       The Exercise Price payable, and the number of shares of Applied Magnetics Common Stock or other securities or property issuable, upon exercise of the Applied Magnetics Rights are subject to adjustments from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Applied Magnetics Preferred Stock,
  (ii) upon the grant to holders of the Applied Magnetics Preferred Stock of certain rights or warrants to subscribe for Applied Magnetics Preferred Stock or convertible securities or securities having the same or more favorable rights, privileges and preferences as the Applied Magnetics Preferred Stock at less than the current market price of the Applied Magnetics Preferred Stock, or (iii) upon the distribution to holders of the Applied Magnetics Preferred Stock of evidences of indebtedness or assets or of subscription rights or warrants (other than those referred to above).

       Stockholders of Applied Magnetics may, depending upon the circumstances, recognize taxable income in the event that the Applied Magnetics Rights become exercisable for Applied Magnetics Common Stock (or other consideration) or for common stock of the acquiring company as set forth above.

                     COMPARISON OF THE RIGHTS OF HOLDERS OF SHARES AND
                               APPLIED MAGNETICS COMMON STOCK

       Pursuant to the Offer, Read-Rite Stockholders who elect to receive Applied Magnetics Common Stock in exchange for Shares will become stockholders of Applied Magnetics. The following is a summary of certain similarities and material differences between the rights of holders of Shares and the rights of holders of Applied Magnetics Common Stock. As each of Read-Rite and Applied Magnetics is organized under the laws of Delaware, these differences arise solely from various provisions of the Certificate of Incorporation and Bylaws of each of Read-Rite and Applied Magnetics.

       The following summary does not purport to be a complete statement of the rights of stockholders under the Read-Rite Certificate and the Read-Rite Bylaws as compared with the rights of Applied Magnetics' stockholders under the Applied Magnetics Certificate and the Applied Magnetics Bylaws or a complete description of the specific provisions referred to herein. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist. The summary is qualified in its entirety by reference to the DGCL and the governing corporate instruments of Read-Rite and Applied Magnetics, to which stockholders are referred.

  SPECIAL MEETINGS OF STOCKHOLDERS

       Under Delaware law, special meetings of the stockholders may be called by the board of directors or such other persons as may be authorized by the certificate of incorporation or bylaws. The Read-Rite Bylaws provide that a special meeting may also be called by the Chairman of the Board, the president or the chief executive officer, or by the president or secretary at the request in writing of a majority of the Board of Directors, or at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote. The Applied Magnetics Bylaws provide that, in addition to the Board of Directors, a special meeting may be called by a Committee of the Board of Directors which has been duly designated and expressly provided with the power to call such meetings. The Applied Magnetics Certificate and Applied Magnetics Bylaws do not contain any provision granting stockholders the right to call special meetings.

  NUMBER OF DIRECTORS

       Under Delaware law, the number of directors shall be fixed by or in the manner provided in the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by an amendment to the certificate. The Read-Rite Bylaws provide that the Read-Rite Board is to consist of six directors. The Applied Magnetics Bylaws provide that the Applied Magnetics Board of Directors is to consist of five directors. Neither the Read-Rite Certificate nor the Applied Magnetics Certificate fixes the number of directors.

  ADVANCE NOTICE OF STOCKHOLDER NOMINATION OF DIRECTORS

       Both the Read-Rite Bylaws and Applied Magnetics Bylaws contain advance notice provisions for the nominations of directors. Under the Read-Rite Bylaws, a nomination may be made at a meeting of stockholders by any stockholder, provided that the Secretary of Read-Rite receives written notice not less than 90 days prior to the meeting. If less than 100 days' notice or prior disclosure of the date of the meeting is given or made to stockholders, the notice of nomination must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure was made. In addition, under the Read-Rite Bylaws, at any time that Applied Magnetics is subject to the periodic reporting requirements under the Exchange Act, notice will be deemed timely made by a stockholder with respect to an annual meeting of stockholders if the notice by the stockholder is made in a timely manner pursuant to the provisions of Rule 14a-8(a)(3)(i). The Applied Magnetics Bylaws have similar provisions, however, the Secretary of Applied Magnetics must receive written notice not less than 50 days nor more than 75 days prior to the meeting. If less than 65 days prior notice or public disclosure is given by Applied

  Magnetics, notice by the stockholder must be delivered not later than the close of business on the 15th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.

       The Read-Rite Bylaws and the Applied Magnetics Bylaws require different information in the advance notice. Under the Read-Rite Bylaws, notice of nominations, among other things, must state both the nominee's and nominator's name and address; a description of all arrangements or understandings between the nominator and each nominee; and whether the nominator intends to appear in person or by proxy at the meeting to nominate the person specified in the notice. The Applied Magnetics Bylaws require that the notice, among other things, state not only the name and address of the nominee and nominator, but also the age, and principal occupation or employment of the nominee. Applied Magnetics has no requirements of a description of all arrangements and understandings between the nominator and nominee, nor whether the nominator intends to appear in person or by proxy. Both the Read-Rite Bylaws and the Applied Magnetics Bylaws require the notice to state any other information about the nominee required to be disclosed in solicitations for proxies for the election of directors pursuant to rules of the Commission.

  STOCKHOLDER PROPOSAL PROCEDURES

       Under the Read-Rite Bylaws, business is properly brought before an annual meeting if the Secretary of Read-Rite receives written notice not less than 90 days prior to the meeting. If less than 100 days' notice or prior disclosure of the date of the meeting is given or made to stockholders, the notice of nomination must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure was made. The Applied Magnetics Bylaws have somewhat similar provisions. However, the Secretary of Applied Magnetics must receive written notice not less than 50 days nor more than 75 days prior to the meeting. If less than 65 days prior notice or public disclosure is given, notice by the stockholder must be delivered not later than the close of business in the 15th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. In addition, under the Read-Rite Bylaws, at any time that Read-Rite is subject to the periodic reporting requirements under the Exchange Act, notice will be deemed timely made by a stockholder with respect to an annual meeting of stockholders if the notice by the stockholder is made in a timely manner pursuant to the provisions of Rule 14a-8(a)(3)(i).

       The Read-Rite Bylaws and the Applied Magnetics Bylaws require different information in the notice of business to be conducted. Under the Read-Rite Bylaws, notice of business to be conducted, among other things, must state the stockholder's name, address and the nature of the business to be proposed as well as if the nominator intends to appear in person or by proxy at the meeting to introduce the business specified in the notice. Furthermore, the Read-Rite Bylaws require the notice to state any other information about the matter as would be required to be disclosed pursuant to the proxy rules of the Commission had the matter been proposed or intended to be proposed by the board of directors. The Applied Magnetics Bylaws require that stockholder notices must contain, among other things, a brief description of the business desired to be brought before the annual meeting, and the reasons for conducting such business at the annual meeting; the name and record address of the stockholder proposing such business; the class and number of shares of the corporation which are beneficially owned by the stockholder; and any material interest of the stockholder in such business.

  VOTING MAJORITIES

       Under the Read-Rite Bylaws, once a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy will decide all issues unless the express provisions of statute or the certificate of incorporation require a different vote. Under the Applied Magnetics Bylaws, the election of directors and procedural matters relating to the conduct of a meeting are decided by a plurality of votes cast. All other matters are decided by the vote of the holders of a majority of the stock having voting power present in person or represented by proxy, unless the express provisions of statute, the Applied Magnetics Certificate, or the Bylaws require a different vote.

  INDEMNIFICATION

       Both the Read-Rite Bylaws and the Applied Magnetics Bylaws provide for the indemnification of directors, officers and persons serving at the request of the respective corporations as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise to the fullest extent authorized by the DGCL. The Applied Magnetics Bylaws also mandatorily extend this right to indemnification to all employees of Applied Magnetics, whereas the Read-Rite Bylaws provide that this right to indemnification may only be extended to employees and agents by the corporation.

  CERTAIN VOTING RIGHTS FOR MERGERS

       Under Delaware law, any merger, consolidation or sale of all or substantially all of the assets of a corporation requires the approval of the holders of a majority (unless the certificate of incorporation requires a higher percentage) of the outstanding shares of such corporation entitled to vote thereon. Neither the Read-Rite Certificate nor the Applied Magnetics Certificate requires a higher percentage.

  CUMULATIVE VOTING

       Under Delaware law, stockholders of a corporation are not entitled to cumulate their votes in the election of directors unless the corporation's certificate of incorporation so provides. Neither the Read-Rite Certificate nor the Applied Magnetics Certificate provides for cumulative voting.

  REMOVAL OF DIRECTORS

       Under Delaware law, any or all directors of a corporation which does not have cumulative voting or a classified board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors, unless such corporation's certificate of incorporation provides otherwise. Neither the Read-Rite Certificate nor the Applied Magnetics certificate provides otherwise.

  STOCKHOLDER ACTION BY WRITTEN CONSENT

       Under Delaware law, unless otherwise provided in the certificate of incorporation, any action which may be taken at any annual or special meeting may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Neither the ReadRite Certificate nor the Applied Magnetics Certificate contains provisions to the contrary.

  AMENDMENT OF BYLAWS

       Under Delaware law, the power to adopt, amend or repeal bylaws is vested in the stockholders unless the certificate of incorporation confers the power to adopt, amend or repeal bylaws upon the directors as well. Both the ReadRite Certificate and the Applied Magnetics Certificate confer such power on their respective boards of directors.

  CLASSIFICATION OF BOARD OF DIRECTORS

       Delaware law permits (but does not require) a certificate of incorporation to provide that a board of directors be divided into classes, with each class having a term of office longer than one year but not longer than three years. Neither the Read-Rite Certificate nor the Applied Magnetics Certificate provides for classes of directors.

                                  MARKET PRICES

       The Applied Magnetics Common Stock is listed and principally traded on the NYSE. The Shares are quoted and traded principally on the Nasdaq National Market. The following table sets forth the range of high and low sales prices as reported on the NYSE Composite Tape, with respect to Applied Magnetics Common Stock, and the Nasdaq National Market, with respect to the Shares.

                                   APPLIED MAGNETICS           READ-RITE
                                       Price Range            Price Range
  QUARTER                         High        Low          High        Low

  1994
  First Quarter.................  $ 6 1/2     $ 5 1/8     $14 1/8     $ 8 3/4
  Second Quarter................  $ 7 3/8     $ 5 1/8     $15 1/4     $11 5/8
  Third Quarter................   $ 6 1/2     $ 4 1/4     $14 1/8     $11
  Fourth Quarter................  $ 6 3/8     $ 4         $19         $11 7/8
  1995
  First Quarter.................  $ 4 3/8     $ 2 1/4     $19         $15 1/2
  Second Quarter................  $ 3 7/8     $ 2 1/2     $19 1/2     $14 7/8
  Third Quarter.................  $ 7         $ 2 5/8     $29         $19
  Fourth Quarter................  $18 7/8     $ 7 1/8     $48         $261/4
  1996
  First Quarter. ...............  $19         $12 1/8     $39 1/8     $21 3/4
  Second Quarter................  $19 1/8     $13 3/4     $25 1/8     $16 3/4
  Third Quarter. ...............  $21 3/4     $ 9 1/2     $26 1/8     $12 15/16
  Fourth Quarter................  $18 1/4     $ 8 1/4     $15 3/4     $ 9 7/8
  1997
  First Quarter.................  $31 7/8     $17 3/8     $26 1/2     $15 1/8
  Second Quarter (through
   February 21, 1997)...........  $60 1/2     $29 1/8     $33 5/8     $24


        On February 21, 1997, the last trading day before public announce ment of the Offer, the closing sales price per share of Applied Magnetics Common Stock was $55 1/4. Past price performance is not necessarily indicative of likely future price performance. Holders of Shares are urged to obtain current market quotations for shares of Applied Magnetics Common Stock.

                        VALIDITY OF APPLIED MAGNETICS COMMON STOCK

        The validity of the shares of Applied Magnetics Common Stock offered hereby will be passed upon for Applied Magnetics by Sheppard, Mullin, Richter & Hampton LLP, 333 South Hope Street, 48th Floor, Los Angeles, California 90071.

                                          EXPERTS

        The financial statements of Applied Magnetics incorporated by reference in this Preliminary Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said Firm as experts in giving said reports.

                                        SCHEDULE A

             DIRECTORS AND EXECUTIVE OFFICERS OF APPLIED MAGNETICS CORPORATION

        Directors and Executive Officers of Applied Magnetics Corporation. The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Applied Magnetics Corporation are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Applied Magnetics Corporation. Each director and executive officer listed below is a citizen of the United States.


                                          Position with Applied Magnetics
                                          Corporation; Principal
                                          Occupation or Employment;
  Name and Business Address               5-Year Employment History.
  -------------------------               --------------------------
  Craig D. Crisman.................       Chairman, Chief Executive
  Applied Magnetics Corporation           Officer and Director of Applied
  75 Robin Hill Road                      Magnetics Corporation.  Mr.
  Goleta, California 93117                Crisman became an employee of
                                          Applied Magnetics Corporation
                                          on August 1, 1995.  Prior to
                                          that time, since 1981, he was a
                                          member of Grisanti, Galef &
                                          Goldress, Inc., a consulting
                                          firm ("GG&G").  GG&G was
                                          engaged by Applied Magnetics
                                          Corporation on August 1, 1994,
                                          to provide crisis management
                                          and turnaround services to
                                          Applied Magnetics Corporation.
                                          The turnaround engagement was
                                          determined to have been
                                          successfully completed on
                                          July 27, 1995.  Mr. Crisman was
                                          elected Chief Executive Officer
                                          and a director of Applied
                                          Magnetics Corporation on
                                          August 1, 1994.  He was elected
                                          Chairman of the Board on
                                          November 3, 1995.  During the
                                          five years preceding his
                                          appointment as Chief Executive
                                          Officer and as a director of
                                          Applied Magnetics Corporation,
                                          Mr. Crisman was a partner of
                                          GG&G.  In that capacity he had
                                          been engaged, as a crisis
                                          management consultant, in
                                          business turnaround assignments
                                          involving a number of different
                                          enterprises in various
                                          industries.

  Harold R. Frank..................       Director of Applied Magnetics
  Applied Magnetics Corporation           Corporation.  Mr. Frank,
  75 Robin Hill Road                      founder of Applied Magnetics
  Goleta, California 93117                Corporation, was named Chairman
                                          Emeritus of Applied Magnetics
                                          Corporation on November 3,
                                          1995.  He is also director of
                                          Circon Corporation, a producer
                                          of endoscopes and ultra
                                          miniature color video cameras
                                          for medical and industrial
                                          applications, Trust Company of
                                          the West, a financial
                                          institution, and Key
                                          Technology, Inc., a
                                          manufacturer of automated food
                                          processing systems.


  Herbert M. Dwight, Jr............       Director of Applied Magnetics
  Optical Coating                         Corporation.  Mr. Dwight is,
    Laboratory, Inc.                      and for more than five years
  2789 Northpoint Parkway,                has been, President and
  Dept. 101-1                             Chairman of Optical Coating
  Santa Rosa, California                  Laboratory, Inc., which is
  95407-7397                              engaged in the design,
                                          development and production of
                                          precision optical thin film
                                          components.  He is also a
                                          director of Applied Materials,
                                          Inc., a wafer fabrication
                                          equipment manufacturer.

  Jerry E. Goldress................       Director of Applied Magnetics
  Grisanti, Galef & Goldress, Inc.        Corporation.  Mr. Goldress is,
  P.O. Box 5240                           and for more than five years
  Incline Village, Nevada                 has been, Chief Executive
  89450                                   Officer of GG&G and is also
                                          Chairman of The Wherehouse.

  Dr. R.C. Mercure, Jr............        Director of Applied Magnetics
  Applied Magnetics Corporation           Corporation. Ending in September 1996,
  75 Robin Hill Road                      Dr. Mercure was, and for a period of
  Goleta, California 93117                more than five years, has been,
                                          Professor and Director of the
                                          Engineering Management Program at the
                                          University of Colorado at Boulder. Dr.
                                          Mercure has been a director of Applied
                                          Magnetics Corporation since 1982. He
                                          is a director of Imex Medical Systems,
                                          which is engaged in the development
                                          and manufacture of medical diagnostic
                                          and monitoring instruments, and Ball
                                          Corporation, a manufacturer of metal
                                          and plastic containers.

Peter T. Altavilla................        Mr. Altavilla is Controller and
Applied Magnetics Corporation 75 Robin    Secretary of Applied Magnetics
Hill Road Goleta, California 93117        Corporation.

                                        SCHEDULE B

  OWNERSHIP OF SHARES BY CERTAIN BENEFICIAL OWNERS AND READ-RITE MANAGEMENT

          The following table and notes thereto are reproduced from ReadRite's Proxy Statement for the 1997 Annual Meeting of Read-Rite Stockholders, set forth certain information with respect to beneficial ownership of Shares (i) as of December 30, 1996 by any person known by Read-Rite to beneficially own more than five percent of the outstanding Shares, and (ii) as of December 30, 1996 by each director (including Read-Rite's Chief Executive Officer), by the four other most highly compensated executive officers of Read-Rite whose compensation exceeded $100,000 for fiscal 1996, and by all current directors and executive officers as a group:



                                         -----------------------------------
                                             NUMBER OF
                                               SHARES              PERCENT
       NAME OF BENEFICIAL OWNER            BENEFICIALLY               OF
         OR IDENTITY OF GROUP                   OWNED               CLASS
------------------------------------     -------------------    ------------
  J.P. Morgan & Co. Incorporated (1)               3,786,730         8.1%
  60 Wall Street
  New York, New York 10260
  Cyril J. Yansouni (2).............                 920,217         1.9%
  Fred Schwettmann (3)..............                 133,297          *
  John G. Linvill (4)...............                  22,500          *
  William J. Almon (5)..............                   5,500          *
  Michael L. Hackworth (6)..........                   1,500          *
  Matthew J. O'Rourke...............                   1,200          *
  Peter G. Bischoff (7).............                 150,520          *
  Michael A. Klyszeiko (8)..........                  90,001          *
  Alan S. Lowe (9)..................                  85,780          *
  All executive officers
    and directors as a
  group (13 persons) (10)...........               1,538,151         3.2%



  *   Less than 1%

  (1) Based on information received from J.P. Morgan and Co. Incorporated as of December 17, 1996.

  (2) Includes 685,308 shares issuable upon the exercise of stock options to purchase shares of Common Stock which are exercisable within 60 days of December 30, 1996.

  (3) Includes 129,252 shares issuable upon the exercise of stock options to purchase shares of Common Stock which are exercisable within 60 days of December 30, 1996.

  (4) Includes 19,500 shares issuable upon the exercise of stock options to purchase shares of Common Stock which are exercisable within 60 days of December 30, 1996.

  (5) Includes 4,500 shares issuable upon the exercise of stock options to purchase shares of Common Stock which are exercisable within 60 days of December 30, 1996.

  (6) Includes 1,500 shares issuable upon the exercise of stock options to purchase shares of Common Stock which are exercisable within 60 days of December 30, 1996.

  (7) Includes 146,721 shares issuable upon the exercise of stock options to purchase shares of Common Stock which are exercisable within 60 days of December 30, 1996.

  (8) Includes 79,589 shares issuable upon the exercise of stock options to purchase shares of Common Stock which are exercisable within 60 days of December 30, 1996.

  (9) Includes 64,026 shares issuable upon the exercise of stock options to purchase shares of Common Stock which are exercisable within 60 days of December 30, 1996.

  (10)Includes 1,252,661 shares issuable upon the exercise of stock options to purchase shares of Common Stock which are exercisable within 60 days of December 30, 1996.

                                        SCHEDULE C



                                        SECTION 203
                              DELAWARE GENERAL CORPORATION LAW


                 203  BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS.

          (a) Notwithstanding any other provisions of this chapter, a corporation shall not engage in any business combination with any interested stockholder for a period of 3 years following the time that such stockholder became an interested stockholder, unless:

          (1) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

          (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

          (3) At or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

          (b) The restrictions contained in this section shall not apply if:

          (1) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by this section;

          (2) the corporation, by action of its board of directors, adopts an amendment to its bylaws within 90 days of the effective date of this section, expressly electing not to be governed by this section, which amendment shall not be further amended by the board of directors.

          (3) the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by this section, provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or bylaws must be approved by the affirmative vote of a majority of the shares entitled to vote. An amendment adopted pursuant to this paragraph shall be effective immediately in the case of a corporation that both (i) has never had a class of voting stock that falls within any of the three categories set out in subsection (b)(4) hereof, and (ii) has not elected by a provision in its original certificate of incorporation or any amendment thereto to be governed by this section. In all other cases, an amendment adopted pursuant to this paragraph shall not be effective until 12 months after the adoption of such amendment and shall not apply to any business combination between such corporation and any person who became an interested stockholder of such corporation on or prior to such adoption. A bylaw amendment adopted pursuant to this paragraph shall not be further amended by the board of directors;

          (4) the corporation does not have a class of voting stock that is (i) listed on a national securities exchange, (ii) authorized for quotation on The NASDAQ Stock Market or (iii) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;

          (5) a stockholder becomes an interested stockholder inadvertently and
  (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time within the 3 year period immediately prior to a business combination between the corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership;

          (6) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this paragraph; (ii) is with or by a person who either was not an interested stockholder during the previous 3 years or who became an interested stockholder with the approval of the corporation's board of directors or during the period described in paragraph (7) of this subsection (b); and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than 1) who were directors prior to any person becoming an interested stockholder during the previous 3 years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the corporation (except for a merger in respect of which, pursuant to section 251(f) of the chapter, no vote of the stockholders of the corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation (other than to any direct or indirect wholly-owned subsidiary or to the corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the corporation. The corporation shall give not less than 20 days notice to all interested stockholders prior to the consummation of any of the transactions described in clauses (x) or (y) of the second sentence of this paragraph; or

          (7) The business combination is with an interested stockholder who became an interested stockholder at a time when the restrictions contained in this section did not apply by reason of any paragraphs (1) through (4) of this subsection (b), provided, however, that this paragraph (7) shall not apply if, at the time such interested stockholder became an interested stockholder, the corporation's certificate of incorporation contained a provision authorized by the last sentence of this subsection (b).

          Notwithstanding paragraphs (1), (2), (3) and (4) of this subsection, a corporation may elect by a provision of its original certificate of incorporation or any amendment thereto to be governed by this section; provided that any such amendment to the certificate of incorporation shall not apply to restrict a business combination between the corporation and an interested stockholder of the corporation if the interested stockholder became such prior to the effective date of the amendment.

          (c)   As used in this section only, the term:

          (1) "affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

          (2) "associate," when used to indicate a relationship with any person, means (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock, (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

          (3) "business combination," when used in reference to any corporation and any interested stockholder of such corporation, means:

          (i) any merger or consolidation of the corporation or any direct or indirect majority-owned subsidiary of the corporation with (A) the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (a) of this section is not applicable to the surviving entity;

          (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of such corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

          (iii) any transaction which results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the interested stockholder, except (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such, (B) pursuant to a merger under Section 251(g) of this title; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of such corporation subsequent to the time the interested stockholder became such, (D) pursuant to an exchange offer by the corporation to purchase stock made on the same terms to all holders of said stock, or (E) any issuance or transfer of stock by the corporation, provided however, that in no case under (C)-(E) above shall there be an increase in the interested stockholder's proportionate share of the stock of any class or series of the corporation or of the voting stock of the corporation;

          (iv) any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

          (v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subparagraphs (i)-(iv) above) provided by or through the corporation or any direct or indirect majority owned subsidiary.

          (4) "control," including the term "controlling," "controlled by" and "under common control with," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

          (5) "interested stockholder" means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that the term "interested stockholder" shall not include
  (x) any person who (A) owned shares in excess of the 15% limitation set forth herein as of, or acquired such shares pursuant to a tender offer commenced prior to, December 23, 1987, or pursuant to an exchange offer announced prior to the aforesaid date and commenced within 90 days thereafter and either (I) continued to own shares in excess of such 15% limitation or would have but for action by the corporation or (II) is an affiliate or associate of the corporation and so continued (or so would have continued but for action by the corporation) to be the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such a person is an interested stockholder or (B) acquired said shares from a person described in
  (A) above by gift, inheritance or in a transaction in which no consideration was exchanged; or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein in the result of action taken solely by the corporation provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of paragraph (8) of this subsection but shall not include any other unissued stock of such corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

          (6) "person" means any individual, corporation, partnership, unincorporated association or other entity.

          (7) "Stock" means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

          (8) "Voting stock" means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.

          (9) "owner" including the terms "own" and "owned" when used with respect to any stock means a person that individually or with or through any of its affiliates or associates:

          (i)   beneficially owns such stock, directly or indirectly; or

          (ii) has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person's affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person's right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

          (iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of clause (ii) of this paragraph), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

          (d) No provision of a certificate of incorporation or bylaw shall require, for any vote of stockholders required by this section a greater vote of stockholders than that specified in this section.

          (e) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all matters with respect to this section.

                                        SCHEDULE D



                                        SECTION 262
                             DELAWARE GENERAL CORPORATION LAW
                                    DISSENTERS' RIGHTS


          262 DISSENTERS' RIGHTS.

          (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

          (b) Dissenters' rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to subsection (g) of Section 251), Section 252, Section 254, Section 257,
  Section 258, Section 263 or Section 264 of this title:

                (1) Provided, however, that no dissenters' rights under this section shall be available for the shares of any class or series of stock which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no dissenters' rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corpora tion as provided in subsection (f) of Section 251 of this title.

                (2) Notwithstanding paragraph (1) of this subsection, dissenters' rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraph a., b. and c. of this paragraph.

                (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under 253 of this title is not owned by the parent corporation immediately prior to the merger, dissenters' rights shall be available for the shares of the subsidiary Delaware corporation.

          (c) Any corporation may provide in its certificate of incorporation that dissenters' rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

          (d)   Dissenters' rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which dissenters' rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which dissenters' rights are available pursuant to subsections (b) or (c) hereof that dissenters' rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to ss.228 or ss.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to dissenters' rights of the approval of the merger or consolidation and that dissenters' rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to dissenters' rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to dissenters' rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to dissenters' rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only to be sent to each stockholder who is entitled to dissenters' rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive such notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be the effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the next day preceding the day on which the notice is given.

          (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to dissenters' rights, may file a petition to the Court or Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

          (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

          (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

          (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to dissenters' rights under this section.

          (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertified stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

          (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

          (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his dissenters' rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

          (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

          Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each ReadRite Stockholder or his or her broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at one of its addresses set forth below.

                                    THE EXCHANGE AGENT:

                             IBJ Schroder Bank & Trust Company
                                        FACSIMILIE:
                                      (212) 858-2611
                                   CONFIRM BY TELEPHONE:
                                      (212) 858-2103

          By Hand or Overnight Delivery           By Mail
          1 State Street                          P.O. Box 84
          New York, New York 10004                Bowling Green Station
          Attn: Reorganization Department         New York, New York 10274-0084
          Securities Processing Window SC-1

  (for Eligible Institutions only)


          Any questions or requests for assistance or additional copies of the Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your local broker, commercial bank, trust company or nominee for assistance concerning the Offer.

                          The Information Agent for the Offer is:

                                  MACKENZIE PARTNERS, INC.

                                      156 Fifth Avenue
                                  New York, New York 10010
                               (212) 929-5500 (call collect)
                                             or
                                  Toll Free (800) 322-2885

                           The Dealer Manager for the Offer is:

                                   GLEACHER NATWEST INC.

                                    660 Madison Avenue
                                 New York, New York 10021
                               (212) 418-4200 (call collect)

                                          PART II

                          INFORMATION NOT REQUIRED IN PROSPECTUS

  ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

          The Registrant's Certificate of Incorporation, as amended, contains a provision limiting the personal liability of directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision is intended to eliminate the risk that a director might incur personal liability to the Registrant or its stockholders for breach of the duty of care. Such provision absolves directors of liability for negligence in the performance of their duties, including gross negligence. Directors remain liable for breaches of the duty of loyalty to the Registrant and its stockholders as well as for acts or omissions not taken in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derived improper personal benefit. In addition, the Registrant's Certificate of Incorporation does not absolve directors of liability for unlawful dividends or stock repurchases or redemptions to which a negligence standard presently applied under the Delaware General Corporation Law (the "DGCL"). Also, there may be certain liabilities, such as those under the United States federal securities laws or other state or federal laws, which a court may hold are unaffected by the Certificate of Incorporation.

          The Registrant's Amended and Restated By-laws provide that each person who is or was a director, legal representative, officer or employee of the Registrant (or was serving at the request of the Registrant as a director, legal representative, officer or employee of another entity), will be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL (as it may be amended to allow for broader indemnification rights) from any liability incurred as a result of such service. Among other things, the indemnification provisions provide indemnification for officers and directors against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advance and payment of fees and expenses reasonably incurred by the director or officer in defense of any such lawsuit or proceeding. The Registrant's Bylaws provide that the rights to indemnification and the payment of expenses conferred therein will not be exclusive of any other right that any person may have or acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant's Bylaws also provide that the Registrant shall maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant against any liability asserted against such person and incurred by such person in any such capacity, whether or not the Registrant would have the power to indemnify such person against such liability under the DGCL. The Registrant maintains this insurance coverage for its officers and directors as well as insurance coverage to reimburse the Company for potential costs of its corporate indemnification of officers and directors.

  ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  3.1 Certificate of Incorporation, as amended (incorporated by reference to an exhibit filed with the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1989).

  3.2 Amended and Restated Bylaws (incorporated by reference to an exhibit filed with the Registrant's Form 8-K, dated October 19, 1988).

  5.1     Opinion of Sheppard, Mullin, Richter & Hampton LLP.**

  8.1     Tax opinion of Sheppard, Mullin, Richter & Hampton LLP**

  23.1    Consent of Arthur Andersen LLP.

  23.2    Consents of Sheppard, Mullin, Richter & Hampton LLP (included in
          Exhibit 5.1 and Exhibit 8.1).**

  24.1    Powers of Attorney.

  99.1    Form of Letter of Transmittal and instructions thereto.

  99.2    Form of Notice of Guaranteed Delivery.

  99.3 Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Applied Magnetics Nominees.

  99.4 Form of Letter to Clients for use by Broker, Dealers, Commercial Banks, Trust Companies and Other Applied Magnetics Nominees.

  99.5 Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

  99.6    Form of Summary Advertisement.

  -----------
  **To be filed by amendment

  ITEM 22. UNDERTAKINGS

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and

  Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                        SIGNATURES

          PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, Applied Magnetics, THE REGISTRANT, CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL THE REQUIREMENTS FOR FILING ON FORM S-4 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNDER DULY AUTHORIZED, IN THE CITY OF GOLETA, STATE OF CALIFORNIA, ON THE 24TH DAY OF February, 1997.

                                              Applied Magnetics, INC.

                                              (Registrant)



                                              By: /s/ Craig D. Crisman
                                              CRAIG D. CRISMAN,
                                              CHAIRMAN OF THE BOARD AND CHIEF
                                              EXECUTIVE OFFICER


          Each person whose signature appears below appoints Craig D. Crisman and Peter T. Altavilla and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-4 and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting upon said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



  Signature                    Title                            Date
  ---------                    -----                            ----
  /s/ Craig D. Crisman         Chairman of the Board,           February 24,
  Craig D. Crisman             Chief Executive Officer          1997
                               and Director (Principal
                               Executive Officer and
                               Principal Financial
                               Officer)

  /s/ Peter T. Altavilla       Corporate Controller             February 24,
  Peter T. Altavilla           Peter T. Altavilla               1997
                               (Principal Accounting
                               Officer)

  /s/ Harold R. Frank          Chairman Emeritus and            February 24,
  Harold R. Frank              Director                         1997

  /s/ R.C. Mercure, Jr.        Director                         February 24,
  R.C. Mercure, Jr.                                             1997

  /s/Herbert M. Dwight, Jr.    Director                         February 24,
  Herbert M. Dwight, Jr.                                        1997

  /s/ Jerry E. Goldress        Director                         February 24,
  Jerry E. Goldress                                             1997

                                       EXHIBIT INDEX


  EXHIBIT NO.   DESCRIPTION                                         PAGE NO.
  -----------   -----------                                         --------
  3.1           Certificate of Incorporation, as amended
                (incorporated by reference to an exhibit filed with the Registrant's Quarterly
                Report on Form 10-Q for the quarter ended
                March 31, 1989).

  3.3 Amended and Restated Bylaws (incorporated by reference to an exhibit filed with the Registrant's Form 8-K, dated October 19,
                1988).

  5.1           Opinion of Sheppard, Mullin, Richter &
                Hampton LLP.**

  8.1           Tax opinion of Sheppard, Mullin, Richter
                & Hampton LLP.**

  23.1          Consent of Arthur Andersen LLP.                       104

  23.2          Consents of Sheppard, Mullin, Richter &
                Hampton LLP (included in Exhibit 5.1 and
                Exhibit 8.1).**

  24.1          Powers of Attorney.

  99.1          Form of Letter of Transmittal and
                instructions thereto.                                 106

  99.2          Form of Notice of Guaranteed Delivery.                120

  99.3          Form of Letter to Brokers, Dealers,
                Commercial Banks, Trust Companies and
                Other Applied Magnetics Nominees.                     123

  99.4          Form of Letter to Clients for use by
                Broker, Dealers, Commercial Banks, Trust
                Companies and Other Applied Magnetics
                Nominees.                                             126

  99.5          Form of Guidelines for Certification of
                Taxpayer Identification Number on
                Substitute Form W-9.                                  128

  99.6          Form of Summary Advertisement.                        132

  -----------
  **To be filed by amendment

                                                              EXHIBIT 23.1


                        CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

          As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our report dated December 12, 1996, incorporated by reference in Applied Magnetics Corporation's Form 10-K for the year ended September 28, 1996, and to all references to our Firm included in this Registration Statement.


                                        /s/ Arthur Andersen LLP
                                        ARTHUR ANDERSEN LLP


  Los Angeles, California
  February 23, 1997

                                                               EXHIBIT 99.1

                                                       LETTER OF TRANSMITTAL
  {LOGO}

  {LETTERHEAD}


    Dear Read-Rite Corporation Shareowner:

          This Letter of Transmittal enables you to exchange each of your shares of common stock, $.0001 par value, of Read-Rite Corporation for 0.679 of a share of common stock, $.10 par value, of Applied Magnetics Corporation ("Offer"). Please follow the instructions in this letter in order to exchange your shares and receive the benefits of our Offer. Simply complete and sign pages 2 and 3 and return your certificate(s) in the enclosed envelope.

          Our Offer will expire at 5:00 p.m., Eastern standard time, on ________, 1997 (the "Expiration Date") unless extended. Shares which are tendered may be withdrawn at any time prior to the Expiration Date. For further information or assistance regarding our Offer please call our representatives listed on the back.

          Thank you for your time and support.

                                        Sincerely,



                                        /s/ Craig D. Crisman
                                         Craig D. Crisman
                                         Chairman of the Board and
                                         Chief Executive Officer

                          IN ORDER TO TENDER YOUR SHARES, SIMPLY:
                                  1. SIGN BY THE "X" BELOW
                       2. COMPLETE THE SUBSTITUTE FORM W-9 ON PAGE 3.

  PLEASE SIGN HERE.
  Signature(s) of Stockholder(s)
  X ------------------------Dated:              , 19
  X ------------------------Dated:              , 1997

  (Must be signed by registered holder(s) exactly as name(s) appear(s) on stock certificate(s) or on a security position listing or by person(s) authorized to become registered holder(s) by certificate(s) and documents transmitted herewith. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, please provide the following information and see Instruction 5.)

  I CERTIFY THAT I HAVE READ THE INSTRUCTIONS ENCLOSED WITH AND CONSTITUTING A PART OF THIS LETTER OF TRANSMITTAL AND THAT I COMPLY WITH THE STOCKHOLDER REPRESENTATION INCLUDED WITH SUCH INSTRUCTIONS.

  Name(s) _______________________________________________________________
  _______________________________________________________________________
  (PLEASE PRINT) Capacity (Full Title)
  ________________________________________________________________________
  Address ________________________________________________________________
  City/State/Zip Code
  ________________________________________________________________________
  ________________________________________________________________________
  (AREA CODE AND TELEPHONE NUMBER)

  COMPLETE THE BOX BELOW ONLY IF YOU WISH TO TENDER LESS THAN ALL THE SHARES EVIDENCED BY YOUR CERTIFICATE(S).


                              CERTIFICATES AND SHARES TENDERED
                           (ATTACH ADDITIONAL LIST IF NECESSARY)

                                  Total Number of                     Number
  Certificate                     Shares Evidenced                   of Shares
  Number(s)*                      by Certificate(s)*                 Tendered**

  ---------------------------------------------------------------------------
  ---------------------------------------------------------------------------
  ---------------------------------------------------------------------------
  ---------------------------------------------------------------------------
  Total Shares________________________________________________________


*      Do not complete if delivering shares by book-entry transfer.
** You must indicate if you are tendering less than all Shares evidenced by any certificate(s) delivered to the Exchange Agent. See Instruction 4.


                                         -2-

  THIS PAGE MUST BE COMPLETED BY ALL TENDERING STOCKHOLDERS. PLEASE FILL IN YOUR SOCIAL SECURITY NUMBER AND SIGN BELOW. Please see Instruction 9 for additional information

               PAYER'S NAME: CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

  SUBSTITUTE            PART 1--PLEASE PROVIDE YOUR TIN IN THE BOX A___________
  FORM W-9              RIGHT AND CERTIFY BY SIGNING AND DATING BELSocial

                        Security Number(s)
                                       OR


                                                   Employer Identification
                                                               Number(s)
      PART 2--Certification--Under penalties of perjury, I
      certify that:
      (1) the number shown on this form is my              Part 3--
          correct Taxpayer Identification Number        Awaiting TIN
          (or I am waiting for a number to be                 o
          issued to me) and
      (2) I am not subject to backup withholding because (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service
          ("IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends or (c) the IRS has notified me that I am no longer subject to backup withholding.


                                                           Part 4--
                                                         Exempt TIN []

  DEPARTMENT OF THE Certification Instructions--You must cross out item (2) in
  Part 2 above if you have TREASURY INTERNAL been notified by the IRS that you are subject to backup withholding because of REVENUE SERVICE underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another PAYER'S REQUEST FOR notification from the IRS stating that you are no longer subject to backup TAXPAYER withholding, do not cross out item (2). If you are exempt from backup withholding, IDENTIFICATION check the box in Part 4 above. NUMBER (TIN) SIGNATURE DATE , 1996

  YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED THE BOX IN PART 3 OF SUBSTITUTE FORM W-9

                  CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

  I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or
  (b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number to the Depositary, 31% of all reportable payments made to me will be withheld, but will be refunded if I provide a certified taxpayer identification number within 60 days. , 1996 Signature Date NOTE:FAILURE TO COMPLETE AND RETURN THIS SUBSTITUTE FORM W-9 MAY RESULT IN BACKUP WITHHOLDING OF 31% OF ANY PAYMENTS MADE TO YOU PURSUANT TO THE OFFER. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL INFORMATION.

  Complete the following certification ONLY if you checked the box in Part 3 of Substitute Form W-9.

                    CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

  I certify under penalties of perjury that a Taxpayer Identification Number has not been issued to me, and either (i) I have mailed or delivered an application to receive a Taxpayer Identification Number to the appropriate Internal Revenue Service Center or Social Security Administration Office or
  (ii) I intend to mail or deliver an application in the near future. I understand that if I do not provide a Taxpayer Identification Number within 60 days, 31% of all reportable payments made to me thereafter will be withheld until I provide a number.

  SIGNATURE _______________________________________________
  DATE ____________________________________________________
  NAME (PLEASE PRINT)______________________________________


                                  IMPORTANT TAX INFORMATION

       Certain Stockholders (including, among others, all corporations and certain foreign individuals) are not subject to backup withholding. In order for a foreign individual to qualify as an exempt recipient, that Stockholder must submit a Form W-8, signed under penalties of perjury, attesting to that individual's exempt status. A Form W-8 can be obtained from the Exchange Agent. See the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional instructions.

       Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

                                           OPTIONAL

  If you would like shares of Applied Magnetics Common Stock and the check to be issued for cash in lieu of fractional shares, if any, of Applied Magnetics Common Stock to be delivered to a different address, complete the top box below.

       If you would like shares of Applied Magnetics Common Stock and the check to be issued for cash in lieu of fractional shares, if any, of Applied Magnetics Common Stock to be issued in a different name, complete the bottom box below. You must include a signature guarantee if you complete the box at the bottom of the page. The signature guarantee process is more fully described in Instructions 1 and 5.


                  SPECIAL DELIVERY INSTRUCTIONS (See Instructions 1, 6 and 7)

       To be completed ONLY if certificate(s) for the Applied Magnetics Common Stock and the check to be issued for cash in lieu of fractional shares, if any, of Applied Magnetics Common Stock are to be sent to someone other than the undersigned, or to the undersigned at an address other than that shown on the address label. Mail Applied Magnetics Common Stock and the check to be issued for cash in lieu of fractional shares, if any, of Applied Magnetics Common Stock to:

  Name ______________________________________________________
                        (PLEASE TYPE OR PRINT)
  Address _____________________________________________________
  City/State/Zip Code _________________________________________




                                         -5-

                                 SPECIAL ISSUANCE INSTRUCTIONS

                               (See Instructions 1, 5, 6 and 7)

       To be completed ONLY if certificate(s) for the Applied Magnetics Common Stock and the check to be issued for cash in lieu of fractional shares, if any, of Applied Magnetics Common Stock are to be issued in the name of someone other than those shown on your certificate(s). Issue Applied Magnetics Common Stock and the check to be issued for cash in lieu of fractional shares, if any, of Applied Magnetics Common Stock to:

  Name _______________________________________________________
       (PLEASE TYPE OR PRINT)
  Address ____________________________________________________
  City/State/Zip Code ________________________________________
  (SOCIAL SECURITY NUMBER OR TAX IDENTIFICATION NUMBER)
    ________________________________


                                   GUARANTEE OF SIGNATURE(S)

  Authorized Signature _______________________________________
  Name _______________________________________________________
       (PLEASE TYPE OR PRINT)
  Address ____________________________________________________
  City/State/Zip Code ________________________________________
  Name of Firm ________________________________ Dated: _______, 1997




                                         -6-

                            THE INFORMATION AGENT FOR THE OFFER IS:

                                    MacKenzie Partners, Inc.
                                        156 Fifth Avenue
                                    New York, New York 10010
                                  (212) 929-5500 (call collect)
                                               or
                                    Toll Free (800) 322-2885


                             THE EXCHANGE AGENT FOR THE OFFER IS:

                               IBJ Schroder Bank & Trust Company
                                          FACSIMILE:
                                        (212) 858-2611

                                     CONFIRM BY TELEPHONE:
                                        (212) 858-2103

  BY MAIL:                                BY HAND OR OVERNIGHT DELIVERY:
  P.O. Box 84                             1 State Street
  Bowling Green Station                   New York, New York 10004
  New York, New York 10274-0084           Attn.: Reorganization Department
  Attn.: Reorganization Department        Securities Processing Window SC-1

                               (FOR ELIGIBLE INSTITUTIONS ONLY):


                             The Dealer Manager for the Offer is:

                                     GLEACHER NATWEST INC.
                                      660 Madison Avenue
                                   New York, New York 10021



                                         -7-

                                            [LOGO]

                             INSTRUCTIONS TO LETTER OF TRANSMITTAL

                     FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER


       1. GUARANTEE OF SIGNATURES. No signature guarantee is required on the Letter of Transmittal in cases where:

    (a) the Letter of Transmittal is signed by the registered holder(s) of the Shares (which term, for purposes of this document, shall include any participant in one of the Book-Entry Transfer Facilities whose name appears on a security position listing as the owner of Shares) tendered with the Letter of Transmittal and such holder(s) have not completed the instruction entitled "Special Issuance Instructions" on the Letter of Transmittal, or

    (b)   such Shares are tendered for the account of an Eligible
          Institution (as defined below).

       Otherwise, all signatures on the Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations, brokerage houses and credit unions) which is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). See Instruction 5.

       2. DELIVERY OF LETTER OF TRANSMITTAL AND CERTIFICATES OR BOOK-ENTRY CONFIRMATIONS. The Letter of Transmittal is to be used either:

            (a) if certificates are to be forwarded with the Letter of Transmittal, or

            (b) if tenders are to be made pursuant to the procedures for tender by book-entry transfer set forth in "The
                  Offer--Procedure for Tendering" in the Prospectus (as defined herein), unless an Agent's Message is utilized.

       Certificates for all physically tendered Shares ("Share Certificates"), or confirmation of any book-entry transfer into the Exchange Agent's account at one of the Book-Entry Transfer Facilities of Shares tendered by book-entry transfer, as well as the Letter of Transmittal or facsimile thereof, properly completed and duly executed with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Exchange Agent at one of its addresses set forth herein on or prior to the Expiration Date (as defined in the Prospectus).

       Stockholders whose certificates are not immediately available or who cannot deliver their certificates and all other required documents to the Exchange Agent on or prior to the Expiration Date or who cannot complete the procedures for book-entry transfer on a timely basis may nevertheless tender their Shares by properly completing and duly executing a Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedure set forth in "The Offer-Procedure for Tendering" in the Prospectus.

       In order to utilize the guaranteed delivery procedure: (i) your tender must be made by or through an Eligible Institution; (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form made available by Applied Magnetics must be received by the Exchange Agent on or prior to the Expiration Date; and (iii) the Share Certificates for all tendered Shares (or a confirmation of a book-entry transfer of such securities into the Exchange Agent's account at a Book-Entry Transfer Facility of Shares tendered by book-entry transfer), in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in the case of a book-entry delivery, an Agent's Message) and all other documents required by the Letter of Transmittal, must be received by the Exchange Agent within three New York Stock Exchange, Inc. trading days after the date of execution of such Notice of Guaranteed Delivery.

       IF SHARE CERTIFICATES ARE FORWARDED SEPARATELY TO THE EXCHANGE AGENT, A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL MUST ACCOMPANY EACH SUCH DELIVERY.

       THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. THE REPLACEMENT COST OF CERTIFICATES FOR SECURITIES IS GENERALLY 2% OF MARKET VALUE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

       No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be accepted. All tendering Stockholders, by execution of the Letter of Transmittal (or facsimile thereof), waive any right to receive any notice of the acceptance of their Shares for exchange.

       3. INADEQUATE SPACE. If the space provided herein is inadequate, the certificate numbers and/or the number of Shares should be listed on a separate piece of paper and returned with the Letter of Transmittal.

       4. PARTIAL TENDERS (NOT APPLICABLE TO STOCKHOLDERS WHO TENDER BY BOOKENTRY TRANSFER). If fewer than all the Shares evidenced by any certificate submitted are to be tendered, fill in the number of Shares which are to be tendered in the box on page 2 of the Letter of Transmittal. In such cases, new certificate(s) for the remainder of the Shares that were evidenced by your old certificate(s) will be sent to you, unless otherwise indicated in the box marked "Special Delivery Instructions" on page 4 of the Letter of Transmittal, as soon as practicable after the Expiration Date. All Shares represented by certificates delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

       5. SIGNATURES ON LETTER OF TRANSMITTAL; STOCK POWERS AND ENDORSEMENTS. If the Letter of Transmittal is signed by the registered holder(s) of the Shares tendered, the signature must correspond with the name(s) as written on the face of the certificates without alteration, enlargement or any change whatsoever.

       If any of the Shares tendered are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.


                                         -9-

       If you wish to tender Shares and have more than one certificate and those certificates are registered in more than one name, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates. If the Letter of Transmittal or any certificates or stock powers are signed by trustees, executors, administrators, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to Applied Magnetics of their authority so to act must be submitted. If the Letter of Transmittal is signed by the registered holder(s) of the Shares transmitted with the Letter of Transmittal, no endorsements of certificates or separate stock powers are required unless Applied Magnetics Common Stock or certificates for Shares not tendered or accepted are to be issued in the name of a person other than the registered holder(s). Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution.

       If the Letter of Transmittal is signed by a person other than the registered holder of the certificate(s) listed, the certificate(s) must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holder or holders appear on the certificates(s). Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution.

       6. STOCK TRANSFER TAXES. Applied Magnetics will pay or cause to be paid any stock transfer taxes with respect to the transfer and sale of Shares to it or its order pursuant to the Offer. Applied Magnetics will not pay or cause to be paid any stock transfer taxes to the extent such taxes are the obligation solely of the transferor. If, however, delivery of the consideration in respect of the Offer is to be made to, or (in the circumstances permitted hereby) if certificates for Shares not tendered or accepted are to be registered in the name of any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person(s) signing the Letter of Transmittal, the tendering holder must provide satisfactory evidence of the payment of any applicable transfer taxes (whether imposed on the registered holder or such person) payable on account of the transfer to such person prior to the delivery of the consideration pursuant to the Offer.

       EXCEPT AS PROVIDED IN THIS INSTRUCTION 6, IT WILL NOT BE NECESSARY FOR TRANSFER TAX STAMPS TO BE AFFIXED TO THE CERTIFICATES LISTED IN THE LETTER OF TRANSMITTAL.

       7. SPECIAL ISSUANCE AND DELIVERY INSTRUCTIONS. If certificates for Applied Magnetics Common Stock and the check to be issued for cash in lieu of fractional shares, if any, of Applied Magnetics Common Stock are to be issued in the name of a person other than the signer of the Letter of Transmittal or if certificates for Applied Magnetics Common Stock and the check to be issued for cash in lieu of fractional shares, if any, of Applied Magnetics Common Stock are to be mailed to someone other than the signer of the Letter of Transmittal or to an address other than that shown on the address label, the boxes marked "Special Issuance Instructions" or "Special Delivery Instructions" on page 4 of the Letter of Transmittal should be completed.

       8. REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Questions or requests for assistance may be directed to, or additional copies of the Prospectus, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be obtained from, the Information Agent or the Dealer Managers at their respective telephone numbers and/or addresses set forth on the back of the Letter of Transmittal or from your broker, dealer, commercial bank or trust company.

       9. SUBSTITUTE FORM W-9. Each tendering Stockholder is required to provide the Exchange Agent with a correct Taxpayer Identification Number ("TIN"), generally the Stockholder's social security or federal employer identification number, on Substitute Form W-9 on page 3 of the Letter of Transmittal. If a Stockholder fails to provide a TIN to the Exchange Agent, such Stockholder may be subject to a $50 penalty imposed by the Internal Revenue Service. In addition, payments of cash in lieu of fractional shares of Applied Magnetics Common Stock that are made to such Stockholder with respect to Shares accepted pursuant to the Offer may be subject to backup withholding of 31%. The box in
  Part 3 of the Substitute Form W-9 may be checked if the tendering Stockholder has not been issued a TIN and has applied for a number or intends to apply for a number in the near future. If the box in Part 3 is checked and the Exchange Agent is not provided with a TIN within 60 days, the Exchange Agent will withhold 31% of all payments of cash thereafter until a TIN is provided to the Exchange Agent. The Stockholder is required to give the Exchange Agent the social security number or employer identification number of the record owner of the Shares or of the last transferee appearing on the stock powers attached to, or endorsed on, the Shares. If the Shares are in more than one name or are not in the name of the actual owner, consult the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional guidance on which number to report.

       IMPORTANT: THE LETTER OF TRANSMITTAL OR A FACSIMILE COPY THEREOF (TOGETHER WITH SHARE CERTIFICATES OR CONFIRMATION OF BOOK-ENTRY TRANSFER AND ALL OTHER REQUIRED DOCUMENTS) OR THE NOTICE OF GUARANTEED DELIVERY MUST BE RECEIVED BY THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE.

                                  STOCKHOLDER REPRESENTATION

       The Stockholder executing the Letter of Transmittal, or on whose behalf the Letter of Transmittal is executed (the "Tendering Stockholder"), delivers to Applied Magnetics Corporation, a Delaware corporation ("Applied Magnetics"), the above-described common shares, par value $.0001 per share (the "Shares"), of Read-Rite Corporation, a Delaware corporation, ("Read-Rite"), pursuant to Applied Magnetics' offer to exchange 0.679 of a share of common stock, par value $.10 per share, of Applied Magnetics (the "Applied Magnetics Common Stock") for each outstanding Share, upon the terms and subject to the conditions set forth in the Preliminary Prospectus dated February __, 1997 (the "Prospectus"), receipt of which is acknowledged, and in the Letter of Transmittal, including the Instructions and Stockholder Representation (which, together with the Prospectus and any amendments thereto constitute the "Offer").

       Upon the terms and subject to the conditions of the Offer, subject to, and effective upon, acceptance of the Shares tendered with the Letter of Transmittal in accordance with the terms of the Offer, the Tendering Stockholder sells, assigns and transfers to, or upon the order of, Applied Magnetics, all right, title and interest in and to all of the Shares that are being tendered and any and all Shares and other securities issued or issuable in respect thereof on or after {commencement date}(collectively, "Distributions"), and irrevocably constitutes and appoints the Exchange Agent the true and lawful agent and attorney-in-fact of the Tendering Stockholder with respect to such Shares (and any Distributions), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to the full extent of the Tendering Stockholder's


                                         -11-
  rights with respect to such Shares (and any Distributions), to (a) deliver such Share Certificates (as defined herein) (and any Distributions) or transfer ownership of such Shares (and any Distributions) on the account books maintained by a Book-Entry Transfer Facility, together in either such case with all accompanying evidences of transfer and authenticity, to or upon the order of Applied Magnetics, (b) present such Shares (and any Distributions) for transfer on the books of Read-Rite and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Shares (and any Distributions), all in accordance with the terms and the conditions of the Offer.

            The Tendering Stockholder irrevocably appoints the designees of Applied Magnetics, and each of them, the attorneys-in-fact and proxies of the Tendering Stockholder, each with full power of substitution, to vote in such manner as each such attorney and proxy or any substitute thereof shall deem proper in the sole discretion of such attorney-in-fact and proxy or such substitute, and otherwise act (including pursuant to written consent) with respect to all the Shares tendered (and any Distributions) which have been accepted by Applied Magnetics prior to the time of such vote or action, which the Tendering Stockholder is entitled to vote at any meeting of Stockholders (whether annual or special and whether or not an adjourned meeting), of ReadRite or otherwise. This proxy and power of attorney is coupled with an interest in the Shares and is irrevocable and is granted in consideration of, and is effective upon, the acceptance of such Shares (and any Distributions) by Applied Magnetics in accordance with the terms of the Offer. Such acceptance for exchange shall revoke any other proxy granted by the Tendering Stockholder at any time with respect to such Shares (and any Distributions) and no subsequent proxies will be given (or, if given, will not be deemed effective) with respect thereto by the Tendering Stockholder. The Tendering Stockholder understands that in order for Shares to be deemed validly tendered, immediately upon Applied Magnetics' acceptance of such Shares (and any Distributions) for exchange Applied Magnetics or its designee must be able to exercise full voting rights with respect to such Shares (and any Distributions).

       The Tendering Stockholder represents and warrants that the Tendering Stockholder has full power and authority to tender, sell, assign and transfer the Shares (and any Distributions) tendered and that when the same are accepted for exchange by Applied Magnetics, Applied Magnetics will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, claims, charges and encumbrances, and the same will not be subject to any adverse claim. The Tendering Stockholder will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or Applied Magnetics to be necessary or desirable to complete the sale, assignment and transfer of the Shares (and any Distributions) tendered.

       All authority conferred or agreed to be conferred pursuant to the Letter of Transmittal shall not be affected by and shall survive the death or incapacity of the Tendering Stockholder and any obligation of the Tendering Stockholder hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the Tendering Stockholder. Subject to the withdrawal rights set forth under "The Offer--Withdrawal Rights" in the Prospectus, the tender of Shares made is irrevocable.

       The Tendering Stockholder understands that tenders of Shares pursuant to any one of the procedures described under "The Offer--Procedure for Tendering" in the Prospectus and in the instructions to the Letter of Transmittal and acceptance of such Shares will constitute a binding agreement between the


                                         -12-

  Tendering Stockholder and Applied Magnetics upon the terms and subject to the conditions set forth in the Offer.

       Unless otherwise indicated on page 4 of the Letter of Transmittal under "Special Issuance Instructions," please issue the shares of Applied Magnetics Common Stock and the check to be issued for cash in lieu of fractional shares, if any, of Applied Magnetics Common Stock in the name(s) of the registered holder(s). Similarly, unless otherwise indicated on page 4 of the Letter of Transmittal under "Special Delivery Instructions," please mail the Applied Magnetics Common Stock and the check to be issued for cash in lieu of fractional shares, if any, of Applied Magnetics Common Stock to the address of the registered holder(s). The Tendering Stockholder recognizes that Applied Magnetics has no obligation, pursuant to the Special Issuance Instructions, to transfer any Shares from the name of the registered holder thereof if Applied Magnetics does not accept any of the Shares so tendered.



                                         -13-

                            The Information Agent for the Offer is:

                                    MacKenzie Partners, Inc.
                                        156 Fifth Avenue
                                    New York, New York 10010
                                  (212) 929-5500 (call collect)
                                    Toll Free (800) 322-2885


                             The Exchange Agent for the Offer is:


                               IBJ Schroder Bank & Trust Company
                                          FACSIMILE:
                                        (212) 858-2611

                                     CONFIRM BY TELEPHONE:
                                        (212) 858-2103

  BY MAIL:                                BY HAND OR OVERNIGHT DELIVERY:
  P.O. Box 84                             1 State Street
  Bowling Green Station                   New York, New York 10004
  New York, New York 10274-0084           Attn.: Reorganization Department
  Attn.: Reorganization Department        Securities Processing Window SC-1

                               (For Eligible Institutions only):


                             The Dealer Manager for the Offer is:


                                     GLEACHER NATWEST INC.
                                      660 Madison Avenue
                                   New York, New York 10021
                                 (212) 418-4200 (call collect)



                                         -1-

                                                             EXHIBIT 99.2

                                 NOTICE OF GUARANTEED DELIVERY

                   OFFER TO EXCHANGE EACH OUTSTANDING SHARE OF COMMON STOCK

                                              OF

                                    READ-RITE CORPORATION
                                             FOR
                               0.679 OF A SHARE OF COMMON STOCK
                                              OF
                                 APPLIED MAGNETICS CORPORATION
                           (NOT TO BE USED FOR SIGNATURE GUARANTEE)

       As set forth in "The Offer--Procedure for Tendering" in the Prospectus, dated ________ , 1997 (the "Prospectus"), this form or one substantially equivalent hereto must be used to accept the Offer (as defined below) if certificates for shares of common stock, par value $.0001 per share (the "Shares"), of Read-Rite Corporation, a Delaware corporation ("Read-Rite"), if the certificates and all other required documents cannot be delivered to the Exchange Agent prior to the Expiration Date (as defined in the Prospectus), or if the procedure for book-entry transfer cannot be completed on a timely basis. Such form may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Exchange Agent, and must include a guarantee by an Eligible Institution (as defined in the Prospectus). See "The Offer--Procedure for Tendering" in the Prospectus.

                             The Exchange Agent for the Offer is:


                               IBJ Schroder Bank & Trust Company
                                          FACSIMILE:
                                        (212) 858-2611

                                     CONFIRM BY TELEPHONE:
                                        (212) 858-2103

  BY MAIL:                                BY HAND OR OVERNIGHT DELIVERY:
  P.O. Box 84                             1 State Street
  Bowling Green Station                   New York, New York 10004
  New York, New York 10274-0084           Attn.: Reorganization Department
  Attn.: Reorganization Department        Securities Processing Window SC-1

                               (For Eligible Institutions only):

       DELIVERY OF THIS NOTICE OF GUARANTEED DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE, OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE TRANSMISSION OTHER THAN AS SET FORTH ABOVE, WILL NOT CONSTITUTE A VALID DELIVERY.

       THIS FORM IS NOT TO BE USED TO GUARANTEE SIGNATURES. IF A SIGNATURE ON A LETTER OF TRANSMITTAL IS REQUIRED TO BE GUARANTEED BY AN ELIGIBLE INSTITUTION UNDER THE INSTRUCTIONS THERETO, SUCH GUARANTEE SIGNATURE MUST APPEAR IN THE APPLICABLE SPACE PROVIDED IN THE SIGNATURE BOX ON THE LETTER OF TRANSMITTAL.



                                         -2-

  Ladies and Gentlemen:

       The undersigned hereby tenders to Applied Magnetics Corporation, a Delaware corporation, upon the terms and subject to the conditions set forth in the Prospectus, dated ________, 1997, and in the related Letter of Transmittal (which together constitute the "Offer"), receipt of which is hereby acknowledged, the number of Shares shown in the Box below pursuant to the guaranteed delivery procedures set forth under "The Offer--Procedure for Tendering" in the Prospectus.

  Number of Shares _________________

  Certificate Nos.
  (if available):_____________________

  (CHECK ONE BOX IF SHARES WILL BE TENDERED BY BOOK-ENTRY TRANSFER) o The ______________ Trust Company o __________________ Trust Company o
  __________________ Trust Company

  Account Number  ___________________

  Dated:_____________________________
  Name(s) of Record Holder(s):_________
                                         Please Print
  Address(es):________________________
  ------------------------------------
                                                    Zip Code
  Daytime Area Code and Tel. No.:
  -----------------------------------
  Signature(s):_______________________
  ------------------------------------
                            THE GUARANTEE BELOW MUST BE COMPLETED.
                                           GUARANTEE
                           (NOT TO BE USED FOR SIGNATURE GUARANTEE)

       The undersigned, a financial institution which is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program, guarantees (i) that the above named person(s) has (have) a "net long position" in the Shares tendered hereby within the meaning of Rule 14e-4 under the Securities Exchange Act of 1934, as amended, and (ii) to deliver to the Exchange Agent, at one of its addresses set forth above, certificates representing the Shares tendered hereby, in proper form for transfer, or confirmation of book-entry transfer of such Shares into the Exchange Agent's accounts at _______________ Depository Trust Company or the _______________ Depository Trust Company, in each case with delivery of a properly completed and duly executed Letter of Transmittal (or a facsimile copy thereof), or an Agent's Message (as defined in the Prospectus) in the case of book-entry transfer, and any other documents required by the Letter of Transmittal, within three (3) New York Stock Exchange, Inc. trading days of the date hereof.
                                         -3-

  Name of Firm: _____________________    Name:______________________________
  Address:____________________________                Please Print
  -----------------------------------
                              Zip Code   Title:____________________________
  Area Code and Tel No.:______________
  -----------------------------------    Dated:____________________________
                                     Authorized Signature



  NOTE: DO NOT SEND CERTIFICATES FOR SHARES WITH THIS NOTICE. SHARE CERTIFICATES SHOULD BE SENT WITH YOUR LETTER OF TRANSMITTAL.




                                         -4-

                                                               EXHIBIT 99.3


                                     GLEACHER NATWEST INC.
                                      660 Madison Avenue
                                   New York, New York 10021
                                 (212) 418-4200 (call collect)



                   OFFER TO EXCHANGE EACH SHARE OF OUTSTANDING COMMON STOCK
                                              OF
                                     READ-RITE CORPORATION
                             FOR 0.679 OF A SHARE OF COMMON STOCK
                               OF APPLIED MAGNETICS CORPORATION


       THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON ___________, 1997, UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION DATE"). SHARES WHICH ARE TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

       To Brokers, Dealers, Commercial Bank Trust Companies and Other Applied Magnetics Nominees: We have been appointed by Applied Magnetics Corporation, a Delaware corporation ("Applied Magnetics"), to act as Dealer Manager in connection with Applied Magnetics' offer to exchange 0.679 of a share of common stock, par value $.10 per share, of Applied Magnetics (the "Applied Magnetics Common Stock") for each outstanding common stock, par value $.0001 per share (each, a "Share" and collectively, the "Shares"), of Read-Rite Corporation, a Delaware Corporation ("Read-Rite"), upon the terms and subject to the conditions set forth in the Prospectus, dated _______________, 1997 (the "Prospectus"), and in the related Letter of Transmittal (which together constitute the "Offer"), enclosed herewith.

       THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE MINIMUM TENDER CONDITION, THE APPLIED MAGNETICS STOCKHOLDER CONSENT CONDITION, THE READ-RITE STOCKHOLDER CONSENT CONDITION, THE DGCL CONDITION AND THE REGULATORY APPROVAL CONDITION (IN EACH CASE AS DEFINED IN THE PROSPECTUS). SEE "THE OFFER-CONDITION OF THE OFFER--MINIMUM TENDER CONDITION," "--APPLIED MAGNETICS STOCKHOLDER CONSENT CONDITION" "--READ-RITE STOCKHOLDER CONSENT CONDITION." "-DGCL CONDITION," "--REGULATORY APPROVAL CONDITION," AND "--CERTAIN OTHER CONDITIONS OF THE OFFER" IN THE PROSPECTUS.

            AS PART OF EACH EXCHANGE OF SHARES FOR APPLIED MAGNETICS COMMON STOCK MADE PURSUANT TO THE OFFER AND THE MERGER, AND SUBJECT TO THE SATISFACTION OF ALL THE CONDITIONS TO THE OFFER, APPLIED MAGNETICS AGREES, AND SHALL COVENANT SEVERALLY WITH AND FOR THE BENEFIT OF EACH AND EVERY HOLDER OF SHARES SO EXCHANGED, TO CAUSE THE MERGER TO OCCUR IN THE MANNER DESCRIBED IN THE PRELIMINARY PROSPECTUS.

  For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominees, or who hold Shares registered in their own names, we are enclosing the following documents:

       1.   Prospectus, dated _______________;

       2. Letter of Transmittal (together with accompanying Substitute Form W-9) to be used by holders of Shares in accepting the Offer and tendering
  Shares;

                                         -1-

       3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available, if time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date (as defined in the Prospectus) or if the procedure for book-entry transfer cannot be completed on a timely basis;

       4. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominees, with space provided for obtaining such clients' instructions with regard to the Offer;

       5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

       6. A return envelope addressed to the Exchange Agent. Applied Magnetics will not pay any fees or commissions to any broker or dealer or any other person (other than the fees of the Dealer Manager and the Information Agent as described in the Prospectus) in connection with the solicitation of tenders of Shares [and Rights] pursuant to the Offer. Applied Magnetics will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients. Applied Magnetics will pay or cause to be paid any stock transfer taxes with respect to the transfer and sale of Shares to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

       YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON _________, 1997, UNLESS THE OFFER IS EXTENDED.

       In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, should be sent to the Exchange Agent, and certificates evidencing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

       If holders of Shares wish to tender Shares, but it is impracticable for them to forward their certificates or other required documents prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified under "The Offer--Procedure for Tendering" in the Prospectus.

       Any inquiries you may have with respect to the Offer should be addressed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth on the back cover page of the Prospectus.

       Additional copies of the enclosed materials may be obtained from the undersigned or by calling the Information Agent, MacKenzie Partners, Inc., at
  (800) 322-2885 (toll free), or from brokers, dealers, commercial banks or trust companies.

                              Very truly yours,


                              Gleacher NatWest Inc.

       NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF APPLIED MAGNETICS, THE DEALER MANAGER,



                                         -2-

  THE EXCHANGE AGENT OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.




                                         -3-

                                                         EXHIBIT 99.4


                   OFFER TO EXCHANGE EACH OUTSTANDING SHARE OF COMMON STOCK

                                              OF

                                     READ-RITE CORPORATION

                                              FOR

                               0.679 OF A SHARE OF COMMON STOCK

                                              OF

                                 APPLIED MAGNETICS CORPORATION


       THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON ________, 1997 UNLESS THE OFFER IS EXTENDED (THE "EXPIRATION DATE"). SHARES WHICH ARE TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

  To Our Clients:

       Enclosed for your consideration are the Prospectus dated ________, 1997 (the "Prospectus") and the related Letter of Transmittal (which together constitute the "Offer") in connection with the offer by Applied Magnetics Corporation, a Delaware corporation ("Applied Magnetics"), to exchange 0.679 of a shares of common stock, par value $.10 per share, of Applied Magnetics (the "Applied Magnetics Common Stock") for each outstanding share of common stock, par value $.0001 per share (each, a "Share" and collectively, the "Shares"), of Read-Rite Corporation, a Delaware corporation, ("Read-Rite"), upon the terms and subject to the conditions set forth in the Offer.

       Stockholders whose certificates evidencing Shares ("Share Certificates") are not immediately available or who cannot deliver their Share Certificates and all other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date or who cannot complete the procedure for delivery by book-entry transfer to the Exchange Agent's account at a BookEntry Transfer Facility (as defined in "The Offer--Exchange of Shares; Delivery of Applied Magnetics Common Stock" in the Prospectus) on a timely basis and who wish to tender their Shares must do so pursuant to the guaranteed delivery procedure described in "The Offer-- Procedure for Tendering" in the Prospectus. See Instruction 2 of the Letter of Transmittal. Delivery of documents to a Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Exchange Agent.

       THIS MATERIAL IS BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF SHARES HELD BY US FOR YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. WE ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.


                                         -1-

       Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

       Please note the following:

       1. Applied Magnetics is offering to acquire each outstanding Share in exchange for 0.679 of a share of Applied Magnetics Common Stock.

       2.   The Offer is being made for all of the outstanding Shares.

       3. The Offer and withdrawal rights will expire at 5:00 p.m., Eastern standard time, on ______, 1997, unless the Offer is extended.

       4. The Offer is conditioned upon, among other things, the Minimum Tender Condition, the Applied Magnetics Stockholder Consent Condition, the DGCL Condition and the Regulatory Approval Condition (in each case as defined in the Prospectus). See "The Offer--Condition of the Offer--Minimum Tender Condition," "--Applied Magnetics Stockholder Consent Condition," "--DGCL Condition," "--Regulatory Approval Condition," and "--Certain Other Conditions of the Offer" in the Prospectus.

       5. Tendering Stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer of Shares pursuant to the Offer.

       The Offer is made solely by the Prospectus, dated ____, 1997, and the related Letter of Transmittal and any amendments thereto and is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Applied Magnetics may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Applied Magnetics by Gleacher NatWest Inc. as Dealer Manager, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

       If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise indicated in such instruction form. PLEASE FORWARD YOUR INSTRUCTIONS TO US AS SOON AS POSSIBLE TO ALLOW US AMPLE TIME TO TENDER SHARES ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.


                                         -2-

                                                         EXHIBIT 99.5

                     GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                                  NUMBER ON SUBSTITUTE FORM W-9

  GUIDELINES FOR DETERMINING THE PROPER IDENTIFICATION NUMBER TO GIVE THE PAYER. Social Security numbers have nine digits separated by two hyphens: I.E., 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: I.E., 00-0000000. The table below will help determine the number to give the payer.

  -----------------------------------------
                     Give the
  For this type of account SOCIAL SECURITY
                     number of-
  -----------------------------------------

  1.An individual's account    The individual

  2.Two or more individuals    The actual owner of the
    (joint account)            account or, if combined
                               funds, any one of the
                               individuals(1)

  3.Husband and wife (joint)   The actual owner of the
    account)                   account or, if joint funds,
                               either person(1)

  4.Custodian account ofa      The minor(2)
    minor (Uniform Gift to
    Minors Act)

  5.Adult and minor (joint     The adult, or if the
    account)                   minor is the only
                               contributor, the minor(1)

  6.Account in the name of     The ward, minor, or
    guardian or committee      incompetent person(3)
    a designated ward, minor,
    or incompetent person

  7.A.The usual revocable      The grantor-trustee(1)
      savings trust account
      (grantor is also trustee)

    B.So-called trust account      The actual owner(4)
      that is not a legal or
      valid trust under State
      law


  ------------------------------------------------

                          Give the EMPLOYER
  For this type of account IDENTIFICATION
                           number of-
  -----------------------------------------

  8.    Sole proprietorship accoThe owner(4)

  9.    A valid trust, estate or The legal entity (Do
        pension trust            not furnish the identifying
                                 number of the personal
                                 representative or trustee
                                 unless the legal entity
                                 itself is not designated in
                                 the account title.)(5)

  10.   Corporate account       The corporation

  11. Religious, charitable, or The organization educational organization account

  12.   Partnership account held in     The partnership
        the name of the business

  13.   Association, club, or other     The organization
   tax-exempt organization

  14.   A broker or registered  The broker or
        nominee               nominee

  15.   Account with the        The public entity
   Department of Agriculture
   in the name of a public
   entity (such as a state or
   local government, school
   district, or prison) that
   receives agricultural
   program payments
  ------------------------------------------------
  (1)List the first and circle the name of the person whose number you furnish.
  (2)Circle the minor's name and furnish the minor's social security number.
  (3)Circle the ward's, minor's or incompetent person's name and furnish such person's social security number.
  (4)Show the name of the owner.
  (5)List first and circle the name of the legal trust, estate or pension trust.

  NOTE: IF NO NAME IS CIRCLED WHEN THERE IS MORE THAN ONE NAME, THE NUMBER WILL BE CONSIDERED TO BE THAT OF THE FIRST NAME LISTED.

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
                     GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                                  NUMBER OF SUBSTITUTE FORM W-9

                                             PAGE 2

  OBTAINING A NUMBER If you don't have a taxpayer identification number of you don't know your number, obtain Form SS-5, Application for a Social Security Number Card (for individuals), or Form SS-4, Application for Employer Identification Number (for businesses and all other entities), at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number.

  PAYEES EXEMPT FROM BACKUP WITHHOLDING Payees specifically exempted from backup withholding on ALL payments include the following:

     o   A corporation
     o   A financial institution.
     o   An organization exempt from
        tax under section 501(a), or
        an individual retirement
        plan.
     o   The United States or any
        agency or instrumentality
        thereof.
     o A state, the District of Columbia, a possession of the United States, or any subdivision or instrumentality thereof.
     o A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.
     o   An international organization
        or any agency or
        instrumentality thereof.
     o   A registered dealer in
        securities or commodities
        registered in the U.S. or a
        possession of the U.S.
     o   A real estate investment
        trust.
     o  A common trust fund operated by a bank under section 584(a).
     o  An exempt charitable remainder trust, or a non-exempt trust described in section 4947(a)(1).
     o An entity registered at all times under the Investment Company Act of 1940.
     o   A foreign central bank of
        issue.

  Payments of dividends and patronage dividends not generally subject to backup withholding include the following;

     o   Payments to nonresident
        aliens subject to withholding
        under section 1441.
     o   Payments to partnerships not
        engaged in a trade or
        business in the U.S. and
        which have at least one
        nonresident partner.

     o   Payments of patronage
        dividends where the amount
        received is not paid in
        money.
     o   Payments made by certain
        foreign organizations.

  Payments of interest not generally subject to backup withholding include the following:

    o   Payments of interest on
        obligations issued by
        individuals.  Note: You may
        be subject to backup
        withholding if this interest
        is $600 or more and is paid
        in the course of the payer's
        trade or business and you
        have not provided your
        correct taxpayer
        identification number to the
        payer.
    o Payments of tax-exempt interest (including exemptinterest dividends under section 852).

     o   Payments described in section
        6049(b)(5) to nonresident
        aliens.
     o   Payments on tax-free covenant
        bonds under section 1451.
     o   Payments made by certain
        foreign organizations.
     o   Payments made to a nominee.

  EXEMPT PAYEES DESCRIBED ABOVE MUST STILL COMPLETE THE SUBSTITUTE FORM W-9 TO AVOID POSSIBLE ERRONEOUS BACKUP WITHHOLDING. FILE SUBSTITUTE FORM W-9 WITH THE PAYER, FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE "EXEMPT" ON THE FACE OF THE FORM, AND RETURN IT TO THE PAYER. IF THE PAYMENTS ARE INTEREST, DIVIDENDS, OR PATRONAGE DIVIDENDS, ALSO SIGN AND DATE THE FORM. Certain payments other than interest, dividends, and patronage dividends, that are not subject to information reporting are also not subject to backup withholding. For details, see the regulations under sections 6041, 6041A(a), 6045, and 6050A.

  PRIVACY ACT NOTICE. Section 6109 requires most recipients of dividends, interest, or other payments to give taxpayer identification numbers to payers who must report the payments to the IRS. The IRS uses the numbers for identification purposes. Payers must be given the numbers whether or not recipients are required to file tax returns. Payers must generally withhold 31% of taxable interest, dividends, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

  PENALTIES
  (1) PENALTY FOR FAILURE TO FURNISH TAXPAYER IDENTIFICATION NUMBER. If you fail to furnish your correct taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect. (2) CIVIL PENALTY FOR FALSE INFORMATION WITH RESPECT TO WITHHOLDING. If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500. (3) CRIMINAL PENALTY FOR FALSIFYING INFORMATION. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment. (4) FAILURE TO REPORT CERTAIN DIVIDEND AND INTEREST PAYMENTS. If you fail to include any portion of an includible payment for interest, dividends or patronage dividends in gross income and such failure is due to negligence, a penalty of 20% is imposed on any portion of an underpayment attributable to that failure.

  FOR ADDITIONAL INFORMATION CONTACT
  YOUR TAX CONSULTANT OR THE INTERNAL
  REVENUE SERVICE.



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

                                                           EXHIBIT 99.6

  This announcement is neither an offer to exchange nor a solicitation of an offer to exchange Shares. The Offer is made solely by the Prospectus, dated _______, 1997, and the related Letter of Transmittal, and is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Applied Magnetics Corporation by Gleacher NatWest Inc., or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                                 NOTICE OF OFFER TO EXCHANGE
                            EACH OUTSTANDING SHARE OF COMMON STOCK

                                              OF

                                     READ-RITE CORPORATION

                                              FOR

                               0.679 OF A SHARE OF COMMON STOCK

                                              OF

                                 APPLIED MAGNETICS CORPORATION

   Applied Magnetics Corporation hereby offers upon the terms and subject to the conditions set forth in the Prospectus dated ______, 1997 (the "Prospectus"), and in the related Letter of Transmittal (collectively, the "Offer"), to exchange 0.679 of a share of common stock, par value $.10 per share, of Applied Magnetics ("Applied Magnetics Common Stock"), subject to adjustment as described below, for each outstanding share of common stock, par value $.0001 per share (each a "Share" and collectively, the "Shares"), of Read-Rite, a Delaware corporation ("Read-Rite"), validly tendered on or prior to the Expiration Date and not properly withdrawn. Each Share validly tendered on or prior to the Expiration Date and not properly withdrawn will be entitled to receive 0.679 of a share of Applied Magnetics Common Stock (the "Offer Consideration"). Pursuant to the Offer, each Share will be exchanged for 0.679 of a share of Applied Magnetics Common Stock. Applied Magnetics Common Stock is listed for trading under the symbol "APM" on the NYSE. On February 21, 1997, the closing price of the Applied Magnetics Common Stock on the NYSE was $55 1/4. The value of the Offer will change as the market price of Applied Magnetics Common Stock changes.

   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN STANDARD TIME, ON ________, 1997, UNLESS THE OFFER IS EXTENDED.

   The purpose of the Offer is to enable Applied Magnetics to obtain control of Read-Rite. Applied Magnetics presently intends, following consummation of the Offer, to propose and seek to have Read-Rite effect the Merger. In the Merger, each outstanding Share (other than Shares owned by Applied Magnetics or any of its affiliates, Shares held in the treasury of Read-Rite (if Read-Rite is so authorized) or by any subsidiary of Read-Rite and Shares owned by Read-Rite Stockholders who perfect dissenters' rights under Delaware law, to the extent available) would be canceled in exchange for the right to receive the Merger Consideration. Assuming the Minimum Tender Condition is satisfied and Applied



                                         -1-
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



  Magnetics consummates the Offer, Applied Magnetics believes it would have sufficient voting power to effect the Merger without the vote of any other stockholder of Read-Rite.

   Applied Magnetics' obligation to exchange the Offer Consideration for Shares pursuant to the Offer is conditioned upon, among other things, the satisfaction or, where applicable, waiver of the following conditions: (I) there being validly tendered and not withdrawn prior to the Expiration Date a number of Shares which, together with shares owned by Applied Magnetics and its affiliates, will constitute at least a majority of the total number of outstanding shares on a fully diluted basis (as though all options or other securities convertible into or exercisable or exchangeable for Shares had been so converted, exercised or exchanged) as of the date the Shares are accepted for exchange by Applied Magnetics pursuant to the Offer, (II) approval of the issuance of shares of Applied Magnetics Common Stock in connection with the Offer and the merger and approval of an amendment to the Certificate of Incorporation of Applied Magnetics, as amended (the "Applied Magnetics Certificate") to increase the number of shares of Applied Magnetics Common Stock authorized for issuance, by the holders of a majority of the Shares of Applied Magnetics Common Stock outstanding [on the applicable record date]
  (III) the approval, by written consent solicited by Applied Magnetics, of a majority of the outstanding Shares of the following actions: (A) the removal, pursuant to Section 141 of the Delaware General Corporation Law (the "DGCL") and Read-Rite's Bylaws, of all of the present members of the Board of Directors of Read-Rite (the "Read-Rite Board") and any person or persons elected or designated by any of such directors to fill any vacancy or newly created directorship, (B) the amendment of Read-Rite's Bylaws to fix the number of directors at two, (C) the election of ____________ and _____________ (the "Applied Magnetics Nominees") as the directors of Read-Rite (or, if either Applied Magnetics Nominee is unable to serve as a director of Read-Rite due to death, disability or otherwise, any other person designated as a Applied Magnetics Nominee), and (D) the repeal of each provision of the Read-Rite Bylaws and each amendment thereto adopted subsequent to February 21, 1997 and prior to the effectiveness of the foregoing actions (A) through (C) of this Condition III,(IV) the approval of the acquisition of Shares pursuant to the Offer by the Read-Rite Board pursuant to Section 203 of the DGCL or Applied Magnetics being otherwise satisfied in its sole discretion that the provisions of Section 203 of the DGCL restricting certain combinations are invalid or not applicable to the acquisition of Shares pursuant to the Offer and the Merger, and (V) all regulatory approvals required to consummate the Offer having been obtained and remaining in full force and effect, all statutory waiting periods in respect thereof having expired and no such approval containing any conditions or restrictions which the Applied Magnetics Board of Directors (the "Applied Magnetics Board") determines will or could be expected to materially impair the strategic and financial benefits expected to result from the Offer.

   The term "Expiration Date" means 5:00 P.M., Eastern Standard time, on _________, 1997, unless and until Applied Magnetics, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Applied Magnetics, will expire.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Applied Magnetics will accept for exchange, and will exchange, Shares validly tendered and not properly withdrawn as promptly as practicable following the Expiration Date. In addition, subject to applicable rules of the Commission, Applied Magnetics expressly reserves the right to delay acceptance



                                         -2-
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



  of or the exchange of Shares in order to comply with any applicable law. In all cases, the exchange of Shares tendered and accepted for exchange pursuant to the Offer will be made only after receipt by ___________ (the "Exchange Agent") of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Exchange Agent's account at ________ Depository Trust Company or the ____________ Depository Trust Company (collectively, the "BookEntry Transfer Facilities")), a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer) an Agent's Message (as defined in the Prospectus) and any other documents required by the Letter of Transmittal.

   For purposes of the Offer, Applied Magnetics will be deemed to have accepted for exchange Shares validly tendered and not withdrawn, as if and when Applied Magnetics gives oral or written notice to the Exchange Agent of its acceptance of the tenders of such Shares pursuant to the Offer. Delivery of Applied Magnetics Common Stock in exchange for Shares pursuant to the Offer and cash in lieu of fractional shares of Applied Magnetics Common Stock will be made by the Exchange Agent as soon as practicable after receipt of such notice. The Exchange Agent will act as agent for tendering Read-Rite Stockholders for the purpose of receiving Applied Magnetics Common Stock and cash to be paid in lieu of fractional shares of Applied Magnetics Common Stock from Applied Magnetics and transmitting such Applied Magnetics Common Stock and cash to tendering Read-Rite Stockholders. Under no circumstances will interest with respect to fractional shares be paid by Applied Magnetics by reason of any delay in making such exchange.

   Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth in the Prospectus at any time prior to the Expiration Date and, unless theretofore accepted for exchange and exchanged by Applied Magnetics for the Offer Consideration pursuant to the Offer, may also be withdrawn at any time after ______, 1997.

   For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth on the back cover of the Prospectus, and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (an "Eligible Institution") unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in the Prospectus, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. If certificates have been delivered or otherwise identified to the Exchange Agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Exchange Agent as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Applied Magnetics, in its sole discretion, which determination shall be final and binding. Neither Applied Magnetics, the Exchange Agent, the Information Agent, the Dealer Manager nor any other person will be under any duty to give


                                         -3-
  notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be rendered by following one of the procedures described under the caption "The Offer--Procedure for Tendering" in the Prospectus at any time prior to the Expiration Date.

   Subject to the applicable rules and regulations of the Commission, Applied Magnetics reserves the right, in its sole discretion, at any time or from time to time, (i) to delay acceptance for, or, regardless of whether such Shares were theretofore accepted for exchange, exchange of, any Shares pursuant to the Offer or to terminate the Offer and not accept for exchange or exchange any Shares not theretofore accepted for exchange, or exchanged, upon the failure of any of the conditions of the Offer to be satisfied and (ii) to waive any condition (other than the Applied Magnetics Stockholder Consent Condition, the Regulatory Consent Condition and the condition relating to the effectiveness of the Registration Statement (each as defined in the Prospectus)) or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination or amendment to the Exchange Agent and by making a public announcement thereof.

   The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is incorporated herein by reference.

   Requests have been made to Read-Rite pursuant to Rule 14d-5 under the Exchange Act and Section 66 of the Companies Act for the use of Read-Rite's Stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Prospectus, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Stockholder lists, or if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares, by Applied Magnetics following receipt of such lists or listings from Read-Rite or by Read-Rite, if Read-Rite so elects.

   The Prospectus and the Letter of Transmittal contain important information that should be read before any decision is made with respect to the Offer.

   Questions and requests for assistance may be directed to or additional copies of the Prospectus, the Letter of Transmittal, the Notice of Guaranteed Delivery or other Offer documents may be obtained from the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below or from your broker, dealer, commercial bank or trust company. Copies of the foregoing will be furnished at Applied Magnetics' expense. No fees or commissions will be payable to brokers, dealers or other persons other than the Dealer Manager and the Information Agent for soliciting tenders of Shares pursuant to the Offer. The Information Agent for the Offer is:

  MACKENZIE PARTNERS, INC.
  156 Fifth Avenue
  New York, New York 10010
  (212) 929-5500 (call collect)
              or
  Toll Free (800) 322-2885


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                                         -4-

  The Dealer Manager for the Offer are:

  GLEACHER NATWEST INC.
  660 Madison Avenue
  New York, New York 10021
  (212) 418-4200 (call collect)




                                         -5-

                               INSTRUCTIONS WITH RESPECT TO THE

                   OFFER TO EXCHANGE EACH SHARE OF OUTSTANDING COMMON STOCK

                                              OF

                                     READ-RITE CORPORATION

                             FOR 0.679 OF A SHARE OF COMMON STOCK

                                              OF

                                 APPLIED MAGNETICS CORPORATION

   The undersigned acknowledge(s) receipt of your letter and the enclosed Prospectus, dated , 1997 (the "Prospectus"), and the related Letter of Transmittal (which together constitute the "Offer") relating to the Offer by Applied Magnetics Corporation, a Delaware corporation ("Applied Magnetics"), to exchange 0.679 of a share of common stock, par value $.10 per share, of Applied Magnetics for each outstanding share of common stock, par value $.0001 per share (collectively, the "Shares"), of Read-Rite Corporation, a Delaware corporation.

   You are instructed to tender to Applied Magnetics the number of Shares, indicated below (or, if no number is indicated below, all Shares, that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.


  Number of Shares to be                              SIGN HERE
  Tendered:*
                                         ---------------------------
  __________ Shares
--------------------------------------

  Daytime Area Code
  and Tel. No.                           ___________________________
  __________________                                Signature(s)
  Taxpayer Identification
  No. or Social
  Security No.                           ___________________________
  ------------------

  Dated: __________________,             ___________________________
  199_                                   (Please print name(s) and
                                         addresses(es))

  --------
  *Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.




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